UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Columbia Pipeline Partners LP

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

5151 SAN FELIPE STREET, SUITE 2500

HOUSTON, TEXAS 77056

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear CPPL Common Unitholder:

We cordially invite you to attend a special meeting of common unitholders (the “CPPL Common Unitholders”) of Columbia Pipeline Partners LP, a Delaware limited partnership (“CPPL”), to be held on                 ,          at          (local time), at          .

On November 1, 2016, CPPL entered into a merger agreement (the “Merger Agreement”) with Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), Pony Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of CPG (“Merger Sub”), and CPP GP LLC, a Delaware limited liability company and the general partner of CPPL (“CPP GP”). The Merger Agreement provides for the acquisition by CPG of CPPL through the merger of Merger Sub with and into CPPL (the “Merger”), with CPPL being the surviving Delaware limited partnership in the Merger and continuing as a wholly owned subsidiary of CPG.

If the Merger is completed, you will be entitled to receive $17.00 in cash, without interest, less any applicable withholding taxes, for each common unit representing limited partner interests in CPPL (“CPPL Common Units”) owned by you. In addition, until the closing of the Merger, holders of the CPPL Common Units will continue to receive regular quarterly distributions of $0.1975 per unit, and at closing of the Merger, holders of the CPPL Common Units will be entitled to receive an amount in cash, without interest, equal to a pro-rated distribution for any partial period to the closing date, as provided in the Merger Agreement.

The conflicts committee (the “Conflicts Committee”) of the board of directors of CPP GP (the “CPP GP Board”), consisting of three independent directors, has (1) unanimously determined that each of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “Merger Transactions”) is fair and reasonable to and in the best interests of CPPL and the holders of the outstanding CPPL Common Units (other than CPP GP and its controlling affiliates, including CPG, and Columbia Energy Group, a Delaware corporation (“CEG”) (the “CPPL Unaffiliated Unitholders”) and is not adverse to the interests of the CPPL Unaffiliated Unitholders or the interests of CPPL, (2) approved the Merger Agreement and the Merger Transactions, (3) recommended that the CPP GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions and (4) recommended that the CPP GP Board submit the Merger Agreement to a vote of CPPL’s limited partners and recommend approval of the Merger Agreement by CPPL’s limited partners, such approval and recommendation by the Conflicts Committee constituting “Special Approval” as such term is defined in the CPPL partnership agreement.

The Merger Agreement requires approval of the CPPL Common Unitholders before the completion of the Merger Transactions. You are being asked to consider and vote on a proposal to approve the Merger Agreement and the Merger Transactions, including the Merger (the “Merger Proposal”).

Approval of the Merger Proposal requires the affirmative vote or consent of holders of (1) a majority of the outstanding CPPL Common Units, voting as a class, (2) a majority of the outstanding CPPL Common Units held by CPPL Unaffiliated Unitholders, voting as a class, and (3) a majority of the subordinated units representing limited partner interests in CPPL (“CPPL Subordinated Units”), voting as a class. Concurrently with the execution of the Merger Agreement, CEG, as the holder of all of the outstanding CPPL Subordinated Units, has executed and delivered a written consent approving the Merger Proposal, which consent satisfies the voting requirement with respect to the holders of the CPPL Subordinated Units. The CPP GP Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, determined that each of the Merger, the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the CPPL Unaffiliated Unitholders and is not adverse to the interests of the CPPL Unaffiliated Unitholders or the interests of CPPL and approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions. Accordingly, the CPP GP Board recommends that CPPL’s limited partners vote “FOR” the Merger Proposal.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by the Internet or telephone. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to submit a proxy or vote in person at the special meeting will have the same effect as a vote “against” approval of the Merger Proposal.

If your CPPL Common Units are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your CPPL Common Units without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your CPPL Common Units in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your CPPL Common Units “FOR” approval of the Merger Proposal will have the same effect as voting “against” approval of the Merger Proposal.

The accompanying proxy statement provides you with detailed information about the special meeting and the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. Please read “Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences of the merger. All information in this proxy statement concerning CPPL has been furnished by CPPL. You may also obtain additional information about CPPL from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your CPPL Common Units, please contact D.F. King & Co., Inc., our proxy solicitor, by calling toll-free at (877) 864-5058.

Thank you in advance for your cooperation and continued support.

Sincerely,

Kristine L. Delkus

Chair of CPP GP LLC, the general partner of Columbia Pipeline Partners LP

This proxy statement is dated                 , 2016, and is first being mailed to holders of CPPL Common Units on or about                 , 2016.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

5151 SAN FELIPE STREET, SUITE 2500

HOUSTON, TEXAS 77056

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To the CPPL Common Unitholders:

A special meeting (the “CPPL Special Meeting”) of common unitholders (the “CPPL Common Unitholders”) of Columbia Pipeline Partners LP (“CPPL”) will be held on                 , at          (local time), located at                 , for the following purpose:

•	To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of November 1, 2016, by and among Columbia Pipeline Group, Inc. (“CPG”), Pony Merger Sub LLC (“Merger Sub”), CPPL and CPP GP LLC (as it may be amended from time to time, the “Merger Agreement”), and the transactions contemplated thereby, including the merger (the “Merger Transactions”) (the “Merger Proposal”).

This item of business is more fully described in the proxy statement accompanying this notice.

CPPL will transact no other business at the CPPL Special Meeting except such business as may properly be brought before the CPPL Special Meeting or any adjournment or postponements thereof. At this time, CPPL knows of no other matters that will be presented for the consideration of its common unitholders at the special meeting.

The Merger Proposal will be approved if the holders, as of the record date of the CPPL Special Meeting, of (1) a majority of the outstanding common units representing limited partners interests in CPPL (“CPPL Common Units”) vote in favor of the Merger Proposal, (2) a majority of the outstanding CPPL Common Units held by CPPL Unaffiliated Unitholders (as defined below) vote in favor of the Merger Proposal and (3) a majority of the subordinated units representing limited partner interests in CPPL (“CPPL Subordinated Units”) vote in favor of the Merger Proposal. Concurrently with the execution of the Merger Agreement, Columbia Energy Group, a Delaware corporation and wholly owned subsidiary of CPG (“CEG”), as the holder of all of the CPPL Subordinated Units, has executed and delivered a written consent approving the Merger Proposal, which consent satisfies the voting requirement with respect to the holders of the outstanding CPPL Subordinated Units. Failure to vote, abstentions and broker non-votes (if any) will have the same effect as a vote against the Merger Proposal.

The conflicts committee (the “Conflicts Committee”) of the board of directors of CPP GP (the “CPP GP Board”), consisting of three independent directors, has (1) unanimously determined that each of the Merger, the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the holders of the outstanding CPPL Common Units (other than CPP GP and its controlling affiliates, including CPG and CEG) (the “CPPL Unaffiliated Unitholders”) and is not adverse to the interests of the CPPL Unaffiliated Unitholders or the interests of CPPL, (2) approved the Merger Agreement and the Merger Transactions, (3) recommended that the CPP GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions and (4) recommended that the CPP GP Board submit the Merger Agreement to a vote of CPPL’s limited partners and recommend approval of the Merger Agreement by CPPL’s limited partners, such approval and recommendation by the Conflicts Committee constituting “Special Approval” as such term is defined in the CPPL partnership agreement. The CPP GP Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, determined that each of the Merger, the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the CPPL Unaffiliated Unitholders and is not adverse to the interests of the CPPL Unaffiliated Unitholders or the interests of CPPL and approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions. Accordingly, the CPP GP Board recommends that CPPL’s limited partners vote in favor of the Merger Proposal.

Only CPPL Common Unitholders of record as of the close of business on                 , the record date of the CPPL Special Meeting, are entitled to notice of and to vote at the CPPL Special Meeting. A list of CPPL Common Unitholders entitled to vote at the CPPL Special Meeting will be available for inspection to the CPPL Common Unitholders of record at CPPL’s offices in Houston, Texas, for any purpose relevant to the CPPL Special Meeting during normal business hours for a period of ten days before the CPPL Special Meeting and at the CPPL Special Meeting or any adjournment or postponements thereof.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE CAUSE YOUR UNITS TO BE VOTED IN ONE OF THE FOLLOWING WAYS:

•	If you hold your CPPL Common Units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee for voting your CPPL Common Units.

•	If you hold your CPPL Common Units in your own name, you may submit a proxy for your CPPL Common Units by:

•	using the toll-free telephone number shown on the proxy card;

•	using the internet website shown on the proxy card; or

•	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope, which requires no postage if mailed in the United States.

The enclosed proxy statement provides a detailed description of the Merger Transactions and the Merger Agreement. CPPL urges you to read this proxy statement, including any documents incorporated by reference and the Annexes, carefully and in its entirety. If you have any questions concerning the Merger or this proxy statement, would like additional copies of this proxy statement, or have questions about how to vote your CPPL Common Units, please contact CPPL’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Please call toll-free: (877) 864-5058

Banks and Brokers, please call: (212) 269-5550

By order of CPP GP LLC, as the general partner of Columbia Pipeline Partners LP,

Stanley G. Chapman III

President of CPP GP, LLC, the general partner of Columbia

Pipeline Partners LP

Houston, Texas

                    , 2016

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SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, CPPL encourages you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Parties to the Merger

Columbia Pipeline Partners LP

Columbia Pipeline Partners LP (“CPPL”) is a fee-based, growth-oriented Delaware limited partnership formed to own, operate and develop a portfolio of pipelines, storage and related midstream assets.

The common units representing limited partner interests in CPPL (“CPPL Common Units”) are listed on the New York Stock Exchange (the “NYSE”) under the symbol “CPPL.”

The principal executive offices of CPPL are located at 5151 San Felipe St., Suite 2500, Houston, Texas 77056, and its telephone number at that address is (713) 386-3701.

CPP GP LLC

CPP GP LLC, a Delaware limited liability company (“CPP GP”), is the general partner of CPPL and is solely responsible for conducting its business and managing its operations.

The principal executive offices of CPP GP are located at 5151 San Felipe St., Suite 2500, Houston, Texas 77056, and its telephone number at that address is (713) 386-3701.

Columbia Pipeline Group, Inc.

Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), owns and operates, through its subsidiaries, more than 15,000 miles of strategically located interstate pipelines extending from New York to the Gulf of Mexico and one of the largest underground natural gas storage systems in North America, as well as related gathering and processing assets.

The principal executive offices of CPG are located at 5151 San Felipe St., Suite 2500, Houston, Texas 77056, and its telephone number at that address is (713) 386-3701.

Pony Merger Sub LLC

Pony Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of CPG (“Merger Sub”), was formed by CPG on October 24, 2016, solely for the purposes of effecting the Merger (as defined below). Merger Sub has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement (as defined below). Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

The principal executive offices of Merger Sub are located at 5151 San Felipe St., Suite 2500, Houston, Texas 77056, and its telephone number at that address is (713) 386-3701.

Relationship of the Parties to the Merger

CPG is a wholly owned subsidiary of TransCanada PipeLine USA Ltd. (“TransCanada USA”), a Nevada corporation and wholly owned subsidiary of TransCanada PipeLines Limited (“TPL”), a Canadian corporation and wholly owned subsidiary of TransCanada Corporation, a Canadian corporation (“TransCanada”). CPG owns all of the issued and outstanding shares of common stock in Columbia Energy Group (“CEG”), which owns all of the membership interests in CPP GP, all of CPPL’s incentive distribution rights and all of the CPPL subordinated units, which represent approximately 46.5% of the limited partner interests in CPPL (the “CPPL Subordinated Units”). CEG has the right to appoint and remove all of the members of the board of directors of CPP GP (the “CPP GP Board”). Thus, through its ownership in CEG, CPG has a controlling interest in CPP GP, which manages the operations and activities of CPPL. CPP GP’s executive officers, including Stanley G. Chapman, III, President and Director, Shawn L. Patterson, Vice President, Operations and Chief Operations Officer, and Nathaniel A. Brown, Controller and Chief Financial Officer, are not directly employed by CPPL and are, instead, employed by TransCanada and its affiliates.

For more information regarding these relationships and the related party transactions between CPG and CPPL, see “Special Factors—Interests of Certain Persons in the Merger.”

The Merger

Pursuant to the Agreement and Plan of Merger dated as of November 1, 2016, by and among CPG, Merger Sub, CPPL and CPP GP, as it may be amended from time to time (the “Merger Agreement”), according to which the parties have agreed to consummate the transactions contemplated by the Merger Agreement, including the Merger (the “Merger Transactions”), Merger Sub will merge with and into CPPL, with CPPL surviving the Merger as a wholly owned subsidiary of CPG and continuing to exist as a Delaware limited partnership (the “Merger”). The Merger will become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by CPG and CPPL and set forth in the certificate of merger (the “Effective Time”). Through the Merger, CPG will acquire all of the outstanding CPPL Common Units.

The Merger Agreement is attached to this proxy statement as Annex A and is incorporated herein by reference. CPPL encourages you to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. For more information regarding the terms of the Merger Agreement, see “The Merger Agreement.”

The Merger Consideration

Each CPPL Common Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (1) $17.00 in cash, without interest, plus (2) an additional amount of cash without any interest thereon equal to the product of (x) the number of days from and including the first day of the quarter in which the closing of the Merger occurs through and including the closing date of the Merger multiplied by (y) $0.00217 (a daily distribution rate equal to the quotient of $0.1975 divided by 91), plus (3) an additional amount of cash equal to $0.1975 without any interest thereon if the record date for CPPL’s quarterly cash distribution with respect to the quarter immediately preceding the quarter in which the closing of the Merger occurs has not occurred prior to the Effective Time ((1), (2) and (3) collectively, the “Merger Consideration”). As of the Effective Time, each holder of CPPL Common Units (a “CPPL Common Unitholder”) immediately prior to the Effective Time will cease to have rights with respect to those units except the right to receive the Merger Consideration. The Merger Consideration will be subject to adjustment pursuant to the terms of the Merger Agreement to reflect the effect of any unit dividend, subdivision, reclassification, recapitalization, split or similar transaction and to provide the CPPL Common Unitholders the same economic effect as contemplated by the Merger Agreement prior to any such event.

All of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted automatically into one CPPL Common Unit. The general partner interest in CPPL owned by CPP GP immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding. The incentive distribution rights in CPPL and the CPPL Subordinated Units issued and outstanding as of immediately prior to the Effective Time, both of which are currently owned by CEG, will be unchanged and remain issued and outstanding in the surviving entity and no consideration will be delivered in respect of those rights or units. Any partnership interests in CPPL (other than the general partner interests, the incentive distribution rights and the CPPL Subordinated Units) that are owned immediately prior to the Effective Time by CPPL or any subsidiary of CPPL or by CPG or any affiliate of CPG (other than CPPL, CPP GP and their subsidiaries) will be automatically cancelled and cease to exist. No consideration will be delivered for such cancelled partnership interests.

To the extent applicable, holders of CPPL Common Units immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such CPPL Common Units with a record date occurring prior to the Effective Time that may have been declared by CPP GP or made by CPPL with respect to such CPPL Common Units in accordance with the terms of the Merger Agreement and which remains unpaid as of the Effective Time. To the extent applicable, holders of CPPL Common Units prior to the Effective Time will have no rights to any distribution with respect to such CPPL Common Units with a record date occurring on or after the Effective Time that may have been declared by CPP GP or made by CPPL with respect to such CPPL Common Units prior to the Effective Time and which remains unpaid as of the Effective Time.

For more information regarding the terms of the Merger Consideration, see “The Merger Agreement—The Merger Consideration.”

Treatment of Equity Awards and Equity Plan

Pursuant to the Merger Agreement, immediately prior to the Effective Time, all awards of CPPL phantom units outstanding immediately prior to the Effective Time will receive immediate and full acceleration of vesting. Each holder of a CPPL phantom unit will receive from CPPL an amount equal to the Merger Consideration with respect to each CPPL phantom unit that becomes vested. If any CPPL phantom units have distribution equivalent rights (“DERs”) that are outstanding immediately prior to the Effective Time, those DERs will be settled in a lump sum payment by CPPL to each applicable holder in accordance with the payment terms of the applicable award agreements governing the CPPL phantom units and consistent with past practice.

Prior to the Effective Time, CPPL and CPP GP will take all actions necessary to terminate the CPPL Long-Term Incentive Plan dated January 12, 2015 (the “CPPL Long-Term Incentive Plan”). The termination will become effective at the Effective Time, and from and after the Effective Time, the CPPL Long-Term Incentive Plan will be terminated and no equity awards or other rights with respect to the CPPL phantom units or other partnership interests will be granted or be outstanding thereunder.

For more information regarding the treatment of CPPL’s equity awards and the CPPL Long-Term Incentive Plan, see “The Merger Agreement—Treatment of Equity Awards.”

Effects of the Merger

If the Merger is completed, (1) CPPL will become a wholly owned subsidiary of CPG and CPPL Common Unitholders will no longer have an equity interest in CPPL, (2) the CPPL Common Units will no longer be listed on the NYSE and (3) the registration of the CPPL Common Units under the Securities Exchange Act of 1934 (the “Exchange Act”) will be terminated.

Information about the Special Meeting and Voting

Purpose

The CPPL Common Unitholders are being asked to consider and vote on the proposal to approve the Merger Agreement and the Merger Transactions (the “Merger Proposal”) at a special meeting of CPPL Common

Unitholders (the “CPPL Special Meeting”). The persons named in the accompanying proxy card will have discretionary authority to vote on other business, if any, that properly comes before the CPPL Special Meeting, or any reconvened meeting following an adjournment of the CPPL Special Meeting, so long as the CPP GP Board is not aware of any such other business a reasonable time before the CPPL Special Meeting. The CPP GP Board is not aware of any such other business as of the date of this proxy statement.

Common Unitholders Entitled to Vote

CPPL Common Unitholders as of             , the record date for the CPPL Special Meeting, will be entitled to vote at the CPPL Special Meeting. Each CPPL Common Unitholder may cast one vote at the applicable special meeting for each CPPL Common Unit that such unitholder owned at the close of business on the record date. On the record date, there were          CPPL Common Units outstanding and entitled to be voted at the CPPL Special Meeting.

Required Unitholder Votes

Under the terms of the Merger Agreement and CPPL’s Second Amended and Restated Agreement of Limited Partnership, dated as of July 30, 2015, as amended from time to time (the “CPPL Partnership Agreement”), the Merger Proposal must be approved by the affirmative vote or consent of the holders of (1) a majority of the outstanding CPPL Common Units, voting as a class (the “CPPL Common Unitholder Approval”), (2) a majority of the outstanding CPPL Common Units, other than those held by CPG, CEG, CPP GP and their respective affiliates, voting as a class (the “CPPL Unaffiliated Unitholder Approval”), and (3) a majority of the CPPL Subordinated Units, voting as a class (the “CPPL Subordinated Unitholder Approval”), in each case as of the record date of the CPPL Special Meeting. Failure to vote, abstentions and broker non-votes (if any) will have the same effect as a vote against the Merger Proposal. Broker non-votes occur when brokers, banks and other nominees do not receive voting instructions from their customers, and the broker, bank or other nominee does not have discretionary voting authority with respect to a proposal. In addition, under Rule 402.08 of the NYSE Listed Company Manual, an entity holding units in street name may not vote without instructions from beneficial owners when the matter to be voted upon relates to, among other things, a merger or consolidation. Because there are currently no other matters that will be presented for the consideration of CPPL Common Unitholders, which a broker has discretionary authority to vote upon, CPPL does not expect that there will be any broker non-votes present at the CPPL Special Meeting.

Pursuant to the Merger Agreement, CPG has agreed to cause its wholly owned subsidiary, CEG, to vote the 46,811,398 CPPL Subordinated Units owned beneficially or of record by CEG in favor of the Merger Proposal, which units represent 100% of the outstanding CPPL Subordinated Units. CEG, as the holder of all of the CPPL Subordinated Units, has executed and delivered a written consent approving the Merger Proposal, which consent satisfies the voting requirement with respect to the holders of the CPPL Subordinated Units.

See “Information about the Special Meeting and Voting.”

Recommendations of CPP GP Board and Conflicts Committee

On November 1, 2016, the Conflicts Committee of the CPP GP Board (the “Conflicts Committee”) (1) unanimously determined that each of the Merger, the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the holders of the outstanding CPPL Common Units (other than CPP GP and its controlling affiliates, including CPG and CEG) (the “CPPL Unaffiliated Unitholders”) and is not adverse to the interests of the CPPL Unaffiliated Unitholders or the interests of CPPL, (2) approved the Merger Agreement and the Merger Transactions, (3) recommended that the CPP GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions and (4) recommended that the CPP GP Board submit the Merger Agreement to a vote of CPPL’s limited partners and recommend approval of the Merger Agreement by CPPL’s limited partners. The Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determination, approvals and recommendations.

Acting based on the recommendation of the Conflicts Committee, the CPP GP Board (1) determined that each of the Merger, the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the CPPL Unaffiliated Unitholders and is not adverse to the interests of CPPL or the interests of the CPPL Unaffiliated Unitholders, (2) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions, (3) resolved to submit the Merger Agreement to a vote of CPPL’s limited partners, and (4) recommended approval of the Merger Agreement by CPPL’s limited partners.

See “Special Factors—Recommendation of the Conflicts Committee and the CPP GP Board; Reasons for Recommending Approval of the Merger Proposal.”

Opinion of the Financial Advisor of CPPL Conflicts Committee

The Conflicts Committee retained Jefferies LLC (“Jefferies”) to act as its financial advisor in connection with the Merger. At the meeting of the Conflicts Committee on November 1, 2016, Jefferies rendered its oral opinion, subsequently confirmed in a written opinion delivered on November 1, 2016, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the base merger consideration of $17.00 per CPPL Common Unit in cash, without interest, to be received by the CPPL Unaffiliated Unitholders pursuant to the Merger Agreement was fair, from a financial point of view, to CPPL and the CPPL Unaffiliated Unitholders.

Jefferies’ opinion was directed to the Conflicts Committee and addresses only the fairness, from a financial point of view, of the base merger consideration of $17.00 per CPPL Common Unit in cash, without interest, to be received by the CPPL Unaffiliated Unitholders pursuant to the Merger Agreement as of the date of the opinion. It does not address any other aspects of the Merger Transactions and does not constitute a recommendation as to how any CPPL Common Unitholder should vote on the Merger Transactions or any matter related thereto.

The full text of Jefferies’ written opinion, dated November 1, 2016, is attached to this proxy statement as Annex B. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. CPPL encourages its unitholders to read Jefferies’ opinion carefully and in its entirety.

See “Special Factors—Opinion of the Financial Advisor of the Conflicts Committee.”

Interests of Certain Persons in the Merger

In considering the recommendations of the CPP GP Board and the Conflicts Committee with respect to the Merger, the CPPL Common Unitholders should be aware that certain of the executive officers and directors of CPP GP have interests in the transaction that differ from, or are in addition to, the interests of the CPPL Common Unitholders generally, including:

•	Certain non-employee directors of CPP GP hold phantom units that will vest immediately prior to the Effective Time of the Merger. Each holder of a CPPL phantom unit will receive from CPPL an amount equal to the Merger Consideration with respect to each CPPL phantom unit.

•	Certain directors and executive officers of CPP GP, some of whom are also directors and/or officers of CPG, own CPPL Common Units that will be cancelled at the Effective Time of the Merger and converted into the right to receive the Merger Consideration.

•	The Chairman of the Conflicts Committee will receive a special retainer of $20,000 for serving on the Conflicts Committee and the other members of the Conflicts Committee will receive a special retainer of $5,000 for serving on the Conflicts Committee. Each Member of the Conflicts Committee will also receive $1,500 per Conflicts Committee meeting attended and an hourly fee of $1,000 for time spent in connection with litigation arising out of their service on the Conflicts Committee, in addition to any other compensation they receive for service on the CPP GP Board and its committees.

•	All of the directors and executive officers of CPP GP will receive continued indemnification for their actions as directors and executive officers after the Effective Time of the Merger.

These arrangements are more fully described under “Special Factors—Interests of Certain Persons in the Merger.”

Conditions to Completion of the Merger

Before the Merger can be completed, a number of conditions must be satisfied or waived. These include:

•	the CPPL Common Unitholder Approval and the CPPL Unaffiliated Unitholder Approval;

•	the CPPL Subordinated Unitholder Approval (the CPPL Subordinated Unitholder Approval has already been obtained);

•	the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal;

•	the accuracy of CPPL’s and CPP GP’s representations and warranties, subject to materiality qualifications;

•	the accuracy of CPG’s representations and warranties, subject to materiality qualifications; and

•	performance by each of the parties of their respective obligations and compliance by each of the parties with their respective covenants, subject to materiality qualifications.

CPPL can give no assurance when or if all of the conditions to the Merger will be either satisfied or, to the extent possible, waived, or that the Merger will be consummated. For more information, see “The Merger Agreement—Conditions to Completion of the Merger.”

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after CPPL’s unitholders approve the Merger Agreement and the Merger Transactions:

•	by the mutual written consent of CPPL and CPG duly authorized by the CPPL Conflicts Committee and the board of directors of CPG;

•	by either CPPL or CPG, if:

•

the closing of the Merger does not occur on or before August 1, 2017 (the “Outside Date”), except that the right to terminate the Merger Agreement will not be available (1) to CPPL or CPG if the failure to satisfy such condition was due to the failure of, in the case of CPPL, CPPL or CPP GP, and in the case of CPG, CPG or Merger Sub to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it before the closing of the Merger or (2) to CPPL or CPG if in the case of CPG, CPPL or CPP GP, and in the case of CPPL, CPG or Merger Sub has filed (and is then pursuing) an action seeking specific performance as permitted by the Merger Agreement;

•	any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger Transactions or making the consummation of the Merger Transactions illegal, except that the right to terminate the Merger Agreement will not be available to CPPL or CPG if the restraint was due to the failure of, in the case of CPPL, CPPL or CPP GP, and in the case of CPG, CPG or Merger Sub to perform in all material respects any of its obligations under the Merger Agreement; or

•	the CPPL Special Meeting is concluded and the CPPL Common Unitholder Approval and the CPPL Unaffiliated Unitholder Approval have not been obtained;

•	by CPG, if:

•	CPPL or CPP GP withdraws, modifies or qualifies, or proposes to withdraw, modify or qualify, in a manner adverse to CPG, the recommendation of CPPL (through the CPP GP Board’s recommendation) that CPPL’s limited partners approve the Merger Agreement (the “Partnership Board Recommendation”) or fails to include the Partnership Board Recommendation in this proxy statement (the “CPPL Adverse Recommendation Change”); or

•	CPPL or CPP GP has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement if the breach or failure to perform (1) would constitute the failure of a condition to CPG’s obligation to complete the Merger and (2) is not capable of being cured, or is not cured, by CPPL or CPP GP within the earlier of (x) 30 days after receipt of CPG’s notice of such breach or failure or (y) the Outside Date; provided that CPG will not have the right to terminate the Merger Agreement if CPG or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement (a “CPPL Terminable Breach”);

•	by CPPL, if CPG has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any of CPG’s representations or warranties contained in the Merger Agreement fails to be true and such breach or failure would (1) constitute the failure of a condition of CPPL’s obligation to complete the Merger and (2) is not capable of being cured, or is not cured, by CPG within the earlier of (x) 30 days after receipt of CPPL’s notice of such breach or failure or (y) the Outside Date; provided that CPPL will not have the right to terminate the Merger Agreement if CPPL or CPP GP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement (a “CPG Terminable Breach”).

For more information regarding the termination of the Merger Agreement, see “The Merger Agreement—Termination.”

Expenses Relating to the Merger

Reimbursement of Certain Expenses

Generally, each party to the Merger Agreement is responsible for its own expenses, including the fees and expenses of its advisors, except that:

•	CPPL must pay to CPG the reasonable and documented out-of-pocket expenses actually incurred by CPG and its affiliates (other than CPPL, CPP GP and their subsidiaries) in connection with the Merger

Agreement and the Merger Transactions up to a maximum amount of $10,000,000 (the “CPG Expenses”) if (1) the Merger Agreement is validly terminated by CPPL or CPG because the CPPL Common Unitholder Approval or the CPPL Unaffiliated Unitholder Approval were not obtained at the CPPL Special Meeting, and prior to the CPPL Special Meeting, a CPPL Adverse Recommendation Change (as defined above) has occurred, (2) the Merger Agreement is validly terminated by CPG due to a CPPL Terminable Breach or (3) the Merger Agreement is validly terminated by CPG due to a CPPL Adverse Recommendation Change; and

•	CPG must pay to CPPL the reasonable and documented out-of-pocket expenses actually incurred by CPP GP, CPPL and their subsidiaries in connection with the Merger Agreement and the Merger Transactions (the “CPPL Expenses”) if the Merger Agreement is validly terminated by CPPL due to a CPG Terminable Breach.

For more information regarding the parties’ expenses related to the Merger Agreement, see “The Merger Agreement—Expenses.”

Effect of Termination; Remedies

In the event of termination of the Merger Agreement as summarized above under “—Termination of the Merger Agreement,” the Merger Agreement will terminate, except for certain provisions including the provision relating to reimbursement of expenses summarized above, and there will be no liability on the part of any of CPG, Merger Sub or CPPL and CPP GP or their respective directors, officers and affiliates to the other parties except (a) as provided in the provision relating to reimbursement of expenses summarized above or (b) for any failure to consummate the Merger and the Merger Transactions when required pursuant to the Merger Agreement. In the event of a party’s intentional and material breach of the Merger Agreement or intentional fraud, then the other applicable party or parties will be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money).

For more information regarding the effect of termination and remedies, see “The Merger Agreement—Effect of Termination; Remedies.”

Financing of the Merger

The total amount of funds necessary to consummate the Merger and the related transactions is anticipated to be approximately $ $936,945,667. CPG expects to fund the Merger through equity contributions from TransCanada USA.

See “Special Factors—Financing of the Merger.”

Material U.S. Federal Income Tax Considerations

The receipt of cash in exchange for CPPL Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”). A U.S. holder who receives cash in exchange for CPPL Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

•	the sum of (1) the amount of any cash received and (2) such U.S. holder’s share of CPPL’s nonrecourse liabilities immediately prior to the Merger; and

•	such U.S. holder’s adjusted tax basis in the CPPL Common Units exchanged therefor (which includes such U.S. holder’s share of CPPL’s nonrecourse liabilities immediately prior to the Merger).

Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (“Code”) to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by CPPL and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of CPPL’s income may become available to offset a portion of the gain recognized by such U.S. holder.

The U.S. federal income tax consequences of the Merger to a CPPL Common Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Please read “Material U.S. Federal Income Tax Considerations” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

No Appraisal Rights

Holders of CPPL Common Units are not entitled to dissenters’ rights of appraisal under the CPPL Partnership Agreement, the Merger Agreement or applicable Delaware law.

See “Special Factors—No Appraisal Rights.”

Accounting Treatment

The Merger will be accounted for in accordance with the Financial Accounting Standards Board Accounting Standards Codification and United States Securities and Exchange Commission (“SEC”) rules. As CPG will control CPPL both before and after the Merger, the changes in CPG’s ownership interest in CPPL will be accounted for as an equity transaction and no gain or loss on the Merger will be recognized in CPG’s consolidated statements of operations.

See “Special Factors—Accounting Treatment of the Merger.”

Delisting and Deregistration of CPPL Common Units

Upon completion of the Merger, CPPL Common Units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

See “Delisting and Deregistration of CPPL Common Units.”

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why am I receiving these materials?

A:	The CPP GP Board is soliciting your proxy to vote at the CPPL Special Meeting because you owned CPPL Common Units at the close of business on , the record date for the CPPL Special Meeting, and, therefore, are entitled to vote at the CPPL Special Meeting. This proxy statement, along with a form of proxy, is first being mailed to CPPL Common Unitholders on or about .

Q:	What am I being asked to vote on?

A:	You are being asked to approve the Merger Agreement and the Merger, pursuant to which CPG will acquire all of the outstanding CPPL Common Units. On November 1, 2016, CPPL entered into the Merger Agreement providing for the Merger of Merger Sub with and into CPPL, with CPPL surviving the Merger as a wholly owned subsidiary of CPG. As a result of the Merger, CPPL will no longer be an independent, publicly traded master limited partnership, and you, as a holder of CPPL Common Units, will no longer have any interest in CPPL’s future earnings or growth. In addition, following the Merger, CPPL Common Units will be delisted from the NYSE and deregistered under the Exchange Act, and CPPL will no longer file periodic reports with the SEC.

See “Information about the Special Meeting and Voting.”

Q:	Where and when is the CPPL Special Meeting?

A:	CPPL will hold a special meeting of CPPL Common Unitholders on at a.m., local time, at .

See “Information about the Special Meeting and Voting.”

Q:	What will I, as a holder of CPPL Common Units, receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive (1) $17.00 per CPPL Common Unit in cash, without interest, plus (2) an additional amount of cash per CPPL Common Unit without any interest thereon equal to the product of (x) the number of days from and including the first day of the quarter in which the closing of the Merger occurs through and including the closing date of the Merger multiplied by (y) $0.00217 (a daily distribution rate equal to the quotient of $0.1975 divided by 91), plus (3) an additional amount in cash equal to $0.1975 per CPPL Common Unit without any interest thereon if the record date for CPPL’s quarterly cash distribution with respect to the quarter immediately preceding the quarter in which the closing of the Merger occurs has not occurred prior to the effective time of the Merger, less any applicable withholding taxes. For example, if you own 100 CPPL Common Units, the closing of the Merger occurs on February 15, 2017 and the record date for the quarter ended December 31, 2016 has not occurred prior to the Effective Time, you will receive $1,729.73 in cash in exchange for your CPPL Common Units, less any applicable withholding taxes. You will not own any partnership interests in the surviving entity.

See “The Merger Agreement—The Merger Consideration.”

Q:	Will CPPL continue to pay quarterly distributions?

Until the Effective Time, CPG shall, subject to compliance with applicable law, cause CPP GP to declare, and CPPL to pay, regular quarterly cash distributions to CPPL Common Unitholders at the quarterly per unit distribution rate of $0.1975, with the declaration date and record date for each quarterly distribution to occur no later than 30 days and 42 days, respectively, after the end of each fiscal quarter.

Q:	What will holders of CPPL phantom units receive in the Merger?

A:	Immediately prior to the Effective Time, all awards of CPPL phantom units outstanding immediately prior to the Effective Time will receive immediate and full acceleration of vesting. Each holder of a CPPL phantom unit will receive from CPPL an amount equal to the Merger Consideration with respect to each CPPL phantom unit that becomes vested.

See “The Merger Agreement—Treatment of Equity Awards.”

Q:	How does the $17.00 per unit base merger consideration compare to the market price of CPPL Common Units prior to the execution of the Merger Agreement?

A:	The $17.00 per unit base merger consideration represents a premium of approximately (1) 20.2% to the 30-day average closing price of CPPL Common Units as of September 23, 2016, the last trading day prior to the public announcement of CPG’s initial offer to acquire, for cash, all of the CPPL Common Units, at a price of $15.75 per common unit, and (2) 6.0% to the 30-day average closing price of CPPL Common Units as of October 31, 2016, the last trading day prior to the public announcement of the execution of the Merger Agreement.

Q:	How does the CPP GP Board recommend that I vote?

A:	The CPP GP Board recommends that you vote “FOR” approval of the Merger Proposal.

Q:	Why does the CPP GP Board recommend that I vote for the Merger Proposal?

A:	The CPP GP Board considered a number of factors in making its determination and approvals and the related recommendation to the holders of CPPL Common Units. The factors considered by the CPP GP Board to be generally positive or favorable include, but are not limited to, the following:

•	The unanimous determination and recommendation of the Conflicts Committee;

•	Receipt by the Conflicts Committee of the opinion of Jefferies, dated November 1, 2016, that subject to the limitations and assumptions set forth therein, as of such date the $17.00 per unit base merger consideration to be received by the CPPL Unaffiliated Unitholders pursuant to the Merger was fair, from a financial point of view, to CPPL and the CPPL Unaffiliated Unitholders.

•	The Merger would provide the CPPL Common Unitholders with base merger consideration of $17.00 per CPPL Common Unit, a price the Conflicts Committee viewed as fair in light of CPPL’s recent and projected financial performance and recent trading prices of the CPPL Common Units. Such base consideration amount represented (1) a premium of approximately 20.2% above the average closing price of a CPPL Common Unit for the 30 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on September 23, 2016 (the last trading day before the announcement of the September 25 Proposal (as defined in “Special Factors—Background of the Merger”)) and (2) a premium of approximately 6.0 % above the average closing price of a CPPL Common Unit for the 30 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on October 31, 2016 (the last trading day before the announcement of the Merger Agreement).

•	The base merger consideration of $17.00 per CPPL Common Unit represents a 7.9% increase from the value of the total consideration originally offered by CPG as part of the September 25 Proposal, and the inclusion of the prorated distribution amount described below represents an additional increase to such value.

•	The agreement by CPG to increase the base merger consideration to include a prorated amount that would effectively provide the CPPL Common Unitholders with a prorated distribution through the closing of the Merger at the current quarterly distribution rate.

•	CPG’s representation to CPPL that the Merger Consideration was its best offer and the conclusion reached by the Conflicts Committee that the $17.00 per CPPL Common Unit base consideration was likely the highest price per CPPL Common Unit that CPG was willing to pay at the time of the Conflicts Committee’s determination and approval.

•	The Conflicts Committee’s belief that it was unlikely that any other transaction with a third party involving a sale of CPPL or a significant interest in CPPL or its assets could be consummated at this time in light of CPG’s position (contained in its letter dated September 25, 2016) that it was only interested in acquiring all of the outstanding CPPL Common Units and had no interest in causing CEG to sell any of its partnership interests in CPPL, selling assets to CPPL or pursuing other strategic alternatives involving CPPL.

•	The agreement by CPG to cause CPPL to maintain the quarterly distribution rate through the closing of the Merger at the current rate of $0.1975 per CPPL Common Unit, with the declaration date and record date for each such distribution to occur no later than 30 days and 42 days, respectively, after the end of each fiscal quarter.

•	The Conflicts Committee’s belief that the public trading price of the CPPL Common Units may have been supported by the consideration originally offered as part of the September 25 Proposal, and that the public trading price of the CPPL Common Units may decline in the event the Committee declined to approve the Merger Agreement and the Merger Transactions.

For a full list of the factors considered by the CPP GP Board and the Conflicts Committee, please see Special Factors—Recommendation of the Conflicts Committee and the CPP GP Board; Reasons for Recommending Approval of the Merger Proposal.”

Q:	When do you expect the Merger to be completed?

A:	CPPL and CPG are working towards completing the Merger as soon as possible. Assuming timely satisfaction of other closing conditions, including approval by CPPL Common Unitholders of the Merger Proposal, CPPL currently anticipates that the Merger will be completed in the first quarter of 2017.

See “The Merger Agreement—Effective Time; Closing.”

Q:	What if the Merger is not completed?

A:	If the Merger Proposal is not approved by the CPPL Common Unitholders or if the Merger is not completed for any other reason, you will not receive any consideration for your CPPL Common Units in connection with the Merger. Instead, CPPL will remain an independent, publicly traded master limited partnership, and CPPL Common Units will continue to be listed and traded on the NYSE. Under specified circumstances, if the Merger is not completed, CPPL may be required to reimburse CPG for certain expenses associated with the Merger, up to an aggregate amount of $10,000,000, or CPG may be required to reimburse CPPL for certain expenses associated with the Merger.

See “The Merger Agreement—Expenses.”

Q:	What conditions must be satisfied to complete the Merger?

A:	CPG and CPPL are not required to complete the Merger unless a number of conditions are satisfied or waived. These conditions include, among others, the requisite approval by the CPPL Common Unitholders of the Merger Proposal.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	What is the record date for the CPPL Special Meeting?

A:	The record date for the CPPL Special Meeting is . Only holders of CPPL Common Units at the close of business on the record date are entitled to notice of, and to vote at, the CPPL Special Meeting.

See “Information about the Special Meeting and Voting.”

Q:	How are votes counted?

A:	Approval of the Merger Proposal requires the affirmative vote or consent of holders of (1) a majority of the outstanding CPPL Common Units, voting as a class, (2) a majority of the outstanding CPPL Common Units held by CPPL Unaffiliated Unitholders, voting as a class, and (3) a majority of the CPPL Subordinated Units, voting as a class, in each case entitled to vote on such matters at the CPPL Special Meeting. For the Merger Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the Merger Proposal, but will count for the purpose of determining whether a quorum is present. Broker non-votes will also be considered present and entitled to vote for purposes of determining the presence of a quorum but will not be included in the vote. A failure to submit a proxy or to vote in person at the CPPL Special Meeting, a broker non-vote (if any) or an abstention will have the same effect as a vote “against” approval of the Merger Proposal.

CEG, as the holder of all of the CPPL Subordinated Units, has executed and delivered a written consent approving the Merger Proposal, which consent satisfies the voting requirement with respect to the holders of the CPPL Subordinated Units.

See “Information about the Special Meeting and Voting.”

Q:	Where can I find the voting results of the CPPL Special Meeting?

A:	The preliminary voting results are expected to be announced at the CPPL Special Meeting. In addition, within four business days following certification of the final voting results, CPPL intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Will CPPL be required to submit the Merger Proposal to CPPL Common Unitholders even if the Conflicts Committee has effected a change of recommendation that CPPL Common Unitholders adopt the Merger Agreement?

A:	Yes. Unless the Merger Agreement is terminated, CPPL is required to submit the Merger Proposal to CPPL Common Unitholders regardless of whether the Conflicts Committee recommends that CPPL Common Unitholders reject the Merger Proposal or otherwise takes any action constituting a “Partnership Adverse Recommendation Change” under the Merger Agreement.

For more information regarding the ability of CPPL to terminate the Merger Agreement, and the Conflicts Committee’s ability to change its recommendation with respect to the Merger Proposal, see “The Merger Agreement—Termination” and “The Merger Agreement—CPP GP Recommendation and CPPL Adverse Recommendation Change.”

Q:	What is the difference between holding CPPL Common Units of record and as a beneficial owner?

A:	If your CPPL Common Units are registered directly in your name with the transfer agent, Computershare Trust Company, N.A., you are considered the unitholder of record with respect to those CPPL Common Units. As the unitholder of record, you have the right to vote by granting your voting rights directly to CPPL or to a third-party or by voting in person at the meeting.

If your CPPL Common Units are held by a bank, broker or other nominee, you are considered the beneficial owner of CPPL Common Units held in “street name”, and your bank, broker or other nominee is considered the unitholder of record with respect to those CPPL Common Units. Your bank, broker or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your CPPL Common Units. You should follow the instructions provided by them to vote your CPPL Common Units. You are invited to attend the CPPL Special Meeting; however, you may not vote your CPPL Common Units in person at the meeting unless you obtain a “legal proxy” from your bank, broker, or other nominee that holds your CPPL Common Units, giving you the right to vote the CPPL Common Units at the meeting.

Q:	If my CPPL Common Units are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my CPPL Common Units for me?

A:	Your bank, brokerage firm or other nominee will only be permitted to vote your CPPL Common Units if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of CPPL Common Units. Banks, brokerage firms or other nominees who hold CPPL Common Units in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the Merger Proposal, and, as a result, absent specific instructions from the beneficial owner of such CPPL Common Units, banks, brokerage firms or other nominees are not empowered to vote those CPPL Common Units on such non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your CPPL Common Units, your CPPL Common Units will not be voted, and this will have the same effect as a vote “against” approval of the Merger Proposal.

Q:	How many votes do I have?

A:	You are entitled to one vote for each CPPL Common Unit owned by you as of the record date, . As of close of business on (the closest possible date to the record date for which the number of outstanding CPPL Common Units is known and it is expected that, at the record date, the number of such common units outstanding will not have changed significantly), there were outstanding CPPL Common Units.

Q:	What constitutes a quorum for the CPPL Special Meeting?

A:	The presence, in person or by proxy, at the special meeting of holders of a majority of the outstanding CPPL Common Units as of the close of business on the record date will constitute a quorum for the CPPL Special Meeting and will permit CPPL to conduct the proposed business at the CPPL Special Meeting. CPPL Common Units held in your name will be counted as present at the CPPL Special Meeting if you (1) are present in person at the CPPL Special Meeting or (2) have submitted and not revoked a properly executed proxy card or properly submitted your proxy by telephone or internet. Proxies received but marked as abstentions will be counted as CPPL Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will also be considered present at the CPPL Special Meeting for purposes of determining the presence of a quorum but will not be included in the vote.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement (including its annexes and the documents referenced under “Where You Can Find More Information”) please vote by completing, signing and mailing your proxy card or by voting via telephone or the Internet as soon as possible so that your CPPL Common Units can be represented at the CPPL Special Meeting. Your vote is important. Whether or not you plan to attend the CPPL Special Meeting, you should sign and mail your proxy card or vote via telephone or the Internet at your first convenience. Remember, if you fail to vote your CPPL Common Units, that will have the same effect as a vote “against” the approval of the Merger Proposal.

Unitholder of Record. If you are a unitholder of record, you may have your CPPL Common Units voted on matters presented at the CPPL Special Meeting in any of the following ways:

•	by proxy—CPPL Common Unitholders of record have a choice of voting by proxy;

•	through the Internet by logging onto the website indicated on the enclosed proxy card and following the prompts using the control number located on the enclosed proxy card;

•	by telephone (from the United States, U.S. territories and Canada) using the toll-free telephone number listed on the enclosed proxy card and following the prompts using the control number located on the enclosed proxy card;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the CPPL Special Meeting and cast your vote there provided that you bring an admission ticket and government-issued picture identification. For instructions on obtaining an admission ticket, see the section entitled “Information about the Special Meeting and Voting.”

Proxies submitted by the Internet or telephone must be received by                 , local time, on                 . If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be received by CPP GP’s Corporate Secretary by the time the CPPL Special Meeting begins.

Beneficial Owner. If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your CPPL Common Units voted. Those instructions will identify which of the above choices are available to you in order to have your CPPL Common Units voted. Please note that if you are a beneficial owner and wish to vote in person at the CPPL Special Meeting, you must provide a “legal proxy” from your bank, brokerage firm or other nominee at the CPPL Special Meeting. To attend the meeting in person (regardless of whether you intend to vote your CPPL Common Units in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “Information about the Special Meeting and Voting.”

For additional information regarding how to vote your CPPL Common Units, see “Information about the Special Meeting and Voting.”

Q:	What can I do if I change my mind after I have voted my units?

A:	If you own CPPL Common Units in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•	voting by proxy again at a later date through any of the methods available to you;

•	giving written notice of revocation to CPP GP’s Corporate Secretary, which must be filed with the Corporate Secretary by the time the CPPL Special Meeting begins; or

•	attending the meeting in person and voting your CPPL Common Units.

If you hold CPPL Common Units in “street name,” you should contact your bank, broker or other nominee for instructions on how to change your vote.

For additional information regarding how to vote your CPPL Common Units, see “Information about the Special Meeting and Voting.”

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your CPPL Common Units. The written document describing the matters to be considered and voted on at the CPPL Special Meeting is called a “proxy statement”. The document used to designate a proxy to vote your CPPL Common Units is called a “proxy card”.

See “Information about the Special Meeting and Voting.”

Q:	If a CPPL Common Unitholder gives a proxy, how are CPPL Common Units voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your CPPL Common Units in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your CPPL Common Units should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the CPPL Special Meeting.

If you own CPPL Common Units that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your CPPL Common Units to be voted, the CPPL Common Units represented by your properly signed proxy will be voted “FOR” approval of the Merger Proposal.

See “Information about the Special Meeting and Voting.”

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If you received more than one proxy card, your CPPL Common Units are likely registered in different names or with different addresses or are in more than one account. You must separately vote the CPPL Common Units shown on each proxy card that you receive in order for all of your CPPL Common Units to be voted at the meeting.

See “Information about the Special Meeting and Voting.”

Q:	What happens if I sell my CPPL Common Units before the CPPL Special Meeting?

A:	The record date for CPPL unitholders entitled to vote at the CPPL Special Meeting is earlier than both the date of the CPPL Special Meeting and the consummation of the Merger. If you transfer your CPPL Common Units after the record date but before the CPPL Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your CPPL Common Units and each of you notifies CPPL in writing of such special arrangements, you will retain your right to vote such CPPL Common Units at the CPPL Special Meeting but will transfer the right to receive the per unit Merger Consideration if the Merger is consummated to the person to whom you transfer your CPPL Common Units.

See “Information about the Special Meeting and Voting.”

Q:	What happens if I sell my CPPL Common Units after the CPPL Special Meeting but before the effective time of the Merger?

A:	If you transfer your CPPL Common Units after the CPPL Special Meeting but before the effective time of the Merger, you will have transferred the right to receive the per unit Merger Consideration if the Merger is consummated to the person to whom you transfer your CPPL Common Units. In order to receive the per unit Merger Consideration, you must hold your CPPL Common Units through completion of the Merger.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

CPPL has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the CPPL Special Meeting. D.F. King will be paid approximately $15,000 by CPPL for these and other advisory services in connection with the CPPL Special Meeting. In addition, CPPL has agreed to reimburse D.F. King for certain fees and expenses and will also indemnify D.F. King, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses.

Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of CPPL Common Units, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses.

See “Information about the Special Meeting and Voting.”

Q:	How will I receive the per unit Merger Consideration to which I am entitled?

A:	Promptly after the effective time of the Merger, the paying agent will mail or provide to each holder of record of CPPL Common Units certain transmittal materials and instructions for use in effecting the surrender of CPPL Common Units to the paying agent. If you hold a unit certificate, please do not send it to the paying agent until you receive these transmittal materials and instructions. If your CPPL Common Units are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” CPPL Common Units in exchange for the per unit Merger Consideration.

See “The Merger Agreement—Surrender of CPPL Common Units.”

Q:	Am I entitled to appraisal or dissenters’ rights?

A:	No. Holders of CPPL Common Units are not entitled to dissenters’ rights of appraisal under the CPPL Partnership Agreement, the Merger Agreement or applicable Delaware law.

Q:	What are the expected U.S. federal income tax consequences to a CPPL Common Unitholder as a result of the Merger?

A:	The receipt of cash in exchange for CPPL Common Units pursuant to the Merger will be a taxable transaction to U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes. A U.S. holder will generally recognize capital gain or loss on the receipt of cash in exchange for CPPL Common Units. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by CPPL and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of CPPL’s income may become available to offset a portion of the gain recognized by such U.S. holder. The U.S. federal income tax consequences of the Merger to a CPPL Common Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “Material U.S. Federal Income Tax Considerations” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Q:	What is “householding”?

A:	The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for security holders and cost savings for companies.

Banks, brokers and other nominees with accountholders who are CPPL Common Unitholders may be “householding” CPPL’s proxy materials. As indicated in the notice provided by these brokers to CPPL Common Unitholders, a single proxy statement will be delivered to multiple unitholders sharing an address unless contrary instructions have been received from an affected CPPL Common Unitholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, please notify your broker or contact D.F. King, CPPL’s proxy solicitor, by calling toll-free at (877) 864-5058 or write to the following address:

Columbia Pipeline Partners LP

5151 San Felipe St., Suite 2500

Houston, Texas 77056

Attention: Corporate Secretary

Telephone: (713) 386-3701

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger, need additional copies of this proxy statement or the enclosed proxy card, or require assistance in voting your CPPL Common Units, you should contact D.F. King, which is assisting us as the proxy solicitation agent in connection with the Merger, as follows:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Please call toll-free: (877) 864-5058

Banks and Brokers, please call: (212) 269-5550

SPECIAL FACTORS

This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully because it is the legal document that governs the Merger.

We are asking our unitholders to vote on the adoption of the Merger Agreement. If the Merger is completed, the holders of the CPPL Common Units will have the right to receive the Merger Consideration, less any applicable withholding taxes.

Background of the Merger

On February 11, 2015, CPPL completed its initial public offering (“IPO”) of approximately 53.8 million CPPL Common Units. Following the completion of CPPL’s IPO, CEG, then a wholly owned subsidiary of NiSource, Inc. (“NiSource”) owned all of the limited liability company interests in CPP GP, the general partner of CPPL, approximately 6.8 million CPPL Common Units, all of the outstanding CPPL Subordinated Units and incentive distribution rights and 85.4% of the limited partner interests in CPG OpCo LP (“Columbia OpCo”). CEG also maintained the right to appoint directors to the CPP GP Board. In connection with CPPL’s IPO, Robert C. Skaggs, Jr., Glen L. Kettering, Robert E. Smith, Stanley G. Chapman, III and Thomas W. Hofmann were appointed to the CPP GP Board to serve with Stephen P. Smith, who had served as CPP GP’s sole interim director prior to the offering. Mr. Hofmann was appointed to serve as the initial independent director of the CPP GP Board.

On March 13, 2015, the CPP GP Board was increased to seven directors and G. Stephen Finley was appointed to the CPP GP Board as an independent director.

On July 1, 2015, CPG was spun off from NiSource and became an independent, publicly traded company and NiSource did not retain any ownership interest in CPG. CPG owns all of the outstanding common stock of CEG.

Beginning in July 2015, CPG engaged in discussions and negotiations with certain parties concerning potential strategic opportunities, which eventually led to the signing of the CPG Merger Agreement (as defined below). A summary of these discussions and negotiations leading up to the signing of the CPG Merger Agreement was disclosed in the section entitled “The Merger—Background of the Merger” in the definitive proxy statement filed by CPG on May 17, 2016, which summary is incorporated herein by reference.

On August 26, 2015, Messrs. Hofmann and Finley, as the sole members of the Conflicts Committee at that time, held an in-person meeting in Houston, Texas for the purpose of hiring an independent advisor in connection with a potential drop-down transaction between CPG and CPPL. Representatives of the Conflicts Committee’s independent legal counsel at that time were present at the meeting during which the committee members interviewed three investment banks identified as candidates to serve as independent financial advisor to the Conflicts Committee. At that meeting, representatives of those investment banks answered questions from the Conflicts Committee on: (1) each such firm’s experience with CPPL’s operating company structure; (2) the expected diligence process and timeline for a potential transaction; (3) the experience of such firm’s potential team members; (4) the potential impact of CPPL’s incentive distribution rights on the analysis of a potential transaction; (5) the expected fees for such firm’s work on a potential transaction; (6) the wording of such firm’s proposed form of fairness opinion and (7) other related matters. During the interviews, each firm confirmed to the Conflicts Committee that it had no prior relationship with CPPL or its sponsors and would be able to offer the Conflicts Committee completely independent advice. Following the interviews, the committee members discussed their initial impressions regarding each of the three firms.

On September 8, 2015, the Conflicts Committee held a telephonic meeting with its counsel and a representative of CPPL. The committee members discussed, including with counsel and the representative from

CPPL, their impressions regarding the interviewed banks and tentatively concluded that if a transaction were to arise, they would engage Jefferies, subject to the negotiation of a mutually acceptable engagement letter. Subsequently, in November 2015, CPG and CPPL terminated discussions related to the potential drop-down transaction.

On January 29, 2016, the size of the CPP GP Board was increased to eight members and Peggy A. Heeg was appointed to the CPPL GP Board as an independent director.

On March 17, 2016, CPG, TransCanada and certain affiliates of TransCanada entered into an Agreement and Plan of Merger (the “CPG Merger Agreement”), pursuant to which CPG would merge with a subsidiary of TransCanada and survive the merger as a wholly owned subsidiary of TransCanada (the “CPG Merger”).

Subsequent to the execution of the CPG Merger Agreement, TransCanada’s management determined it would be appropriate for TransCanada to evaluate potential strategic alternatives with respect to ownership of interests in its master limited partnerships (“MLPs”), which after the CPG Merger would consist of interests in CPPL and TC PipeLines, LP. During the week of May 16, 2016, TransCanada’s management received presentations from several investment banks, including Morgan Stanley Canada Limited (“Morgan Stanley”), regarding a potential engagement to advise TransCanada on its strategy related to its MLPs. Following further discussions among TransCanada’s management, it was determined that Morgan Stanley would be engaged by a subsidiary of TransCanada, subject to the negotiation of a mutually acceptable engagement letter. Subsequent negotiations over the terms of Morgan Stanley’s engagement letter continued from June 2016 to August 2016.

On June 7, 2016, members of TransCanada’s management had an initial meeting with Morgan Stanley after it was selected as financial advisor of TransCanada.

On June 8, 2016, TransCanada and Morgan Stanley entered into a confidentiality agreement with effect as of June 7.

On June 15, 2016, the TransCanada Board of Directors (the “TransCanada Board”) held a meeting where members of TransCanada’s management provided a verbal update on the progress of the acquisition of CPG. TransCanada management informed the TransCanada Board that it was undertaking a review of strategic options regarding the role of the MLPs in TransCanada’s business going forward and was in the process of retaining a financial advisor to assist with the review. TransCanada’s management explained that the strategic options included retaining both MLPs, merging both MLPs and taking one or both MLPs private TransCanada’s management also discussed press releases to be issued by TransCanada and CPPL in conjunction with announcing the closing of the CPG acquisition, which would announce that TransCanada had retained a financial advisor to assist in the review of its MLP strategy. Following discussion, the TransCanada Board agreed that TransCanada’s management should continue to explore possible alternatives regarding TransCanada’s MLP strategy.

On June 16, 2016, members of TransCanada’s management met with representatives of Morgan Stanley and generally discussed TransCanada’s strategic options with respect to its MLPs.

On June 17, 2016, TransCanada engaged Vinson & Elkins L.L.P. (“V&E”) as TransCanada’s outside legal counsel.

On June 21, 2016, members of TransCanada’s management held a telephonic meeting with representatives of Morgan Stanley and discussed the information to be provided by TransCanada to the independent directors of the CPP GP Board at a discussion planned for June 23, 2016.

On June 23, 2016, certain members of TransCanada’s management, Kristine L. Delkus, Alexander J. Pourbaix and Karl Johannson, who were to be appointed to the CPP GP Board upon the closing of

TransCanada’s acquisition of CPG, advised the CPP GP Board’s three independent directors of TransCanada’s intention to announce, upon the closing of the acquisition of CPG, that TransCanada had retained a financial advisor, Morgan Stanley, to assist in developing its MLP strategy.

On July 1, 2016, CPG and TransCanada closed the CPG Merger. At the effective time of the CPG Merger, subject to the terms and conditions of the CPG Merger Agreement, each share of CPG common stock was converted into the right to receive $25.50 per share in cash, and TransCanada USA, a wholly owned subsidiary of TransCanada, became the holder of all of the issued and outstanding shares of CPG common stock. Through its ownership interest in TransCanada USA, TransCanada indirectly acquired all of the equity interests in CPP GP, and thereby gained the ability to appoint all of the members of the CPP GP Board.

At the effective time of the CPG Merger, Robert C. Skaggs, Glen L. Kettering, Stephen P. Smith and Robert E. Smith resigned as directors and officers of CPP GP. Following the closing of the CPG Merger, Stanley G. Chapman III continued to serve as a director with the three independent directors, G. Stephen Finley, Thomas W. Hofmann and Peggy A. Heeg (the “CPP GP Independent Directors”). Effective as of July 1, 2016, and following the consummation of the CPG Merger, the following individuals were appointed to the CPP GP Board: Kristine L. Delkus, Alexander J. Pourbaix and Karl Johannson, with Ms. Delkus being appointed to serve as Chair of the CPP GP Board. In addition to serving as a director of CPP GP, Ms. Delkus is the Executive Vice-President, Stakeholder Relations and General Counsel with TransCanada, Mr. Pourbaix is the Chief Operating Officer with TransCanada and Mr. Johannson is the Executive Vice-President and President, Natural Gas Pipelines with TransCanada.

Effective as of July 1, 2016, the following individuals were appointed to the offices indicated: (1) Stanley G. Chapman III was appointed as President of CPG and Senior Vice-President and General Manager, U.S. Natural Gas Pipelines of TransCanada; (2) Shawn L. Patterson was appointed as Vice-President, Operations and Chief Operations Officer of CPP GP and Senior Vice-President, Operations, U.S. Natural Gas Pipelines of TransCanada; and (3) Nathaniel A. Brown, who serves as the Controller, U.S. Natural Gas Pipelines with TransCanada, was appointed as Controller and Principal Chief Financial Officer of CPG.

TransCanada’s July 1, 2016 news release announcing the closing of the CPG Merger also announced that TransCanada had retained a financial advisor, to assist in developing its strategy with respect to TransCanada’s MLP holdings. On the same date, both CPPL and TC PipeLines, LP announced that they had been advised that TransCanada had retained a financial advisor to assist in developing its MLP strategy.

During the summer months, representatives of TransCanada and Morgan Stanley held various meetings, in person or telephonic, to discuss TransCanada’s potential MLP strategies.

On July 18, 2016, during an in-person meeting between members of TransCanada’s management and representatives of Morgan Stanley, Morgan Stanley presented an analysis of four potential transactions, including: (1) the potential acquisition by TransCanada of the outstanding partnership units in TC PipeLines, LP; (2) the potential acquisition by TransCanada of the outstanding CPPL Common Units; (3) the potential acquisition by CPPL of TC PipeLines, LP; and (4) the potential acquisition by TC PipeLines, LP of CPPL. Morgan Stanley analyzed each of the potential transactions across a number of strategic and financial criteria, including the impact to TransCanada on its earnings and cash flow per share, potential implications for the credit ratings of TransCanada and its affiliates, potential tax implications for TransCanada, potential impacts on the ability of TransCanada and its affiliates to raise capital in the future, potential impacts on the inventory of assets which could be dropped down to the remaining MLP in the future, potential ability of the remaining MLP to engage in acquisition activity in the future, and other transaction-related considerations. Taking into account each of the considerations set out above, Morgan Stanley expressed its view that the preferred outcome of the MLP strategic review would be for TransCanada to retain a single MLP and that the acquisition of the outstanding CPPL Common Units appeared likely to be the most attractive means of achieving that outcome.

At the July 27, 2016 TransCanada Board meeting, TransCanada’s management presented Morgan Stanley’s financial analysis of the MLP strategic alternatives. Management presented the significant benefits to having a single MLP, which included the fact that MLPs trade at higher multiples than midstream corporations, improved ability for TransCanada to finance its capital program and enhanced acquisition opportunity set for TransCanada, particularly for smaller acquisition opportunities. Management further explained that the majority of the benefits of having an MLP could be captured through a single MLP and that having two MLPs in substantially the same line of business increases the complexity of TransCanada’s corporate structure and could confuse investors as to how TransCanada intended to support both MLPs in the future. TransCanada’s management also explained its determination that TransCanada should retain TC PipeLines, LP as its sole MLP. Management explained the benefits of buying in CPPL, including accretion to TransCanada’s earnings, larger financing capacity at TC PipeLines, LP relative to CPPL, optimized cost of capital, limited expected impact to TransCanada credit ratings, improved growth potential for TC PipeLines, LP, potential beneficial tax impacts, elimination of CPPL’s OpCo structure and ease of execution. The presentation also included an update on the state of the MLP markets, including an analysis of unit price performance of MLPs by sub-sector, a summary of the capital that had been raised by MLPs over time, and an analysis of the drivers of public market valuation in the MLP sector. TransCanada’s management noted that it expected to formally recommend its preferred alternative to the TransCanada Board at its next board meeting. However, TransCanada’s management expressed its view that, based on its preliminary analysis, the acquisition of all of the outstanding CPPL Common Units appeared likely to be the most attractive option for TransCanada.

On August 1, 2016, the CPP GP Board held its regularly scheduled board meeting. After that meeting, in executive session, the CPP GP Independent Directors discussed their desire, as a result of the potential strategic alternatives under review that could involve CPPL, to give consideration to potential independent legal and financial advisors.

Also on August 1, 2016, the CPP GP Independent Directors met to discuss potential independent advisors for a strategic transaction, if one were to occur. The directors determined that it was important for them, as independent directors, to select their own advisors and discussed the desire to retain both transactional counsel and Delaware counsel. The CPP GP Independent Directors also discussed a number of legal advisors with whom they had worked in their capacities as directors of other MLP general partners and in other contexts, including the qualifications and performance of those legal advisors, and the potential for any such legal advisors to have relationships with TransCanada or any of its affiliates that would constitute a conflict of interest. The directors also discussed their previous decision to hire Jefferies for a potential drop-down transaction, noting that they had at that time confirmed that Jefferies was not conflicted, that they been impressed with Jefferies’ qualifications and experience, and that Messrs. Finley and Hofmann had been favorably impressed with Jefferies in previous interactions. Following that discussion, the directors agreed to contact Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), Potter Anderson & Corroon LLP (“Potter Anderson”) and Jefferies and to confirm whether each firm would be available to serve as an independent advisor if necessary.

On August 2, 2016, Ms. Heeg contacted a representative of Potter Anderson, with whom she had worked on previous MLP transactions, and requested that Potter Anderson run a conflicts check with regard to TransCanada, CPG, and TC PipeLines, LP. Following that check, it was confirmed that Potter Anderson did not have any conflicts that would preclude it from representing the CPP GP Independent Directors in any transaction adverse to TransCanada, CPG, or TC PipeLines, LP. On August 8, 2016, Mr. Hofmann contacted a representative of Potter Anderson and discussed Potter Anderson’s capabilities and background relating to strategic MLP transactions.

On August 8, 2016, Mr. Hofmann contacted a representative of Akin Gump, with whom both he and Mr. Finley had worked on previous MLP transactions, discussed Akin Gump’s capabilities and background relating to strategic MLP transactions, and requested that Akin Gump run a conflicts check with regard to TransCanada, CPG, and TC PipeLines, LP. Following that check, it was confirmed that Akin Gump did not have any conflicts that would preclude it from representing the CPP GP Independent Directors in any transaction adverse to TransCanada, CPG, or TC PipeLines, LP.

On the same date, Mr. Hofmann contacted a representative of Jefferies and indicated that, while the transaction for which the CPP GP Independent Directors had initially interviewed Jefferies was unlikely to occur, a separate strategic transaction may occur and, accordingly, the CPP GP Independent Directors requested that Jefferies confirm whether it had taken any engagements since the previous confirmation that would constitute a conflict of interest. The Jefferies representative confirmed that it had not taken on any such engagements.

Also on August 8, 2016, members of TransCanada’s management held a call with representatives of V&E and Morgan Stanley and discussed various matters relating to TransCanada’s MLP strategy.

On September 1, 2016, TransCanada executed an engagement letter, having an effective date of June 16, 2016, with Morgan Stanley.

At the September 7, 2016, TransCanada Board meeting, which was also attended by representatives of Morgan Stanley, TransCanada’s management provided an overview of the strategic review of TransCanada’s MLP holdings. TransCanada’s management explained that it was formally recommending to the TransCanada Board that TransCanada make an offer to acquire all of the outstanding CPPL Common Units pursuant to a merger in which CPPL would survive as a wholly owned subsidiary of CPG (the “Proposed Transaction”). TransCanada’s management then reviewed with the TransCanada Board the timing considerations of any such Proposed Transaction, including conditions to closing such as third-party commercial and regulatory approvals. TransCanada’s management further explained that the transaction would potentially be subject to obtaining approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the consent of NiSource and its approach to satisfying these conditions. TransCanada’s management responded to questions from members of the TransCanada Board, including questions regarding its planned approach on presenting and negotiating the transaction with the independent directors on the CPP GP Board. In that regard, TransCanada’s management reviewed the process for dealing with conflict of interest situations, including the conflict of interest provisions in the CPPL Partnership Agreement. TransCanada’s management explained that upon presentation of the offer, they anticipated that a meeting of the CPP GP Board would be held and a conflicts committee would be formed and comprised of the CPP GP Independent Directors. TransCanada’s management also anticipated that this committee would retain its own independent financial advisor to assist it in evaluating and negotiating the financial terms of the Proposed Transaction and an independent legal advisor to assist it in negotiating the merger agreement. TransCanada’s management further noted that given TransCanada was in a control position, the transaction would be deemed a “going private” transaction under the Exchange Act which mandates additional disclosure requirements in the proxy materials mailed to CPPL Common Unitholders, as detailed in the briefing materials. TransCanada’s management then apprised the TransCanada Board of the next steps and its anticipated timing. Also at the meeting, representatives of Morgan Stanley led a discussion regarding its preliminary valuation of CPPL. They presented to the TransCanada Board an illustrative valuation summary based on a number of factors, including unit trading range, analysts’ price targets and an intrinsic value analysis which provided for a dividend discount valuation and a discounted cash flow valuation. Their preliminary analysis also utilized precedent transactions using premiums and multiples noting a narrow band of premiums. Members of the TransCanada Board were also briefed on the anticipated financial impacts to TransCanada based on a hypothetical price range. The TransCanada Board then adopted resolutions to authorize TransCanada’s management to negotiate the terms of the merger, on behalf of TransCanada, with the conflicts committee of the CPP GP Board, with definitive terms and conditions of the merger to be presented to the TransCanada Board for approval upon completion of negotiations.

On September 21, 2016, members of TransCanada’s management convened a meeting, with representatives of V&E and Morgan Stanley present, to discuss the offer formulation for the Proposed Transaction. During the meeting, Morgan Stanley led a discussion regarding an updated illustrative valuation analysis previously presented to the TransCanada Board on September 7, 2016. Morgan Stanley also presented an analysis of the value of CPPL at various implied premiums to the current public market price and to the 10, 20, 30 and 60-day volume-weighted average price of CPPL Common Units, as well as the implied valuation multiples at each premium compared to other similar MLPs.

On September 23, 2016, members of TransCanada’s management attended a telephonic meeting with representatives of Morgan Stanley and discussed the timing of delivering an offer to CPPL and considered various proposal terms. During the meeting, Morgan Stanley presented the implied premium and multiple for illustrative potential offer prices and offer premiums for certain select precedent transactions.

On September 24, 2016, members of TransCanada’s management held an informal meeting to discuss the pricing of the offer.

On September 25, 2016, members of TransCanada’s management held a telephonic meeting with representatives of Morgan Stanley and V&E to finalize the pricing of the offer and the press releases to be issued by CPG and CPPL announcing the offer, and to discuss the proposed investor communication strategy. On that afternoon, Ms. Kristine Delkus, Executive Vice President, Stakeholder Relations and General Counsel of TransCanada and Chair of the CPP GP Board, advised each CPP GP Independent Director by telephone that CPG would be delivering an offer to the CPP GP Board, which would be made available to the CPP GP Board electronically that evening.

On the evening of September 25, 2016, CPG delivered to the CPP GP Board a letter setting forth a proposal for CPG to acquire all of the outstanding CPPL Common Units for consideration equal to $15.75 in cash for each issued and outstanding publicly held CPPL Common Unit, subject to the negotiation and execution of mutually acceptable definitive documentation (the “September 25 Proposal”). The September 25 Proposal stated that it implied a 11.3% premium to the 30-day average closing price of CPPL’s Common Unit price as of September 23, 2016. The letter containing the September 25 Proposal also stated that: (1) CPG anticipated the CPP GP Board would delegate the authority to review, evaluate and negotiate the September 25 Proposal to a conflicts committee comprised entirely of independent directors; and (2) that CPG is only interested in acquiring all of the outstanding CPPL Common Units and had no interest in causing CEG to sell any of its partnership interests in CPPL, selling assets to CPPL or pursuing other strategic alternatives involving CPPL.

On the morning of September 26, 2016, each of TransCanada and CPPL issued a press release announcing the delivery and receipt of the September 25 Proposal.

On the afternoon of September 26, 2016, in light of the morning announcement, a member of the CPP GP Independent Directors contacted Jefferies to discuss the Proposed Transaction and Jefferies’ availability to serve as independent financial advisor.

On September 27, 2016, the CPP GP Board held a special telephonic meeting to acknowledge the receipt of the September 25 Proposal and to consider approving the formation of a conflicts committee of the CPP GP Board for the purpose of reviewing the Proposed Transaction. Following discussion of the September 25 Proposal, the CPP GP Board authorized the formation of a conflicts committee of the CPP GP Board, which is referred to in this proxy statement as the “Conflicts Committee,” and appointed each of Thomas W. Hofmann, Peggy A. Heeg and G. Stephen Finley (each, a “Conflicts Committee Director”) to serve as a member of the Conflicts Committee.

In making such appointments, the CPP GP Board reviewed an independence questionnaire completed by each Conflicts Committee Director before the meeting and determined that each Conflicts Committee Director: (1) is not an officer or employee of CPP GP; (2) is not an officer or employee of any affiliate of CPP GP or a director of any affiliate of CPP GP (other than CPPL); (3) is not a holder of any ownership interest in CPP GP or any of its affiliates that would be likely to have an adverse impact on the ability of such Conflicts Committee Director to act in an independent manner with respect to the matter submitted to the Conflicts Committee, other than CPPL Common Units and awards that are granted to such director under the CPPL Long-Term Incentive Plan; and (4) is independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act, and the rules and regulations of the SEC thereunder and by the national securities exchange on which any class of CPPL partnership interests is listed or admitted to trading.

The CPP GP Board also formally delegated to the Conflicts Committee the power and authority to: (1) review and evaluate the terms and conditions of the Proposed Transaction on behalf of the CPPL Unaffiliated Unitholders and CPPL; (2) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the Proposed Transaction; (3) determine whether or not to recommend for approval to the CPP GP Board the Proposed Transaction, any such recommendation of the Proposed Transaction to constitute “Special Approval” pursuant to Section 7.9(d) of the CPPL Partnership Agreement; (4) determine whether the Proposed Transaction is advisable and fair to, and in the best interests of, CPPL and the CPPL Unaffiliated Unitholders; (5) approve any actions or agreements and other documents as the Conflicts Committee may deem necessary, appropriate or advisable in connection with the exercise of its authority; and (6) direct the officers of CPP GP to negotiate, execute and deliver, and to cause the performance of, or waiver of rights under, any such agreements and other documents as may be necessary for the Conflicts Committee to perform its functions.

On the morning of September 28, 2016, the Conflicts Committee verbally retained Jefferies to act as its independent financial advisor.

On the afternoon of September 28, 2016, the Conflicts Committee held a telephonic meeting with representatives from Akin Gump, Jefferies and Potter Anderson, at which the Conflicts Committee discussed: (1) the resolutions of the CPP GP Board delegating authority to the Conflicts Committee; (2) the independence of the members of the Conflicts Committee; (3) the terms of the September 25 Proposal; (4) the due diligence to be performed and (5) the engagement of the advisors to the Conflicts Committee. The Conflicts Committee discussed the processes it had undertaken in the selection of Akin Gump, Jefferies and Potter Anderson as its advisors, and ratified the selection and engagement of each such advisor.

On September 29, 2016, Jefferies submitted initial due diligence questions to CPG.

On September 30, 2016, CPG’s outside counsel, V&E, sent Akin Gump an email containing a high level post-signing milestone timeline for the Proposed Transaction and a chart that outlined the compensation paid to conflicts committee members for related-party MLP transactions and other third party transactions.

On October 3, 2016, the Conflicts Committee entered into an engagement letter with Jefferies to act as the Conflicts Committee’s independent financial advisor in connection with the Proposed Transaction.

Also on October 3, 2016, members of CPG’s management and representatives of V&E and Morgan Stanley held a conference call to discuss due diligence questions posed by Jefferies.

Also on October 3, 2016, the Conflicts Committee met telephonically with representatives from Akin Gump, Jefferies and Potter Anderson to discuss the Proposed Transaction, including the due diligence to be performed by Jefferies and the financial information to be requested by Jefferies from CPG. The Conflicts Committee also discussed, and determined to be reasonable, the fee structure for service on the Conflicts Committee proposed by the other members of the CPP GP Board and conveyed to Akin Gump by V&E.

On October 5, 2016, V&E delivered an initial draft of the Merger Agreement to Akin Gump. The draft of the Merger Agreement was consistent with the September 25 Proposal and provided for aggregate consideration per CPPL Common Unit of $15.75 in cash. In addition, the draft of the Merger Agreement contained a term allowing for the Conflicts Committee to change its recommendation with respect to the Merger if it determines in good faith that the failure to take such action would be a breach of its duties under the CPPL Partnership Agreement and applicable law, subject to a customary notice and negotiation period in favor of CPG and a “force-the-vote” provision. The Merger Agreement also contained a term that would allow CPG to terminate the Merger Agreement following a change in recommendation by the Conflicts Committee, in which case CPPL would be obligated to pay the reasonable out-of-pocket expenses incurred by CPG in connection with the Merger Agreement subject to a cap. The Merger Agreement also contained a provision that would allow CPG to terminate the Merger Agreement if it determines in good faith that the failure to take such action would breach its fiduciary duties under applicable law, in which case, CPG would be obligated to pay the reasonable out-of-pocket expenses incurred by CPPL in connection with the Merger Agreement subject to a cap.

On October 7, 2016, the CPP GP Board, by written consent, approved a retainer compensation package (1) for the Chair of the Conflicts Committee consisting of (a) cash retainer of $20,000, (b) a $1,500 per meeting fee to be paid in cash and (c) a $1,000 hourly fee to be paid in cash for time spent in connection with any litigation relating to the Proposed Transaction; and (2) for each member of the Conflicts Committee, other than the Chair of the Conflicts Committee, consisting of (a) cash retainer of $5,000, (b) a $1,500 per meeting fee to be paid in cash and (c) a $1,000 hourly fee to be paid in cash for time spent in connection with any litigation relating to the Proposed Transaction. The CPP GP Board also approved the appointment of Mr. Hofmann as the Chairman of the Conflicts Committee.

On October 11, 2016, Jefferies provided to the Conflicts Committee a copy of a letter that had been received by Jefferies from a purported CPPL Common Unitholder on the same date and directed to the members of the Conflicts Committee relating to the September 25 Proposal. The letter expressed disappointment in the offer price reflected in the September 25 Proposal.

On October 13, 2016, the Conflicts Committee held a telephonic meeting with representatives from Akin Gump, Jefferies and Potter Anderson. At the meeting, Jefferies gave an initial presentation that covered, among other things: (a) an overview of the Proposed Transaction; (b) a financial analysis of the offer, including a summary of certain market data, and an analysis of the market performance of the CPPL Common Units; and (c) Jefferies’ preliminary valuation analysis of CPPL. Jefferies also described the financial information provided to Jefferies by CPG and CPPL management. Following that presentation, Akin Gump provided the Conflicts Committee with an overview of certain issues raised by the October 5 draft of the Merger Agreement and discussed with the Conflicts Committee a number of potential negotiation points and recommended changes to that draft. Following that overview, the Conflicts Committee instructed Akin Gump to provide to V&E a material issues list and markup of the Merger Agreement, with the issues list covering the following proposed revisions to the draft Merger Agreement: (a) a request that TransCanada either be the “Parent” counterparty in the Merger Agreement or guarantee the obligations of CPG under the Merger Agreement; (b) a request that CPG’s “fiduciary out” termination right be removed; (c) a request that the Merger Agreement include covenants providing that (1) between signing and closing, the CPP GP Board would declare and pay all distributions that would normally have been paid consistent with past practice and (2) if the closing is to occur before an applicable distribution record date, the CPP GP Board would determine a prorated quarterly distribution for the applicable quarter and pay the prorated amount to the unitholders as of the effective time of the merger; (d) a request that the Conflicts Committee be required to approve any amendment, waiver or other action taken with respect to the Merger Agreement; (e) a request that CPG, as holder of CPPL’s subordinated units, be required to cause CEG to provide an irrevocable written consent approving the merger and covenant not to transfer the subordinated units, or to provide an irrevocable proxy in favor of the Conflicts Committee with respect to the voting of the subordinated units; (f) a request to revise the standard under which the Conflicts Committee could change its recommendation; (g) a request to make CPPL’s obligation to reimburse CPG’s expenses in connection with a rejection of the merger by the CPPL Common Unitholders contingent on a change in recommendation by the Conflicts Committee: (h) a request to delete the provision that if the Conflicts Committee changes its recommendation, the previously granted “Special Approval” is invalidated and (i) a request that any measure of damages payable to CPPL in connection with a breach by CPG that results in a termination of the Merger Agreement include any lost premium suffered by the CPPL Common Unitholders.

At the October 13, 2016 meeting, the Conflicts Committee also discussed communications received from certain CPPL Common Unitholders regarding the Proposed Transaction, including how the Conflicts Committee would handle such communications, and received and discussed a presentation from Potter Anderson regarding the Conflicts Committee’s mandate and duties under the CPP GP Board resolutions, under the CPPL Partnership Agreement, and under Delaware law, as well as other process considerations.

On October 14, 2016, Akin Gump delivered to V&E the list of material issues that the Conflicts Committee had identified in its October 13, 2016 meeting. On the same day, V&E and Akin Gump had a telephone conversation to discuss the issues list.

On October 15, 2016, the Conflicts Committee met telephonically with Akin Gump, Jefferies and Potter Anderson to discuss, among other things, the Committee’s economic counterproposal to CPG. The Conflicts Committee and its advisors discussed CPG’s and CPPL’s respective options if the parties were unable to agree on price and terms, and then discussed Jefferies’ valuation analysis. Jefferies then provided the Conflicts Committee with an updated analysis of the proposal, and discussed that analysis with the Conflicts Committee. After that presentation, the Committee discussed with its advisors the appropriate economic counterproposal to CPG. Following that discussion, the Committee instructed Jefferies to communicate its counterproposal of a base purchase price of $17.90 per CPPL Common Unit.

On October 16, 2016, Jefferies met telephonically with Morgan Stanley to discuss a counterproposal for CPG to acquire all of the outstanding CPPL Common Units for consideration equal to $17.90 in cash for each issued and outstanding publicly-held CPPL Common Unit.

Following Morgan Stanley’s telephonic meeting with Jefferies, Morgan Stanley presented to TransCanada’s management an analysis of the Conflicts Committee’s counterproposal for CPG to acquire all of the outstanding CPPL Common Units. The Morgan Stanley presentation included an update of the analysis previously presented to the TransCanada Board on September 7, 2016 and to TransCanada’s management on September 23, 2016. In addition, the presentation included an analysis of the premium implied by the counterproposal price of $17.90 per unit, as well as the implied valuation multiples relative to other similar MLPs and the expected impact to TransCanada’s earnings and cash flow per share relative to TransCanada’s original offer price of $15.75 per unit and relative to the current public market price of CPPL Common Units.

On October 18, 2016, Akin Gump and Potter Anderson sent a revised draft of the Merger Agreement to V&E, which reflected the requests set forth in Akin Gump’s material issues list.

On October 20, 2016, V&E delivered to Akin Gump a response by CPG to the material issues list that was circulated by Akin Gump on behalf of the Conflicts Committee. The response contained an issue-by-issue response to Akin Gump’s material issues list, including, among other items: (1) a request for explanation as to why TransCanada should be a party to the Merger Agreement or guarantee the obligations of CPG under the Merger Agreement; (2) a statement that CPG was unwilling to remove its fiduciary out termination right but that CPG was willing to pay all reasonable and documented out-of-pocket expenses incurred by CPPL in connection with the Merger Agreement, not subject to a cap; (3) a statement that CPG largely agreed to the Conflicts Committee’s request that the Merger Agreement include covenants providing that the CPP GP Board would declare and pay all distributions between signing and closing that would normally have been paid consistent with past practice and that a prorated quarterly distribution would be declared and paid if the closing were to occur before an applicable distribution record date; (4) a proposal that the CPP GP Board have the ability to amend, waive and take any other action with respect to the Merger Agreement unless such action would be materially adverse to the unaffiliated unitholders of CPPL, in which case such action would require the Conflicts Committee’s approval; (5) a statement that CPG agreed to the request to revise the standard under which the Conflicts Committee could change its recommendation; (6) a statement that CPG agreed to cause CEG, as holder of CPPL’s subordinated units, to provide an irrevocable written consent approving the merger, subject to certain conditions; (7) a statement that CPG agreed to the request to make CPPL’s obligation to reimburse CPG’s expenses in connection with a rejection of the merger by the CPPL Common Unitholders contingent on a change in recommendation by the Conflicts Committee; (8) a statement that CPG agreed to the Conflicts Committee’s request to delete the provision that if the Conflicts Committee changes its recommendation, the previously granted “Special Approval” be invalidated; and (9) a statement of CPG’s refusal to accept the Conflicts Committee’s request that any measure of damages payable to CPPL in connection with a breach by CPG that results in a termination of the agreement include any lost premium suffered by the common unitholders and a proposal that if the Merger Agreement is terminated by either party as a result of a breach of any representation, warranty, covenant or agreement of the other party, then the non-breaching party would be entitled to a reimbursement of its reasonable and documented out-of-pocket expenses.

On October 20, 2016, V&E also delivered to Akin Gump a revised offer letter and a revised draft of the Merger Agreement. V&E simultaneously provided these documents along with CPG’s response to Akin Gump’s material issues list to the Conflicts Committee. The revised offer letter stated, among other things, that CPG proposed to pay $16.45 in cash for each publicly held CPPL Common Unit plus a pro-rated cash amount equal to a portion of the quarterly distribution for the quarter in which the closing occurs as determined from the record date to the date of closing. The revised draft of the Merger Agreement reflected CPG’s response to Akin Gump’s material issues list.

On October 21, 2016, the Conflicts Committee met telephonically with Akin Gump, Jefferies and Potter Anderson and discussed the CPG counterproposal. Jefferies delivered an updated analysis of the counterproposal, and discussed the counterproposal and various potential negotiating strategies with the Conflicts Committee. Following that discussion, the Conflicts Committee instructed Jefferies to communicate its counterproposal of a base purchase price of $17.25 per CPPL Common Unit plus quarterly distributions between signing and closing with a pro-rated distribution for the quarter in which closing occurs as determined from the first day of such quarter through the date of closing. Akin Gump and Potter Anderson then discussed the current draft of the Merger Agreement and the status of the material issues list. Following that discussion, the Committee instructed Akin Gump to deliver a markup of the Merger Agreement and for its advisors to deliver a revised material issues list, which would provide: (a) that the Conflicts Committee would forgo its request that TransCanada be a party to the Merger Agreement and guarantee CPG’s obligations under the Merger Agreement if CPG were to provide certain additional representations regarding (1) its ability to fund the payment of the Merger Consideration and (2) TransCanada’s approval of the Proposed Transactions; (b) that the Conflicts Committee was unwilling to accept a fiduciary out termination right in favor of CPG; (c) a request for further changes to the mechanics for determining the pro rata cash distribution amount to be paid to the public unitholders of CPPL; (d) a request that all amendments, waivers and actions with respect to the Merger Agreement by or on behalf of CPPL (including any determination with respect to the exercise of termination rights or remedies for a CPG breach under the terms of the Merger Agreement) require approval of the Conflicts Committee; (e) a request for further changes to the standard under which the Conflicts Committee could change its recommendation; (f) an objection to CPG’s deletion of the provision that provides for specific performance as a permitted remedy and a request to reinstate that provision; (g) a withdrawal of the Conflicts Committee’s request for a specific damage calculation mechanism with the understanding that the agreement would not limit the availability of any measure of damages that is appropriate under the circumstances and (h) a rejection of CPG’s proposal to limit damages to expense reimbursement for termination arising out of an intentional and material breach of the Merger Agreement.

On October 21, 2016, Jefferies met telephonically with Morgan Stanley to discuss a counter-proposal in which CPG would acquire all of the outstanding CPPL Common Units for $17.25 in cash plus quarterly distributions between signing and closing with a pro-rated distribution for the quarter in which closing occurs as determined from the first day of such quarter through the date of closing.

On October 22, 2016, Jefferies delivered to Morgan Stanley the list of material issues generated during the October 21, 2016 Conflicts Committee meeting.

On October 24, 2016, Akin Gump delivered to V&E a revised material issues list and a revised draft of the Merger Agreement that reflected the Conflicts Committee’s position stated in the updated material issues list.

On October 25, 2016, representatives of Akin Gump and V&E had a conference call to discuss the revised draft of the Merger Agreement. Representatives of Akin Gump raised certain preliminary points regarding the terms of the Merger Agreement proposed by the Conflicts Committee, which were discussed. Representatives of V&E confirmed that they would respond with a revised draft of the Merger Agreement.

Also on October 25, 2016, a member of TransCanada’s management held a telephonic meeting with the Chair of the Conflicts Committee to discuss the delivery of a revised offer letter. Later that day, V&E delivered to Akin Gump a revised offer letter and a revised draft of the Merger Agreement. V&E simultaneously provided these documents to the Conflicts Committee. The revised offer letter provided that CPG would acquire all of the outstanding CPPL Common Units for consideration equal to $17.00 in cash for each issued and outstanding publicly held CPPL Common Unit, subject to the negotiation and execution of mutually acceptable definitive documentation (the “October 25 Proposal”). The October 25 Proposal stated that it represented CPG’s best and final offer and it was CPG’s intention to conclude the discussions and make a public announcement on November 1, 2016. The October 25 Proposal implied a 20.2% premium to the 30-day average closing price of CPPL’s Common Units as of September 23, 2016. The revised draft of the Merger Agreement was consistent with the October 25 Proposal and provided for aggregate consideration per CPPL Common Unit of $17.00 in cash. In addition, the revised draft of the Merger Agreement included the CPG fiduciary out termination right, which would permit CPG to terminate the Merger Agreement if it determined in good faith that the failure to take such action would breach its fiduciary duties under applicable law, in which case, CPG would be obligated to pay the reasonable out-of-pocket expenses incurred by CPPL in connection with the Merger Agreement. The provision that provides for specific performance as a permitted remedy was also deleted from the revised draft of the Merger Agreement. Also, the revised draft included the payment mechanics of the prorated distribution and the requirement for approval from the Conflicts Committee for all amendments to the Merger Agreement.

On October 26, 2016, the Conflicts Committee held a telephonic meeting with Akin Gump, Jefferies and Potter Anderson, at which the Committee and its advisors discussed the October 25 Proposal from CPG. Jefferies presented an updated analysis of the proposal, including its analysis of the offer price relative to the valuation ranges determined by Jefferies. The Committee then discussed with Akin Gump and Potter Anderson CPG’s responses to the material issues list last generated by the Conflicts Committee. Following those discussions, the Committee determined to accept the proposed base purchase price of $17.00 per CPPL Common Unit, but to reject the inclusion of a fiduciary out termination right in favor of CPG and the deletion of the specific performance provision. After the meeting, Akin Gump and Jefferies both communicated those positions to V&E and Morgan Stanley, respectively, via phone calls.

On October 26, 2016, TransCanada’s special outside counsel, Crowell & Moring LLP, confirmed to TransCanada’s management that the Proposed Transaction would not be a reportable event under the HSR Act and, hence, a filing under the HSR Act would be unnecessary.

On October 27, 2016, V&E sent Akin Gump an initial draft of the written consent from CEG as the sole subordinated unitholder of CPPL (the “CEG Consent”). Over the course of the next several days until the signing of the transaction, several drafts of the CEG Consent were exchanged between the parties.

Also on October 27, 2016, Mr. Hofmann discussed the October 25 Proposal with a representative of TransCanada, noting the Conflicts Committee’s stated objection to the CPG fiduciary out termination right in the Merger Agreement.

On the same date, representatives of Akin Gump and V&E held a conference call to discuss the revised draft of the Merger Agreement. V&E continued to insist that the Merger Agreement contain a fiduciary out termination right in favor of CPG. Representatives of Akin Gump and V&E discussed certain proposed changes to the most recent draft of the Merger Agreement, and agreed to address the remaining open points in the draft Merger Agreement with the respective parties.

Also, on October 27, 2016, the TransCanada Board held a special meeting. At the meeting, TransCanada’s management reviewed the progress on negotiations with the Conflicts Committee. TransCanada’s management led a discussion regarding Morgan Stanley’s updated valuation of CPPL. Management presented to the TransCanada Board an updated illustrative valuation summary based on a number of factors, including unit trading range, analysts’ price targets and an intrinsic value analysis which included a dividend discount valuation and a discounted cash flow valuation. The presentation also analyzed precedent transactions using premiums and multiples, noting a narrow band of premiums for other similar MLP transactions. Members of the TransCanada Board were also briefed on the anticipated financial impacts to TransCanada based on a purchase price of $17.00 per CPPL Common Unit. TransCanada management also explained that the Proposed Transaction was expected to be immediately accretive to TransCanada’s earnings per share assuming a price of $17.00 per CPPL Common Unit. TransCanada’s management indicated its belief that based on the proposed terms, including price, contained in the October 25 Proposal, the Proposed Transaction would be fair to the CPPL Common Unitholders as well.

On October 28, 2016, the Conflicts Committee held a telephonic meeting in which they determined that they would refuse to discuss the Proposed Transaction further if CPG continued to insist on the CPG fiduciary out termination right. Following that meeting, Jefferies delivered to Morgan Stanley and V&E an email stating the Conflicts Committee’s position regarding CPG’s fiduciary out termination right.

Over the next few days, V&E and Akin Gump exchanged various drafts of the Merger Agreement and engaged in numerous telephonic discussions to resolve any remaining open issues. Among the open issues resolved during this period, the parties agreed to omit the CPG fiduciary out termination right, include a cap of $10 million on reimbursable out-of-pocket expenses incurred by CPG in connection with the termination of the Merger Agreement under certain circumstances and include a limited specific performance remedy.

On November 1, 2016, the Conflicts Committee held a telephonic meeting with Akin Gump, Jefferies and Potter Anderson to discuss the outcome of the negotiations with CPG. During the meeting, Jefferies reviewed with the Conflicts Committee its financial analysis of the $17.00 per CPPL Common Unit in cash without interest consideration (the “Cash Consideration”) and delivered an oral opinion, subsequently confirmed in a written opinion delivered on November 1, 2016, to the Conflicts Committee, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Jefferies as set forth therein, the Cash Consideration to be received by the CPPL Unaffiliated Unitholders was fair, from a financial point of view, to CPPL and the CPPL Unaffiliated Unitholders. The full text of the Jefferies written opinion, dated November 1, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated by reference herein. A discussion of Jefferies’ analysis is described under “Special Factors—Opinion of the Financial Advisor of the Conflicts Committee” of this proxy statement. Members of the Conflicts Committee next discussed the terms of the key transaction agreements, including the Merger Agreement that were circulated prior to the meeting. Following extensive discussion, and after considering the foregoing and the factors described under “Special Factors—Recommendation of the Conflicts Committee and the CPP GP Board; Reasons for Recommending Approval of the Merger Proposal” of this proxy statement, the Conflicts Committee unanimously determined that each of the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the CPPL Unaffiliated Unitholders and is not adverse to the interests of the CPPL Unaffiliated Unitholders or the interests of CPPL. The Conflicts Committee unanimously adopted resolutions which: (1) determined that each of the Merger, the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the holders of the outstanding CPPL Common Units (other than CPP GP and its controlling affiliates, including CPG and CEG) (the “CPPL Unaffiliated Unitholders”) and is not adverse to the interests of the CPPL Unaffiliated Unitholders or the interests of CPPL; (2) approved the Merger Agreement and the Merger Transactions; (3) recommended that the CPP GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions and (4) recommended that the CPP GP Board submit the Merger Agreement to a vote of CPPL’s limited partners and recommend approval of the Merger Agreement by CPPL’s limited partners.

Later on November 1, 2016, following the Conflicts Committee meeting, the CPP GP Board held a meeting that was also attended by a representative of V&E to consider the Proposed Transaction. During the meeting, the

Chairman of the Conflicts Committee provided the other directors present with a description of the background of the Proposed Transaction and the process undertaken by the Conflicts Committee. The Chairman of the Conflicts Committee then provided the other directors with the Conflicts Committee’s unanimous recommendation in favor of the Proposed Transaction. Members of the CPP GP Board next discussed the terms of the key transaction agreements, including the Merger Agreement, that were circulated prior to the meeting. V&E reviewed in detail with the CPP GP Board the terms of the Merger Agreement and also reviewed with the CPP GP Board its fiduciary duties in the context of a potential acquisition. Following discussion, and after considering the foregoing and the factors described under “Special Factors—Recommendation of the Conflicts Committee and the CPP GP Board; Reasons for Recommending Approval of the Merger Proposal” of this proxy statement, the CPP GP Board, acting based upon the recommendation of the Conflicts Committee, adopted resolutions which (1) determined that each of the Merger, the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the CPPL Unaffiliated Unitholders and is not adverse to the interests of the CPPL Unaffiliated Unitholders or the interests of CPPL; (2) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions; (3) resolved to submit the Merger Agreement to a vote of CPPL’s limited partners; and (4) recommended, and resolved to recommend, approval of the Merger Agreement by CPPL’s limited partners.

Also on November 1, 2016, the TransCanada Board convened a meeting and, after reviewing the terms of the Proposed Transaction, (1) determined that it was in the best interests of TransCanada and its stockholders to effect the Proposed Transaction and the transactions contemplated by the Merger Agreement and the other transaction agreements; (2) determined that the Proposed Transaction and the other transactions contemplated by the transaction agreements, including the Merger, were fair to CPPL’s unaffiliated unitholders; (3) approved the terms of each of the transaction agreements, including the Merger and payment of the Merger Consideration by the applicable subsidiary of TransCanada; (4) authorized CPG to execute and deliver the transaction agreements and to take any actions it deems necessary or appropriate in order to effect the Merger and the other transactions contemplated by the transaction agreements; (5) authorized TransCanada to perform its obligations and consummate the Merger and the other transactions contemplated by the transaction agreements; (6) authorized officers of TransCanada to make all filings necessary in order to carry out the transactions contemplated by the transaction agreements or comply with applicable law, regulations or exchange rules; and (7) authorized officers of TransCanada to deal with legal proceedings arising out of the Merger or other transactions contemplated by the transaction agreements or legal proceedings relating to the Proposed Transaction.

In the afternoon on November 1, 2016, CPG, CPPL, CPP GP and Merger Sub executed the Merger Agreement, after which each of CPPL and TransCanada issued press releases announcing the execution of the Merger Agreement. Contemporaneously with the execution of the Merger Agreement, CEG executed the CEG Consent.

Recommendation of the Conflicts Committee and the CPP GP Board; Reasons for Recommending Approval of the Merger Proposal

The Conflicts Committee

The Conflicts Committee consists of three independent directors: G. Stephen Finley, Thomas W. Hofmann and Peggy A. Heeg. In resolutions approved by the CPP GP Board on September 27, 2016, the CPP GP Board delegated to the Conflicts Committee the full power and authority and responsibilities of the CPP GP Board to (1) review and to evaluate the terms and conditions of the proposed transaction on behalf of the CPPL Unaffiliated Unitholders and CPPL; (2) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed transaction; (3) determine whether or not to recommend for approval to the CPP GP Board the proposed transaction, any such recommendation of such transaction to constitute “Special Approval” as such term is defined in the CPPL Partnership Agreement; (4) determine whether the proposed transaction is advisable and fair to, and in the best interests of, CPPL and the CPPL Unaffiliated Unitholders; (5) approve any actions or agreements and other documents as the Conflicts Committee may deem necessary, appropriate or advisable in connection with the exercise of its authority; and (6) direct the officers of CPP GP to negotiate, execute and deliver, and cause the performance of, or waiver of rights under, any such agreements and other documents as may be necessary for the Conflicts Committee to perform its functions.

The Conflicts Committee retained Akin Gump as its independent legal counsel and Potter Anderson as its independent Delaware legal counsel. In addition, the Conflicts Committee retained Jefferies as the independent financial advisor of the Conflicts Committee. The Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of CPG’s proposal and conducted negotiations with CPG and its representatives with respect to the Merger Agreement and the various other agreements related to the Merger and the Merger Transactions.

On November 1, 2016, the Conflicts Committee (1) unanimously determined that each of the Merger, the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the CPPL Unaffiliated Unitholders and is not adverse to the interests of the CPPL Unaffiliated Unitholders or the interests of CPPL, (2) approved the Merger Agreement and the Merger Transactions, (3) recommended that the CPP GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions and (4) recommended that the CPP GP Board submit the Merger Agreement to a vote of CPPL’s limited partners and recommend approval of the Merger Agreement by CPPL’s limited partners, such approval and recommendation by the Conflicts Committee constituting “Special Approval” as such term is defined in the CPPL Partnership Agreement.

Under the CPPL Partnership Agreement, whenever CPP GP (acting in its capacity as the general partner of CPPL), the CPP GP Board or any committee of the CPP GP Board (including the Conflicts Committee) or any affiliates of CPP GP cause CPP GP to make a determination or take or omit to take any other action, then, unless another lesser standard is provided for in the CPPL Partnership Agreement, CPP GP, the CPP GP Board or any committee of the CPP GP Board (including the Conflicts Committee) must not make such determination or take or omit to take such other action in bad faith and is not subject to any other or different standard under the CPPL Partnership Agreement or applicable law. Under the CPPL Partnership Agreement, “bad faith” means, with respect to any determination, action or omission of any person, board or committee, that such person, board or committee reached such determination, or engaged in or failed to engage in such act or omission, with the belief that such determination, action or omission was adverse to the interest of CPPL. Under the CPPL Partnership Agreement, a determination, action or omission by the Conflicts Committee will be presumed to have been in good faith. Similarly, a determination, action or omission by the Conflicts Committee that is taken in reliance on the advice or opinion of legal counsel, an investment banker or other advisor will be conclusively presumed to be taken in good faith if the CPP GP Board reasonably believes the matter to be within such person’s professional or expert competence. In addition, under the CPPL Partnership Agreement, any matters approved by the vote of a majority of the Common Units held by the CPPL Common Unitholders will be conclusively presumed to have been approved by CPPL and all CPPL limited partners and not a breach by CPP GP or the CPP GP Board of any duties they may owe CPPL or CPPL limited partners.

The Conflicts Committee has not, including, without limitation, in connection with making the determination and approvals, and the related recommendation to the CPPL Common Unitholders described above, assumed any obligation to CPPL or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the CPPL Partnership Agreement. Nothing in this proxy statement or the actions, determinations or recommendations of the Conflicts Committee described in this proxy statement should be read to mean that the Conflicts Committee assumed any obligations to CPPL or its limited partners (whether fiduciary, contractual, implied or otherwise) other than those obligations that may exist in the CPPL Partnership Agreement. You are urged to read the full text of the CPPL Partnership Agreement, which is incorporated by reference into this proxy statement below under “Where You Can Find More Information.”

The Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determination as to the fairness of the Merger Agreement and the Merger Transactions and its

recommendation that the CPP GP Board approve the Merger Agreement and the Merger Transactions, and recommend approval of the Merger Agreement to the CPPL Common Unitholders. As discussed in greater detail below, the Conflicts Committee expressly relied on an opinion by Jefferies as to the fairness of the base merger consideration and the related financial analysis. Moreover, in making its determination and recommendation to the CPP GP Board, and the related recommendation to the CPPL Common Unitholders, the Conflicts Committee also considered the following factors to be generally positive or favorable, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	The opinion of Jefferies, dated November 1, 2016, that, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Jefferies as set forth therein, as of such date the Cash Consideration to be received by the CPPL Unaffiliated Unitholders pursuant to the Merger Agreement was fair, from a financial point of view, to CPPL and the CPPL Unaffiliated Unitholders, including the various analyses undertaken by Jefferies in connection with its opinion, which are described under “—Opinion of the Financial Advisor of the Conflicts Committee.”

•	The Merger would provide the CPPL Common Unitholders with base merger consideration of $17.00 per CPPL Common Unit, a price the Conflicts Committee viewed as fair in light of CPPL’s recent and projected financial performance and recent trading prices of the CPPL Common Units. Such base consideration amount represented (1) a premium of approximately 20.2% above the average closing price of a CPPL Common Unit for the 30 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on September 23, 2016 (the last trading day before the announcement of the September 25 Proposal (as defined in “Special Factors—Background of the Merger”)) and (2) a premium of approximately 6 .0% above the average closing price of a CPPL Common Unit for the 30 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on October 31, 2016 (the last trading day before the announcement of the Merger Agreement).

•	The base merger consideration of $17.00 per CPPL Common Unit represents a 7.9% increase from the value of the total consideration originally offered by CPG as part of the September 25 Proposal, and the inclusion of the prorated distribution amount described below represents an additional increase to such value.

•	The agreement by CPG to increase the base merger consideration to include a prorated amount that would effectively provide the CPPL Common Unitholders with a prorated distribution through the closing of the Merger at the current quarterly distribution rate.

•	CPG’s representation to CPPL that the Merger Consideration was its best offer and the conclusion reached by the Conflicts Committee that the $17.00 per CPPL Common Unit base consideration was likely the highest price per CPPL Common Unit that CPG was willing to pay at the time of the Conflicts Committee’s determination and approval.

•	The Conflicts Committee’s belief that it was unlikely that any other transaction with a third party involving a sale of CPPL or a significant interest in CPPL or its assets could be consummated at this time in light of CPG’s position (contained in its letter dated September 25, 2016) that it was only interested in acquiring all of the outstanding CPPL Common Units and had no interest in causing CEG to sell any of its partnership interests in CPPL, selling assets to CPPL or pursuing other strategic alternatives involving CPPL.

•	The agreement by CPG to cause CPPL to maintain the quarterly distribution rate through the closing of the Merger at the current rate of $0.1975 per CPPL Common Unit, with the declaration date and record date for each such distribution to occur no later than 30 days and 42 days, respectively, after the end of each fiscal quarter.

•	The Conflicts Committee’s belief that the public trading price of the CPPL Common Units may have been supported by the consideration originally offered as part of the September 25 Proposal, and that the public trading price of the CPPL Common Units may decline in the event the Committee declined to approve the Merger Agreement and the Merger Transactions.

•	The terms of the Merger Agreement, principally:

•	Each CPPL Common Unit will be converted into the right to receive (1) cash equal to $17.00 without any interest thereon plus (2) an additional amount of cash without any interest thereon equal to the product of (x) the number of days from and including the first day of the quarter in which the closing occurs through and including the closing date multiplied by (y) $0.00217 (a daily distribution rate equal to the quotient of $0.1975 divided by 91), plus (3) an additional amount of cash equal to $0.1975 without any interest thereon if the record date for CPPL’s quarterly cash distribution with respect to the quarter immediately preceding the quarter in which the closing occurs shall not have occurred prior to the effective time of the Merger;

•	The requirement that the Merger Agreement and the Merger Transactions be approved by a vote of the holders of a majority of the CPPL Unaffiliated Unitholders;

•	The limited nature of the operational representations and warranties given by CPPL;

•	The absence of a financing condition to CPG’s obligation to consummate the Merger;

•	The provision allowing the Conflicts Committee to withdraw or change its recommendation if it determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be adverse to the interests of the CPPL Unaffiliated Unitholders or would otherwise be a breach of its duties under the CPPL partnership agreement and applicable law, subject to providing CPG with advance notice and the ability to negotiate a change in the terms of the Merger Agreement; and

•	The lack of a break-up fee (other than, in certain circumstances, reimbursement of CPG for certain of its expenses up to $10 million) for termination of the Merger Agreement in accordance with its terms.

In addition, the Conflicts Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the fairness of the Merger Agreement and the Merger Transactions:

•	The Merger Agreement and the Merger Transactions must be approved by the affirmative vote of holders, as of the record date for the CPPL Special Meeting, of a majority of the outstanding CPPL Common Units, voting as a class, and a majority of the outstanding CPPL Common Units held by CPPL Unaffiliated Unitholders, voting as a class.

•	The Conflicts Committee consisted solely of independent directors who are not officers or controlling unitholders of CEG, CPG, Merger Sub, TransCanada, TPL or TransCanada USA (collectively, the “CPG Parties”), and the Conflicts Committee was charged with evaluating the terms and conditions of the proposed transaction on behalf of CPPL and the CPPL Unaffiliated Unitholders.

•	The members of the Conflicts Committee were appropriately compensated for their services and their compensation was in no way contingent on their approving the Merger Agreement or the Merger Transactions.

•	Other than by the vesting of any phantom units issued and outstanding to non-employee directors of CPPL pursuant to the CPPL Long-Term Incentive Plan, immediately prior to the effective time of the Merger, the members of the Conflicts Committee will not personally benefit from the completion of the Merger in a manner different from the CPPL Common Unitholders.

•	The Conflicts Committee retained and was advised by experienced and qualified advisors, consisting of legal counsel, Akin Gump, Delaware counsel, Potter Anderson, and financial advisor, Jefferies.

•	Concurrently with the execution of the Merger Agreement, CEG executed and delivered its written consent in favor of the Merger Agreement and the Merger Transactions as the holder of all of the outstanding CPPL Subordinated Units, and CPG’s agreement in the Merger Agreement not to recommend or cause CEG to amend, modify, revoke or supplement such consent.

•	The terms and conditions of the Merger Agreement and the Merger Transactions were determined through arm’s-length negotiations between CPG and the Conflicts Committee and their respective representatives and advisors.

•	Under the terms of the Merger Agreement, prior to the Effective Time, CPG will not, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of CPP GP who is a member of the Conflicts Committee either as a director or as a member of such committee (so long as such director continues to satisfy the requirements of serving on the Conflicts Committee set forth in the CPPL Partnership Agreement).

•	Any amendments to the Merger Agreement require the approval of the Conflicts Committee.

•	Any consents, determinations, decisions, approvals or agreements of CPPL pursuant to the Merger Agreement require the approval of the Conflicts Committee.

•	Under the terms of the Merger Agreement, specific performance is available to CPPL as a remedy and CPG is unable to terminate the Merger Agreement in circumstances other than those provided in the Merger Agreement.

The Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and recommendation to the CPP GP Board, and the related recommendation to the CPPL Common Unitholders:

•	The CPPL Common Unitholders will have no equity participation in CPPL following the Merger, and the CPPL Common Unitholders will accordingly cease to participate in CPPL’s future earnings or growth, if any, or to benefit from increases, if any, in the value of CPPL Common Units.

•	The receipt of cash in exchange for CPPL Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (see “Material U.S. Federal Income Tax Considerations”).

•	CPPL Common Unitholders are not entitled to appraisal rights under the Merger Agreement, the CPPL Partnership Agreement or Delaware law.

•	CPG indicated to the Conflicts Committee that CPG is interested only in acquiring all of the outstanding CPPL Common Units and that it has no interest in causing CEG to sell any of its partnership interests in CPPL, selling assets to CPPL or pursuing other strategic alternatives involving CPPL; as a result, the Conflicts Committee could not and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of CPPL or of the publicly held CPPL Common Units, and the Conflicts Committee was and is effectively unable to consider offers from third parties.

•	There is risk that the Merger might not be completed in a timely manner, or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, and a failure to complete the Merger could negatively affect the trading price of CPPL Common Units.

•	Certain terms of the Merger Agreement, principally:

•	CPPL’s obligation to reimburse CPG for certain expenses in the event CPG were to terminate the Merger Agreement pursuant to its terms due to a CPPL Adverse Recommendation Change or a material breach by CPPL or CPP GP of a representation, warranty or covenant in the Merger Agreement; and

•	CPPL’s obligation to hold the CPPL Special Meeting even if the Conflicts Committee changes its recommendation.

•	Certain members of CPPL management and the CPP GP Board may have interests that are different from those of the CPPL Unaffiliated Unitholders.

The foregoing discussion of the information and factors considered by the Conflicts Committee is not intended to be exhaustive, but includes material factors the Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the Conflicts Committee may have given differing weights to different factors. Overall, the Conflicts Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered.

In making its determination and approvals, and the related recommendation to the CPP GP Board, the Conflicts Committee did not consider the liquidation value of CPPL’s assets because it considers CPPL to be a viable going concern business where value is derived from cash flows generated from its continuing operations and it believes that the value of CPPL’s assets that might be realized in a liquidation would be less than CPPL’s going concern value. In addition, the Conflicts Committee did not consider CPPL’s net book value, which is defined as total assets minus total liabilities, because the Conflicts Committee believes that net book value is not a material indicator of the value of CPPL as a going concern. For example, net book value does not take into account the future prospects of CPPL, market conditions or trends in CPPL’s industry. The Conflicts Committee is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for: (1) a merger or consolidation of CPPL with another company; (2) the sale or transfer of all or substantially all of CPPL’s assets; or (3) the purchase of CPPL securities that would enable such person to exercise control of or significant influence over CPPL.

In making its determination and approvals, and the related recommendations, the Conflicts Committee considered the financial analyses regarding CPPL prepared by Jefferies and reviewed and discussed by Jefferies with the Conflicts Committee as an indication of the going concern value of CPPL. The Conflicts Committee did not expressly establish a specific going concern value for CPPL to determine the fairness of the Merger Consideration to the CPPL Unaffiliated Unitholders because the committee did not believe there was a single method for determining going concern value. However, the financial analyses presented to the Conflicts Committee by Jefferies, which included a discounted cash flow analysis, a selected precedent transactions analysis, a premiums paid analysis, and a selected public companies analysis as described under “—Opinion of the Financial Advisor of the Conflicts Committee,” were based on the operations of CPPL as a continuing business and, to that extent, the Conflicts Committee considered such analyses as going concern valuations. The Conflicts Committee considered each of these analyses in the context of the fairness opinion provided by Jefferies, and the Conflicts Committee expressly adopted these analyses and the opinion of Jefferies, among the other factors it considered (as described above), in reaching its conclusions regarding the fairness of the Merger Agreement and the Merger Transactions to the CPPL Unaffiliated Unitholders.

The Conflicts Committee did not retain an unaffiliated representative to act solely on behalf of the CPPL Unaffiliated Unitholders for purposes of negotiating the terms of the Merger Agreement. The Conflicts Committee believes that it was not necessary to retain an unaffiliated representative to act solely on behalf of the CPPL Unaffiliated Unitholders for purposes of negotiating the terms of the Merger Agreement because the Conflicts Committee was charged with representing the interests of CPPL and the CPPL Unaffiliated Unitholders, it consisted solely of directors who are not officers or controlling equityholders of the CPG Parties, it engaged financial and legal advisors to act on its behalf and it was actively involved in deliberations and negotiations regarding the Merger on behalf of the CPPL Unaffiliated Unitholders.

The CPP GP Board

The CPP GP Board consists of seven directors, three of whom are independent (Ms. Heeg and Messrs. Hofmann and Finley), three of whom are officers of TransCanada (Ms. Delkus and Messrs. Pourbaix and Johannson) and one of which is an officer of CPP GP and TransCanada (Mr. Chapman). As such, the directors on the CPP GP Board may have different interests in the Merger than the CPPL Common Unitholders. For a complete discussion of these and other interests of the members of the CPP GP Board in the Merger, see “Special Factors—Interests of Certain Persons in the Merger.” Because of such possible and actual conflicts of interest, the CPP GP Board delegated to the Conflicts Committee the full power and authority of the CPP GP Board to (1) review and evaluate the terms and conditions of the proposed transaction on behalf of the CPPL Unaffiliated Unitholders and CPPL; (2) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed transaction; (3) determine whether or not to recommend for approval to the CPP GP Board the proposed transaction, any such recommendation of such transaction to constitute “Special Approval” as such term is defined in the CPPL Partnership Agreement; (4) determine whether the proposed transaction is advisable and fair to, and in the best interests of, CPPL and the CPPL Unaffiliated Unitholders; (5) approve any actions or agreements and other documents as the Conflicts Committee may deem necessary, appropriate or advisable in connection with the exercise of its authority; and (6) direct the officers of CPP GP to negotiate, execute and deliver, and to cause the performance of, or waiver of rights under, any such agreements and other documents as may be necessary for the Conflicts Committee to perform its functions. The Conflicts Committee was composed of the three independent (and non-employee) directors of the CPP GP Board (Ms. Heeg and Messrs. Hofmann and Finley).

On November 1, 2016, the Conflicts Committee unanimously determined that each of the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the CPPL Unaffiliated Unitholders, and is not adverse to the interests of CPPL or the interests of the CPPL Unaffiliated Unitholders. Based upon such determination, the Conflicts Committee recommended to the CPP GP Board that the CPP GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the Merger Transactions. On November 1, 2016, the CPP GP Board, after considering the factors discussed below, including the unanimous determination and recommendation of the Conflicts Committee, determined that each of the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the CPPL Unaffiliated Unitholders and is not adverse to the interests of CPPL or the interests of the CPPL Unaffiliated Unitholders and approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement by CPP GP and CPPL, the consummation of the Merger Transactions and the submission of the Merger Agreement to a vote of CPPL’s limited partners. The CPP GP Board recommends that CPPL Common Unitholders vote in favor of the Merger Proposal.

In determining that the Merger Agreement and the Merger Transactions are fair and reasonable to, and in the best interest of, CPPL and the CPPL Unaffiliated Unitholders, and are not adverse to the interests of CPPL or the interests of the CPPL Unaffiliated Unitholders and approving the Merger Agreement and the Merger Transactions, and recommending that CPPL’s limited partners vote in favor of the Merger Proposal, the CPP GP Board considered a number of factors, including the following material factors:

•	the unanimous determination and recommendation of the Conflicts Committee; and

•	the factors considered by the Conflicts Committee, including the material factors considered by the Conflicts Committee described under “—The Conflicts Committee” above.

In doing so, the CPP GP Board expressly adopted the analysis of the Conflicts Committee, which is discussed above.

The foregoing discussion of the information and factors considered by the CPP GP Board is not intended to be exhaustive, but includes material factors the CPP GP Board considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the CPP GP

Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the CPP GP Board may have given differing weights to different factors. The CPP GP Board approved and recommends that CPP Common Unitholders vote in favor of the Merger Proposal based upon the totality of the information presented to and considered by the CPP GP Board.

The CPP GP Board consists of seven directors, none of whom is an employee of CPPL. The directors include three members of the Conflicts Committee (Ms. Heeg and Messrs. Hofmann and Finley) and four directors who are also officers of TransCanada (Ms. Delkus and Messrs. Chapman, Pourbaix and Johannson). Mr. Chapman is also an officer of CPP GP. The Merger Agreement and the Merger Transactions were approved by the CPP GP Board, acting based on the recommendation of the Conflicts Committee, as described in the section entitled “—Recommendation of the Conflicts Committee and the CPP GP Board; Reasons for Recommending Approval of the Merger Proposal” of this proxy statement.

Opinion of the Financial Advisor of the Conflicts Committee

In October 2016, the Conflicts Committee retained Jefferies to act as its financial advisor in connection with the proposed transaction. In connection with this engagement, the Conflicts Committee requested that Jefferies evaluate the fairness, from a financial point of view, to CPPL and the CPPL Unaffiliated Unitholders of the base merger consideration of $17.00 per CPPL Common Unit in cash without interest to be received by the CPPL Unaffiliated Unitholders in connection with the proposed Merger Transactions. At the meeting of the Conflicts Committee on November 1, 2016, Jefferies rendered its oral opinion to the Conflicts Committee, subsequently confirmed in a written opinion delivered on November 1, 2016, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the base merger consideration of $17.00 per CPPL Common Unit in cash without interest to be received by the CPPL Unaffiliated Unitholders pursuant to the Merger Agreement was fair, from a financial point of view, to CPPL and the CPPL Unaffiliated Unitholders.

The full text of the written opinion of Jefferies, dated as of November 1, 2016, is attached hereto as Annex B. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. We encourage you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to the Conflicts Committee and addresses only the fairness, from a financial point of view, of the base merger consideration of $17.00 per CPPL Common Unit in cash without interest to be received by the CPPL Unaffiliated Unitholders pursuant to the Merger Agreement as of the date of the opinion. It does not address any other aspects of the Merger Agreement or the Merger Transactions and does not constitute a recommendation as to how any CPPL Common Unitholder should vote on the Merger Proposal or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

(i)	reviewed a draft dated October 31, 2016 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about CPPL;

(iii)	reviewed certain information furnished to Jefferies by the management of CPG and CPPL, including financial forecasts and analyses, relating to the business, operations and prospects of CPPL;

(iv)	held discussions with members of CPPL senior management concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the unit trading price history and valuation multiples for CPPL Common Units and compared them with those of certain publicly traded companies and partnerships that Jefferies deemed relevant;

(vi)	compared the proposed financial terms of the Merger Transactions with the financial terms of certain other transactions that Jefferies deemed relevant; and

(vii)	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by CPPL or CPG or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. In its review, Jefferies relied on assurances of CPPL management and the management of CPG that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, CPPL. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any business is inherently subject to uncertainty. CPPL informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the then best currently available estimates and good faith judgments of CPPL management as to the future financial performance of CPPL. The Conflicts Committee directed Jefferies to use such financial forecasts, and Jefferies expressed no opinion as to CPPL’s financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting CPPL, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal and accounting advice given to the Conflicts Committee and the CPP GP Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to CPPL and the CPPL Common Unitholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any CPPL Common Unitholder. In rendering its opinion, Jefferies assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger Transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on CPPL, CPP GP or CPG or the contemplated benefits of the Merger Transactions.

Jefferies’ opinion was for the use and benefit of the Conflicts Committee in its consideration of the Merger Transactions, and Jefferies’ opinion did not address the relative merits of the Merger Transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to CPPL, nor did it address the underlying business decision by CPP GP or CPPL to engage in the Merger Transactions or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any CPPL Common Unitholder should vote on the Merger Proposal or any matter related thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of CPPL, other than the CPPL Unaffiliated Unitholders as expressly set forth in the opinion. Jefferies expressed no opinion as to the price at which CPPL Common Units would trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of CPPL’s or CPP GP’s officers, directors or employees, or any class of such persons, in connection with the Merger Transactions relative to the consideration to be received by the CPPL Common Unitholders. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of CPPL’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond CPPL’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per unit value of CPPL Common Units do not purport to be appraisals or to reflect the prices at which CPPL Common Units may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the base merger consideration of $17.00 per CPPL Common Unit in cash without interest to be received by the CPPL Unaffiliated Unitholders in connection with the Merger Transactions pursuant to the Merger Agreement, and were provided to the Conflicts Committee in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and that were presented to the Conflicts Committee at the meeting on November 1, 2016. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Jefferies expressly consented to the inclusion in their entirety of its opinion and the materials it presented to the Conflicts Committee as exhibits to the transaction statement on Schedule 13E-3 and the related proxy statement filed with the SEC by CPPL, CPP GP and the CPG Parties in connection with the Merger.

CPG OpCo / CPPL Financial Summary

Jefferies was provided a forecast for Columbia OpCo for 2017 through 2021 by CPG management on October 7, 2016, which included CPPL EBITDA (as defined below) based on CPPL’s ownership interest in Columbia OpCo of 15.7% (the “CPPL Forecast”). At CPG management’s direction, Jefferies further used the CPPL Forecast in performing certain valuation analyses, as applicable, to imply CPPL valuation. Jefferies used the CPPL Forecast and assumed a distribution coverage ratio of 1.05x and 100.7 million CPPL units to determine distributable cash flow per unit and distribution per unit. The CPPL Forecast is summarized below:

	2017E	2018E	2019E	2020E	2021E
Columbia OpCo EBITDA	$791.5	$1,088.3	$1,635.3	$1,743.8	$1,878.4
CPPL Share of Columbia OpCo EBITDA	$124.3	$170.9	$256.7	$273.8	$294.9
Less: MLP Standalone O&M (includes Partnership Expense)	$(4.0)	$(4.0)	$(4.1)	$(4.1)	$(4.3)
EBITDA	$120.2	$166.8	$252.7	$269.7	$290.6
Total Distributable Cash Flow	$88.0	$118.9	$193.2	$204.1	$218.2
LP Distributable Cash Flow / Unit*	$0.83	$1.04	$1.43	$1.48	$1.55
LP Distribution / Unit*	$0.80	$1.00	$1.38	$1.43	$1.50

Figures are shown in millions.

Selected Publicly Traded Companies Analysis

Using publicly available information, selected analyst reports and information provided by the management of CPG, Jefferies analyzed the selected financial data of Columbia OpCo and CPPL with similar data of (1) five long-haul pipeline companies and (2) seven drop-down master limited partnerships that Jefferies judged to be comparable to Columbia OpCo and CPPL for purposes of its valuation analysis, which are collectively referred to as the selected comparable companies:

Long-Haul Pipelines:

•	Kinder Morgan, Inc.

•	Williams Partners L.P.

•	Spectra Energy Partners, LP

•	TC PipeLines, LP

•	Tallgrass Energy Partners, L.P.

Drop-Down MLPs:

•	MPLX LP

•	Western Gas Partners, LP

•	EQT Midstream Partners, LP

•	Phillips 66 Partners LP

•	Shell Midstream Partners, L.P.

•	Antero Midstream Partners LP

•	Valero Energy Partners LP

In its analysis, Jefferies derived and compared multiples for CPPL and the selected comparable companies, calculated as follows:

•	the total enterprise value (defined as equity market value plus net debt plus noncontrolling interest plus preferred) divided by estimated earnings before interest, tax, depreciation and amortization (“EBITDA”) for calendar year 2017 (“TEV / 2017E EBITDA”), and

•	the total enterprise value divided by estimated EBITDA for calendar year 2018 (“TEV / 2018E EBITDA”).

This analysis indicated the reference ranges for the benchmarks as set forth below:

Selected Comparable Companies Multiples

Benchmark	Long-Haul Pipelines Average	Long-Haul Pipelines Median	Drop-Down MLPs Average	Drop-Down MLPs Median	CPPL
TEV / 2017E EBITDA	11.6x	11.8x	12.0x	11.6x	15.4x
TEV / 2018E EBITDA	10.2x	10.8x	9.5x	8.9x	11.1x

Applying the reference ranges corresponding with the TEV / 2017E EBITDA and TEV / 2018E EBITDA multiples, Jefferies determined implied enterprise values for Columbia OpCo. To determine the implied equity value of Columbia OpCo, Jefferies subtracted net debt (as projected by CPG’s management) as of September 30, 2016, from the implied enterprise value for Columbia OpCo. Jefferies then applied the 15.7% ownership interest of CPPL in Columbia OpCo to determine the implied equity values of CPPL. These analyses indicated the ranges of implied values per CPPL Common Unit set forth opposite the relevant benchmarks below, compared, in each case, to the base merger consideration of $17.00 per CPPL Common Unit.

Selected Comparable Companies Reference Ranges and Implied Unit Price Ranges

Benchmark	Reference Range	Implied Unit Price Range
TEV / 2017E EBITDA	13.5x – 14.5x	$14.90 – $16.14
TEV / 2018E EBITDA	10.0x – 11.0x	$15.21 – $16.91

In its analysis, Jefferies also derived and compared distribution yields for CPPL and the selected comparable companies, calculated as follows:

•	the estimated distribution yield based on each of the selected comparable company’s estimated calendar year 2017 distribution per unit, as applicable, divided by current closing unit price (“2017E Distribution Yield”), and

•	the estimated distribution yield based on each of the selected comparable company’s estimated calendar year 2018 distribution per unit, as applicable, divided by current closing unit price (“2018E Distribution Yield”).

This analysis indicated the reference ranges for the benchmarks as set forth below:

Selected Comparable Companies Yields

Benchmark	Long-Haul Pipelines Average	Long-Haul Pipelines Median	Drop-Down MLPs Average	Drop-Down MLPs Median	CPPL
2017E Distribution Yield	6.8%	7.5%	5.4%	5.1%	5.0%
2018E Distribution Yield	7.5%	7.9%	6.4%	5.9%	6.3%

Jefferies applied such ranges to corresponding financial data for CPPL to calculate implied values per CPPL Common Unit set forth opposite the relevant benchmarks below, compared, in each case, to the base merger consideration of $17.00 per CPPL Common Unit.

Selected Comparable Companies Reference Ranges and Implied Unit Price Ranges

Benchmark	Reference Range	Implied Unit Price Range
2017E Distribution Yield	5.0% – 6.0%	$13.28 – $15.94
2018E Distribution Yield	6.0% – 7.0%	$14.30 – $16.69

No company utilized in the comparable company analysis is identical to CPPL. In evaluating the selected comparable companies, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond CPPL’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Selected Transactions Analysis

Jefferies reviewed the 24 transactions listed below, including (1) nine transactions announced since February 1, 2012 involving high growth midstream transactions and (2) 13 transactions announced since November 1, 2012 involving long-haul pipeline transactions. Using publicly available and proprietary information, Jefferies analyzed the Columbia OpCo total enterprise value divided by EBITDA (“TEV / EBITDA”).

Announcement Date	Buyer	Seller
07/10/16	Southern Company	Kinder Morgan, Inc.
04/28/16	Tallgrass Energy Partners, L.P.	Sempra U.S. Gas and Power, LLC
01/04/16	Tallgrass Energy Partners, L.P.	Tallgrass Pony Express Pipeline, LLC
11/30/15	Kinder Morgan, Inc.	Myria Holdings Inc.
11/06/15	TC PipeLines, LP	TransCanada Corporation
11/02/15	Western Refining Logistics, LP	Western Refining, Inc.
08/03/15	NextEra Energy Partners, LP	NET Midstream, LLC
07/16/15	Genesis Energy, L.P.	Enterprise Products Partners L.P.
04/06/15	Williams Partners L.P.	EV Energy Partners, L.P.
12/01/14	ONEOK Partners, L.P.	Chevron West Texas LPG Pipeline Limited Partnership
11/06/14	Plains All American Pipeline, L.P.	Occidental Petroleum Corporation
10/28/14	Western Gas Partners, LP	Nuevo Midstream, LLC
05/05/14	Martin Midstream Partners L.P.	Atlas Pipeline Partners L.P.
01/22/14	American Midstream Partners, LP	Penn Virginia Corporation
10/10/13	Crestwood Midstream Partners LP	Arrow Midstream Holdings, LLC
06/05/13	Summit Midstream Partners, LP	MarkWest Energy Partners, L.P.
04/16/13	Atlas Pipeline Partners, L.P.	TEAK Midstream, L.L.C.
02/22/13	Magellan Midstream Partners, L.P.	Plains All America Pipeline, L.P.
12/12/12	Tesoro Logistics LP	Chevron Corporation
12/11/12	Spectra Energy Corp	Borealis/Kinder Morgan/Ontario Teachers
11/15/12	Targa Resource Partners LP	Saddle Butte Pipeline, LLC
04/10/12	Penn Virginia Resource Partners, L.P.	Chief Oil and Gas LLC
03/19/12	Williams Partners L.P.	Caiman Energy II, LLC
02/27/12	Crestwood Midstream Partners LP	Antero Resources Corporation

This analysis indicated the reference range for the benchmark as set forth below:

Selected Transaction Multiples

	Total Mean	Total Median
TEV / EBITDA	12.3x	11.5x

Using this reference range, Jefferies determined the implied enterprise value for Columbia OpCo, then determined the implied equity value of Columbia OpCo, to which Jefferies applied the 15.7% ownership interest of CPPL in Columbia OpCo to determine the implied equity values of CPPL. These analyses indicated the range of implied values per CPPL Common Unit set forth opposite the benchmark below, compared to the base merger consideration of $17.00 per CPPL Common Unit.

Selected Transaction Multiples Reference Range and Implied Unit Price Range

Benchmark	Reference Range	Implied Unit Price Range
2017 TEV / EBITDA	13.5x – 14.5x	$14.90 – $16.14

No transaction utilized as a comparison in the selected transaction analysis is identical to the Merger Transactions. In evaluating the Merger Transactions, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond CPPL’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of Columbia OpCo from calendar year 2017 through calendar year 2021 using management financial projections from CPG and discount rates ranging from 8.98% to 9.98%, which were based on a weighted average cost of capital analysis of the long-haul pipeline companies listed above in the selected comparable companies analysis, and terminal EBITDA multiples of 10.0x to 11.0x. Jefferies then determined implied total equity value for Columbia OpCo and applied the 15.7% ownership interest of CPPL in Columbia OpCo to determine the implied equity value of CPPL. This analysis indicated a range of implied values per CPPL Common Unit of approximately $13.45 to $16.24, compared to the base merger consideration of $17.00 per CPPL Common Unit.

Jefferies performed an additional discounted cash flow analysis by calculating the net present value of CPPL’s estimated future cash available for distribution through the calendar year 2021. In performing this analysis, Jefferies applied (1) discount rates ranging from 8.98% to 9.98% to the projected distributable cash flow from CPPL per CPPL Common Unit, based on the weighted average cost of capital of CPPL and (2) terminal value yield ranges of 7.00% to 8.00% to the projected distributed cash flow from CPPL per CPPL Common Unit. The discounted cash flow analysis indicated a range of implied values per CPPL Common Unit of approximately $16.55 to $18.95 compared to the base merger consideration of $17.00 per CPPL Common Unit.

Other Information

For reference purposes only, using publicly available information, Jefferies analyzed the premiums offered in seven selected transactions with affiliate master limited partnership mergers announced since June 1, 2009 in the midstream sector. For each of the selected transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing stock price one trading day, seven trading days and 30 trading days prior to the transaction’s announcement. The analysis indicated the following premiums for those time periods prior to announcement:

Premiums Paid Percentages

Time Period Prior to Announcement	75th Percentile	Mean	Median	25th Percentile
1 Trading Day	11.3%	11.2%	9.2%	7.0%
7 Trading Days	14.6%	12.4%	9.3%	7.0%
30 Trading Days	12.1%	10.8%	7.2%	6.1%

Using a reference range of the 25th percentile and the 75th percentile for each of the time periods described above, Jefferies performed a premiums paid analysis using the closing prices of the CPPL Common Units one trading day, seven trading days and 30 trading days prior to September 23, 2016. This analysis indicated a range of implied values of $15.01 to $17.02 per CPPL Common Unit. Each of the premiums paid implied values per CPPL Common Unit were compared to the base merger consideration of $17.00 per CPPL Common Unit.

General

Jefferies’ opinion was one of many factors taken into consideration by the Conflicts Committee in making its determination to approve the Merger Transactions and should not be considered determinative of the views of the CPP GP Board or CPPL management with respect to the Merger Transactions or the Merger Consideration.

Jefferies was selected by the Conflicts Committee based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

Copies of written materials provided to the Conflicts Committee and CPP GP by Jefferies have been filed as exhibits to the Schedule 13E-3 filed by CPPL, CPP GP and the CPG Parties with the SEC in connection with the Merger Transactions and will be made available for inspection and copying at the principal offices of CPPL, as applicable, during regular business hours by an interested CPPL Common Unitholder. Copies may be obtained by requesting them in writing from CPPL at 5151 San Felipe St., Suite 2500, Houston, Texas 77056.

CPPL has paid Jefferies a fee of approximately $2,500,000, $500,000 of which was paid upon the execution of its engagement letter and $2,000,000 of which was paid upon delivery of Jefferies’ opinion. CPPL has also agreed to reimburse Jefferies for certain expenses incurred. CPPL has also agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement. Except for an assignment which was limited in nature and for which Jefferies did not receive compensation, which assignment was disclosed to the Conflicts Committee prior to the engagement, Jefferies has not, in the past two years, provided financial advisory and/or financing services to CPPL, CPP GP or CPG. Jefferies did not, as of the date of its opinion, maintain a market in the securities of CPPL or CPG, but in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of CPPL, CPG or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, in the future Jefferies may seek to provide financial advisory and financing services to CPPL, CPG or entities that are affiliated with CPPL or CPG, for which Jefferies would expect to receive compensation. Jefferies’ opinion was furnished for the use and benefit of the Conflicts Committee in connection with its consideration of the Merger and was not intended to be used for any other purpose, without Jefferies’ prior written consent.

Morgan Stanley Financial Advisor Materials

In connection with the Merger Transactions, TransCanada engaged Morgan Stanley as its financial advisor based on its reputation as an internationally recognized investment banking firm and substantial experience with respect to transactions similar to the Merger. TransCanada agreed to pay Morgan Stanley a fee of $6 million for its services, contingent on the closing of the Merger.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of TransCanada, CPPL or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument. Morgan Stanley has acted as a financial advisor to TransCanada in connection with, and participated in certain of the negotiations leading to, the Merger. In addition, in the two years prior to the date hereof, Morgan Stanley and its affiliates have provided financing services to CPPL for which it has received customary fees. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to TransCanada and CPPL and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

In its capacity as TransCanada’s financial advisor, TransCanada requested that Morgan Stanley provide an analysis, based on publicly and non-publicly available information, of the proposed purchase of the CPPL

Common Units. Accordingly, Morgan Stanley, in conjunction with TransCanada’s management, jointly prepared a series of presentations for TransCanada management between July and October 2016, which presentations are included as Exhibits (c)(7) – (c)(10) to Schedule 13E-3 filed by CPPL, CPP GP and the CPG Parties (the “Financial Advisor Materials”). Morgan Stanley was not requested to, and did not, render any opinion as to the fairness of the Merger Consideration, and the Financial Advisor Materials did not address any legal, regulatory, tax or accounting matters. For purposes of preparing the Financial Advisor Materials, Morgan Stanley relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. The Financial Advisor Materials do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold and are not intended to be, and do not constitute, a recommendation to any person in respect of the Merger, including as to how any CPPL unitholder should act or vote in respect of the Merger or any other matter.

The following description of the Financial Advisor Materials is qualified in its entirety by reference to the relevant Financial Advisor Materials included as Exhibits (c)(7)—(c)(10) to Schedule 13E-3 filed by CPPL, CPP GP and the CPG Parties, which are incorporated herein by reference. Such description does not purport to be complete. CPPL’s unitholders are encouraged to read carefully the relevant Financial Advisor Materials in their entirety.

Presentation of TransCanada management to the TransCanada Board, dated July 27, 2016

Morgan Stanley, in conjunction with TransCanada management, jointly prepared two presentations that were provided to the TransCanada Board on July 27, 2016. The presentations included an analysis of the benefits to TransCanada of maintaining a single MLP relative to the alternatives of either keeping both TC PipeLines, LP and CPPL outstanding or eliminating both by buying in all of the publicly traded units of each. The benefits of retaining an MLP included the fact that MLPs trade at higher multiples than midstream corporations, improved ability for TransCanada to finance its capital program and enhanced acquisition opportunity set for TransCanada, particularly for smaller acquisition opportunities. The presentations also included a determination that the majority of the benefits of having an MLP can be captured through a single MLP and that having two MLPs in substantially the same line of business increases the complexity of TransCanada’s corporate structure and may confuse investors as to how TransCanada intends to support both MLPs in the future. The presentations included TransCanada’s management’s determination that TransCanada should retain TC PipeLines, LP as its sole MLP and that the benefits of buying in CPPL include: (1) accretion to TransCanada’s earnings; (2) larger financing capacity at TC PipeLines, LP relative to CPPL; (3) optimized cost of capital; (4) limited expected impact to TransCanada credit ratings; (5) improved growth potential for TC PipeLines, LP; (6) potential beneficial tax impacts; (7) elimination of CPPL’s OpCo structure; and (8) ease of execution. The presentation also included an update on the state of the MLP sector, including analysis of unit price performance of MLPs by sub-sector, a summary of the capital raised by MLPs over time, and an analysis of the drivers of public market valuation in the MLP sector.

Presentation of TransCanada management to the TransCanada Board, dated September 7, 2016

In connection with TransCanada’s evaluation of the proposed acquisition of the CPPL Common Units, Morgan Stanley, in conjunction with TransCanada management, jointly prepared a presentation that was provided to the TransCanada Board on September 7, 2016. The presentation analyzed the valuation of CPPL across a range of relevant metrics. Specifically, the presentation analyzed: (1) the public market trading price of CPPL Common Units since the time of TransCanada’s acquisition of CPG; (2) price targets for CPPL Common Units published by equity research analysts; (3) the intrinsic value of CPPL Common Units based on a discounted dividend model using TransCanada management’s forecasts of CPPL’s future performance; (4) the intrinsic value of CPPL Common Units based on a discounted cash flow model using TransCanada management’s forecasts of CPPL’s future performance; (5) premiums paid by acquirors in other similar transactions; and (6) valuation multiples implied by the prices paid in other similar MLP transactions. The presentation also included an analysis of the impact to TransCanada’s earnings and cash flow per share at a range of potential premiums.

Presentation of TransCanada management to the TransCanada Board, dated October 27, 2016

In connection with TransCanada’s evaluation of the proposed acquisition of the CPPL Common Units, Morgan Stanley, in conjunction with TransCanada management, jointly prepared a presentation that was provided to the TransCanada Board on October 27, 2016. The presentation included Morgan Stanley’s illustrative valuation summary of CPPL, which was based on a number of factors, including unit trading range, analysts’ price targets and an intrinsic value analysis, which included a dividend discount valuation and a discounted cash flow valuation. The presentation also analyzed precedent transactions using premiums and multiples, noting a narrow band of premiums for other similar MLP transactions. The presentation also included an analysis of the anticipated financial impacts to TransCanada based on purchase price of $17.00 per CPPL Common Unit. The presentation also included TransCanada’s management’s belief that the Proposed Transaction would be immediately accretive to TransCanada’s earnings per share assuming a price of $17.00 per CPPL Common Unit.

Position of the CPG Parties, the CPP GP Board and the Conflicts Committee as to the Fairness of the Merger

Under the rules governing “going private” transactions, each of the CPG Parties, CPP GP and CPPL are deemed to be engaged in a “going private” transaction and are required to express their beliefs as to the fairness of the Merger to the CPPL Unaffiliated Unitholders pursuant to Rule 13e-3 under the Exchange Act. The CPG Parties, the Conflicts Committee and the CPP GP Board, acting on behalf of CPPL and CPP GP, are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The CPP GP Board, acting in its capacity as the general partner of CPPL, delegated to the Conflicts Committee the power and authority to review, evaluate and make a recommendation to the CPP GP Board with respect to the proposed transaction, which included the power to negotiate, or delegate to any person the ability to negotiate, the terms and conditions of the proposed transaction and to determine whether the proposed transaction is advisable and fair to, and in the best interests of, CPPL and the CPPL Unaffiliated Unitholders. Although the CPP GP Board recommends that the CPPL Common Unitholders vote to approve the Merger Agreement, the views of the CPG Parties as to the fairness of the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 was filed with the SEC) should not be construed as a recommendation to any CPPL Common Unitholder as to how such unitholder should vote on the proposal to approve the Merger Agreement.

The CPG Parties did not undertake an independent evaluation of the fairness of the Merger to the CPPL Common Unitholders or engage a financial advisor for such purpose. However, based on the procedural safeguards implemented during the negotiation of the Merger Agreement, which include the requirement that the Merger Agreement and the Merger Transactions be approved by a majority of the CPPL Unaffiliated Unitholders and the authorization of the Conflicts Committee to (1) review and to evaluate the terms and conditions of the proposed transaction on behalf of the CPPL Unaffiliated Unitholders and CPPL; (2) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed transaction; (3) determine whether or not to recommend for approval to the CPP GP Board the proposed transaction, any such recommendation of such transaction to constitute “Special Approval” as such term is defined in the CPPL Partnership Agreement; (4) to determine whether the proposed transaction is advisable and fair to, and in the best interests of, CPPL and the CPPL Unaffiliated Unitholders; (5) approve any actions or agreements and other documents as the Conflicts Committee may deem necessary, appropriate or advisable in connection with the exercise of its authority; and (6) direct the officers of CPP GP to negotiate, execute and deliver, and to cause the performance of, or waiver of rights under, any such agreements and other documents as may be necessary for the Conflicts Committee to perform its functions, and the other factors considered by, and the analysis, discussion and resulting conclusions of the Conflicts Committee and the CPP GP Board described in the section entitled “—Recommendation of the Conflicts Committee and the CPP GP Board; Reasons for Recommending Approval of the Merger Proposal,” which analysis, discussion and resulting conclusions the CPG Parties expressly adopt as their own, the CPG Parties, the Conflicts Committee and the CPP GP Board, acting on behalf of CPPL and CPP GP, believe that the Merger is substantively and procedurally fair to the CPPL Common Unitholders.

The foregoing discussion of the information and factors considered and given weight by the CPG Parties, the Conflicts Committee and the CPP GP Board, acting on behalf of CPPL and CPP GP, is not intended to be exhaustive, but includes the factors considered by the CPG Parties, the Conflicts Committee and the CPP GP Board that each believes to be material to the fairness determination regarding the fairness of the Merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The CPG Parties, the Conflicts Committee and the CPP GP Board did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, the CPG Parties, the Conflicts Committee and the CPP GP Board, acting on behalf of CPPL and CPP GP, made their fairness determination after considering all of the factors as a whole.

CPG Parties’ Purpose and Reasons for the Merger

The CPG Parties’ reasons for the Merger include, but are not limited to:

•	A Simplified Corporate Structure: The Merger will result in TransCanada owning equity interests in a single MLP, TC PipeLines, LP. This corporate structure is well understood by the marketplace and has been accepted by TransCanada shareholders since the initial public offering of TC PipeLines, LP in 1999. Taking CPPL private enables TransCanada to reduce the complexity in its corporate structure while limiting the potential for confusion among target investor bases. The transaction will enable TransCanada to focus on managing for itself and for TC PipeLines, LP their respective equity holder bases, dividend policies, growth stories, costs, debt ratings and structural subordination of indebtedness within the corporate family.

•	Increased Ownership in CPG: Through the Merger, TransCanada will have 100% ownership of the underlying assets of CPPL. This is expected to allow operational synergies to occur through the streamlining of general and administrative expenses and eliminated costs associated with the CPPL Common Units being publicly traded.

•	Financing of Growth Projects: Since its IPO and the resulting market dislocation in the MLP market, CPPL has had its cost of capital increase. Through the Merger, TransCanada expects to be able to more efficiently finance CPPL’s growth projects.

•	Lower Cost of Capital: The elimination of CPPL’s incentive distribution rights levels, which in the future would result in CPP GP receiving up to 50% of incremental cash flows, results in a more competitive cost of capital to pursue expansion projects.

•	Accretion. The Merger provides the opportunity to deliver immediate and significant value to TransCanada’s earnings.

The CPG Parties have undertaken to pursue the Merger at this time for the reasons described above.

The CPG Parties believe that structuring the transaction as a merger transaction is preferable to other transaction structures because (1) it will enable CPG to acquire all of the outstanding CPPL Common Units at the same time and (2) it represents an opportunity for the CPPL Common Unitholders to receive a compelling premium for their CPPL Common Units in the form of the Merger Consideration. Further, the CPG Parties believe that structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of CPPL in a single step, without the necessity of financing separate purchases of the CPPL Common Units in a tender offer and implementing a second-step merger to acquire any CPPL Common Units not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

The foregoing discussion of the information and factors considered by the TransCanada Board is not intended to be exhaustive, but includes the material factors considered by the TransCanada Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the TransCanada Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The TransCanada Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The TransCanada Board based its recommendation on the totality of the information presented.

Portions of this explanation of the reasons for the Merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of the CPP GP Board

The CPP GP Board recommends that you vote “FOR” the Merger Proposal.

Effects of the Merger

Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of CPG, will merge with and into CPPL, with CPPL surviving the Merger as a wholly owned subsidiary of CPG and continuing to exist as a Delaware limited partnership, and each CPPL Common Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (1) $17.00 in cash, without interest, plus (2) an additional amount of cash without any interest thereon equal to the product of (x) the number of days from and including the first day of the quarter in which the closing of the Merger occurs through and including the closing date of the Merger multiplied by (y) $0.00217 (a daily distribution rate equal to the quotient of $0.1975 divided by 91), plus (3) an additional amount of cash equal to $0.1975 per CPPL Common Unit without any interest thereon if the record date for CPPL’s quarterly cash distribution with respect to the quarter immediately preceding the quarter in which the closing of the Merger occurs has not occurred prior to the Effective Time. If the Merger is completed, (1) CPPL Common Unitholders will no longer have an equity interest in CPPL, (2) the CPPL Common Units will no longer be listed on the NYSE and (3) the registration of the CPPL Common Units under the Exchange Act will be terminated.

In consideration for the payment of the Merger Consideration, the surviving entity of the Merger will issue to CPG a number of common units of the surviving entity equal to the number of CPPL Common Units converted into the right to receive the Merger Consideration. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted automatically into one common unit of the surviving entity. At the Effective Time, the books and records of CPPL will be revised to reflect that all limited partners of CPPL immediately prior to the Effective Time, other than CEG, the wholly owned subsidiary of CPG that directly owns CPP GP, the incentive distribution rights in CPPL and the CPPL Subordinated Units immediately prior to the Effective Time, cease to be limited partners of CPPL and that CPG and CEG will be the only limited partners of the surviving entity.

The general partner interest, the CPPL Subordinated Units and the incentive distribution rights issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding and no consideration will be paid or delivered in respect of such partnership interests.

The CPG Parties beneficially own approximately 46.5% of CPPL’s outstanding voting securities, representing an ownership of 46.5% of CPPL’s net book value and net income attributable to limited partners. Following consummation of the Merger, the CPG Parties will own 100% of CPPL’s outstanding securities and will have a corresponding 100% interest in CPPL’s net book value and net income attributable to limited partners. Each stockholder or member, as applicable, of the CPG Parties will have an indirect interest in CPPL’s net book value and net income attributable to limited partners in proportion to such stockholder’s or member’s ownership interest in the CPG Parties. CPPL’s net income attributable to limited partners for the fiscal year ended December 31, 2015 was $74.0 million and our net book value as of December 31, 2015 was $1,258.5 million. CPPL’s net income attributable to limited partners for the nine months ended September 30, 2016 was

$48.3 million and CPPL’s net book value as of September 30, 2016 was $1,250.2 million. The table below sets forth the CPG Parties’ direct and indirect interests in CPPL’s net book value and net income attributable to limited partners before the Merger and immediately after the Merger, based on the net book value at December 31, 2015 and September 30, 2016 and net income attributable to limited partners for the fiscal year ended December 31, 2015 and the nine months ended September 30, 2016.

	Ownership of CPPL Prior to the Merger					Ownership of CPPL after the Merger
	% Ownership	Net book value at September 30, 2016	Net book value at Dec. 31, 2015	Net income for the nine months ended September 30, 2016	Net income for the year ended Dec. 31, 2015	% Ownership	Net book value at September 30, 2016	Net book value at Dec. 31, 2015	Net income for the nine months ended September 30, 2016	Net income for the year ended Dec. 31, 2015
	(dollars in millions)
CPG Parties	46.5%	$298.6	$304.0	$21.1	$34.1	100%	$1,250.2	$1,258.5	$48.3	$74.0

If the Merger Agreement is not adopted at the CPPL Special Meeting or if the Merger is not completed for any other reason, CPPL Common Unitholders will not receive any payment for their CPPL Common Units in connection with the Merger. Instead, CPPL will remain an independent public company, and the CPPL Common Units will continue to be quoted on the NYSE, for so long as it continues to meet eligibility listing standards. In addition, if the Merger is not completed, CPPL expects that management will operate CPPL’s business in a manner similar to that in which it is being operated today and that CPPL Common Unitholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the pipeline transportation and storage industry in which CPPL operates and adverse economic conditions.

Primary Benefits and Detriments of the Merger

Benefits and Detriments to CPPL Common Unitholders

The primary benefits of the Merger to CPPL Common Unitholders that will not have a continuing interest in CPPL following the Merger include the following:

•	The receipt by such common unitholders of (1) $17.00 per CPPL Common Unit in cash, without interest, plus (2) an additional amount of cash per CPPL Common Unit without any interest thereon equal to the product of (x) the number of days from and including the first day of the quarter in which the closing of the Merger occurs through and including the closing date of the Merger multiplied by (y) $0.00217 (a daily distribution rate equal to the quotient of $0.1975 divided by 91), plus (3) an additional amount of cash equal to $0.1975 without any interest thereon if the record date for CPPL’s quarterly cash distribution with respect to the quarter immediately preceding the quarter in which the closing of the Merger occurs has not occurred prior to the Effective Time.

•	The avoidance of all downside risk associated with the continued ownership of CPPL Common Units, including any possible decrease in the future revenues and free cash flow, growth or value of CPPL following the Merger.

The primary detriments of the Merger to CPPL Common Unitholders that will not have a continuing interest in CPPL following the Merger include the following:

•	The CPPL unit price had historically traded higher for a significant portion of its trading history, having priced at the IPO at $23 per unit.

•	Such unitholders will cease to have an interest in CPPL and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of CPPL or payment of distributions on CPPL Common Units, if any.

•

In general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. As a result, a CPPL Common Unitholder that receives cash in exchange for such CPPL Common Unitholder’s CPPL Common Units in the Merger generally will be required to recognize taxable income, gain or loss as a result of the Merger for U.S. federal income tax purposes. Moreover, because a portion of a CPPL Common Unitholder’s gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other unrealized receivables or to inventory items owned by CPPL and its subsidiaries, a CPPL Common Unitholder may recognize both ordinary income and a capital loss as a result of the Merger.

Benefits and Detriments to CPPL and the CPG Parties

The primary benefits of the Merger to CPPL and the CPG Parties include the following:

•	If CPPL successfully executes its business strategy, the value of the CPG Parties’ equity investment could increase because of possible increases in future revenues and cash flow, increases in underlying value of CPPL or the payment of distributions, if any, that would accrue to the CPG Parties.

•	CPPL will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, CPPL currently faces public unitholder and investment analyst pressure to make decisions that may produce better short-term results, but which may not over the long-term lead to a maximization of their equity value.

•	CPPL will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•	The directors, officers and beneficial owners of more than 10% of the CPPL Common Units will be relieved of the reporting requirements and liability for short-swing profit recovery under Section 16 of the Exchange Act.

•	The CPG Parties (other than Merger Sub), as the owners of CPPL, will become the beneficiaries of the savings associated with the reduced burden of complying with the substantive requirements that federal securities laws, including the Sarbanes-Oxley Act of 2002, impose on public companies. It is currently estimated that the amount of any regulatory compliance cost savings will be approximately $1.5 million per year, excluding any decision regarding future filings of CPPL.

The primary detriments of the Merger to CPPL and the CPG Parties include the following:

•	The Merger is being undertaken during a time of suppressed commodity prices, and all of the risk of any possible decrease in the revenues and cash flow, growth or value of CPPL following the Merger will be borne by the CPG Parties (other than Merger Sub).

•	Following the Merger, there will be no trading market for the equity securities of CPPL, as the surviving entity.

•	The risk that potential benefits sought in the Merger may not be realized.

Interests of Certain Persons in the Merger

In considering the recommendations of the CPP GP Board and the Conflicts Committee with respect to the Merger, the CPPL Common Unitholders should be aware that certain of the executive officers and directors of CPP GP have interests in the transaction that differ from, or are in addition to, the interests of the CPPL Common Unitholders generally, including:

•	Certain non-employee directors of CPP GP hold phantom units that will vest immediately prior to the Effective Time of the Merger. These non-employee directors are G. Stephen Finley (6,488 phantom units), Thomas W. Hofmann (6,488 phantom units) and Peggy A. Heeg (6,488 phantom units). Each holder of a CPPL phantom unit will receive from CPPL an amount equal to the Merger Consideration with respect to each CPPL phantom unit.

•	Certain directors and executive officers of CPP GP, some of whom are also directors and/or officers of CPG, own CPPL Common Units that will be cancelled at the Effective Time of the Merger and converted into the right to receive the Merger Consideration.

•	The Chairman of the Conflicts Committee will receive a special retainer of $20,000 for serving on the Conflicts Committee and the other members of the Conflicts Committee will each receive a special retainer of $5,000 for serving on the Conflicts Committee. Each Member of the Conflicts Committee will also receive $1,500 per Conflicts Committee meeting attended and an hourly fee of $1,000 for time spent in connection with litigation arising out of their service on the Conflicts Committee, in addition to any other compensation they receive for service on the CPP GP Board and its committees.

•	All of the directors and executive officers of CPP GP will receive continued indemnification for their actions as directors and executive officers after the Effective Time of the Merger. However, the Merger will not trigger any “change of control” provision in the employment contract of any of the directors or executive officers of CPP GP. Moreover, none of the departing directors or executive officers of CPP GP will receive any golden parachute compensation as a result of the Merger.

Material U.S. Federal Income Tax Considerations

The receipt of cash in exchange for CPPL Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”). A U.S. holder who receives cash in exchange for CPPL Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

•	the sum of (1) the amount of any cash received and (2) such U.S. holder’s share of CPPL’s nonrecourse liabilities immediately prior to the Merger; and

•	such U.S. holder’s adjusted tax basis in the CPPL Common Units exchanged therefor (which includes such U.S. holder’s share of CPPL’s nonrecourse liabilities immediately prior to the Merger).

Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by CPPL and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of CPPL’s income may become available to offset a portion of the gain recognized by such U.S. holder.

The U.S. federal income tax consequences of the Merger to a CPPL Common Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Please read “Material U.S. Federal Income Tax Considerations” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Financing of the Merger

The total amount of funds necessary to consummate the Merger and the related transactions is anticipated to be approximately $936,945,667. CPG expects to fund the Merger through equity contributions from TransCanada USA.

Estimated Fees and Expenses

Under the terms of the Merger Agreement, all expenses will generally be borne by the party incurring such expenses except that CPG and CPPL will each pay one half of the expenses incurred in connection with the preparation, printing, filing and mailing of this proxy statement and the Schedule 13E-3 and any amendments or supplements thereto. The Merger Agreement also provides, however, that in certain circumstances upon termination of such Merger Agreement, CPPL would have to reimburse CPG for its reasonable documented out-of-pocket expenses associated with the Merger, up to a maximum amount of $10,000,000. For more information about the termination expenses, please see “The Merger Agreement—Expenses.”

Jefferies has provided certain financial advisory services to the Conflicts Committee in connection with the Merger. CPPL has paid $2,500,000 to Jefferies as compensation for its services, and CPPL has agreed to reimburse Jefferies for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify Jefferies against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. See “—Opinion of the Financial Advisor of the Conflicts Committee” for more information about Jefferies’s compensation.

CPPL has retained D.F. King, as a proxy solicitation and information agent, and                 , as the paying agent, in connection with the Merger. D.F. King may contact holders of CPPL Common Units by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee unitholders to forward materials relating to the Merger to beneficial owners.

As compensation for acting as a proxy solicitation and information agent in connection with the merger, D.F. King will receive a fee of $15,000, a per-call fee of $5.00 and the reimbursement of out-of-pocket expenses. CPPL will pay the paying agent                 , and will indemnify the paying agent against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by CPPL for customary handling and mailing expenses incurred by them in forwarding material to their customers.

The following is an estimate of fees and expenses to be incurred by CPPL and CPG in connection with the Merger:

Description	Amount
Legal	$1,775,000
Financial Advisors	$8,500,000
Printing and Mailing	$75,000
SEC Filing Fees	$108,592
Paying Agent	$100,000
Proxy Solicitation and Information Agent	$15,000
Miscellaneous	$10,000

Total	$10,583,592

Certain Legal Matters

General

In the Merger Agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations. It is a condition to the consummation of the Merger that required governmental consents and approvals have been obtained before the effective date of the Merger.

Certain Litigation

Currently, CPPL is not aware of any pending litigation related to the Merger.

Provisions for Unaffiliated Security Holders

Except as provided for in the Merger Agreement, no provision has been made to grant CPPL Unaffiliated Unitholders access to the partnership files of CPPL, CPP GP or the CPG Parties or to obtain counsel or appraisal services at the expense of the foregoing parties.

No Appraisal Rights

Holders of CPPL Common Units are not entitled to dissenters’ rights of appraisal under the CPPL Partnership Agreement, the Merger Agreement or applicable Delaware law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by references to Delaware law, other applicable law, the CPPL Partnership Agreement and the Merger Agreement.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with the Financial Accounting Standards Board Accounting Standards Codification and SEC rules. As CPG will control CPPL both before and after the Merger, the changes in CPG’s ownership interest in CPPL will be accounted for as an equity transaction and no gain or loss on the Merger will be recognized in CPG’s consolidated statements of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referred to or incorporated by reference into this proxy statement includes certain forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. The safe harbor provisions under Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements made in or incorporated by reference into this proxy statement.

Statements included in or incorporated by reference into this proxy statement that are not historical facts, including statements about the beliefs and expectations of the CPP GP Board or the management of CPPL, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will” and similar words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All forward-looking statements speak only as of the date of this proxy statement or the date of such other filing, as the case may be. Although CPPL believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved and such statements are subject to various risks and uncertainties. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements and readers are cautioned not to place undue reliance on such statements. CPPL’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond CPPL’s control. These factors include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to termination of the Merger Agreement; the inability to complete the Merger due to the failure to obtain the unitholder approvals for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; risks related to disruption of management’s attention from CPPL’s ongoing business operations due to the Merger; the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel; the impact on CPG of increased levels and costs of indebtedness used to fund the Merger and increased cost of existing indebtedness due to the actions taken to consummate the Merger; risks relating to unanticipated costs of integration in connection with the proposed Merger, including operating costs, customer loss or business disruption being greater than expected; changes in general economic conditions; competitive conditions in CPPL’s industry; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; CPPL’s ability to successfully implement its business plan; CPPL’s ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the availability and price of natural gas to the consumer compared with the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses, acts of war and terrorism and other matters beyond CPPL’s control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in CPPL’s treatment as a partnership for U.S. federal or state income tax purposes; the effects of existing and future laws and governmental regulations; and the effects of future litigation, including litigation relating to the Merger.

CPPL cautions that the foregoing list of factors is not exhaustive. Other unknown or unpredictable factors could also have material adverse effects on CPPL’s performance or achievements prior to the Merger. Discussions of some of these other important factors and assumptions can be found in CPPL’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015, as amended, and CPPL’s other filings with the SEC, which are available at http://www.sec.gov. All forward-looking statements included in this proxy statement are expressly qualified in their entirety by such cautionary statements.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Date, Time and Place

CPPL will hold a special meeting of common unitholders on             at                 , local time, at          ..

Purpose

At the CPPL Special Meeting, CPPL Common Unitholders will be asked to consider and vote on the Merger Proposal.

Record Date and Quorum Requirement

CPPL has fixed                 , as the record date. Only holders of record of CPPL Common Units as of the close of business on the record date will be entitled to notice of, and to vote at, the CPPL Special Meeting. As of the record date, there were approximately          CPPL Common Units issued and outstanding held by approximately          holders of record. Votes may be cast at the CPPL Special Meeting in person or by proxy.

Each holder of record of CPPL Common Units at the close of business on the record date is entitled to one vote for each CPPL Common Unit then held on each matter submitted to a vote of unitholders at the CPPL Special Meeting.

At the CPPL Special Meeting, the presence, in person or by proxy, of holders of a majority of the outstanding CPPL Common Units as of the close of business on the record date will constitute a quorum for the CPPL Special Meeting and will permit CPPL to conduct the proposed business at the CPPL Special Meeting. CPPL Common Units held in your name will be counted as present at the CPPL Special Meeting if you (1) are present in person at the CPPL Special Meeting or (2) have submitted and not revoked a properly executed proxy card or properly submitted your proxy by telephone or internet. Proxies received but marked as abstentions will be counted as CPPL Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. Assuming there is a quorum, failures to vote and broker non-votes (if any) and absentions will have the same effect as a vote against the approval of the Merger Proposal.

Voting by Proxy

Holders of record can ensure that their CPPL Common Units are voted at the CPPL Special Meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting. If you hold your units through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with this proxy statement.

Voting via Telephone or the Internet

Voting via the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal control number, which appears on the proxy card. These procedures, which comply with Delaware law, allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 11:59 p.m., New York time, on                 .

If you own your CPPL Common Units in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your units are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if Internet or telephone voting is available. If your bank or broker does make Internet or telephone voting available, please follow the instructions provided on the voting form supplied by your bank or broker.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the CPPL Special Meeting by:

•	giving written notice of your revocation in person at the CPPL Special Meeting or in writing bearing a later date than your proxy, delivered to the Corporate Secretary of CPP GP prior to the CPPL Special Meeting;

•	delivering to the Corporate Secretary of CPP GP, prior to the CPPL Special Meeting, a duly executed subsequent proxy (including a proxy delivered by telephone or the Internet) bearing a later date and indicating a contrary vote; or

•	attending the CPPL Special Meeting and voting in person, although attendance at the CPPL Special Meeting will not by itself constitute a revocation of a proxy.

If your units are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies. If your broker, bank or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact D.F. King, CPPL’s proxy solicitor, by calling toll-free at (877) 864-5058.

Voting at the CPPL Special Meeting

Submitting a proxy now will not limit your right to vote at the CPPL Special Meeting if you decide to attend in person. If you plan to attend the CPPL Special Meeting and wish to vote in person, you will be given a ballot at the CPPL Special Meeting. Please note, however, that if your units are held in “street name,” which means your units are held of record by a broker, bank or other nominee, and you wish to vote at the CPPL Special Meeting, you must bring to the CPPL Special Meeting a proxy from the record holder of the units authorizing you to vote at the CPPL Special Meeting. Please contact your broker, bank or nominee for specific instructions.

Vote Required; How Units Are Voted

Under the terms of the Merger Agreement and the CPPL Partnership Agreement, the Merger Agreement and the consummation of the Merger Transactions requires the affirmative vote of holders of (1) a majority of the outstanding CPPL Common Units entitled to vote thereon voting as a class, (2) a majority of the outstanding CPPL Common Units held by CPPL Unaffiliated Unitholders entitled to vote thereon voting as a class and (3) a majority of the CPPL Subordinated Units entitled to vote thereon voting as a class.

CEG, a wholly owned subsidiary of CPG, held, as of                 , 2016, 46,811,398 CPPL Subordinated Units representing 100% of the total voting power of the outstanding CPPL Subordinated Units, all of which have been voted via written consent to approve the Merger Proposal. See “Information Concerning the CPG Parties and Merger Sub.”

Subject to revocation, all CPPL Common Units represented by each properly executed proxy will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of any broker non-votes), the persons named as proxies on the proxy card will vote “FOR” the approval of the Merger Proposal, and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting or any adjournment or postponements thereof.

Abstentions and broker non-votes (if any) will have the same effect as a vote “against” the Merger Proposal.

The proxy card confers discretionary authority on the persons named on the proxy card to vote the CPPL Common Units represented by the proxy card on any other matter that is properly presented for action at the CPPL Special Meeting, or any reconvened meeting following an adjournment of the CPPL Special Meeting, so long as the CPP GP Board is not aware of any such other matter a reasonable time before the CPPL Special Meeting. As of the date of this proxy statement, CPPL does not know of any other matter to be raised at the CPPL Special Meeting.

As of                 , the record date, the directors and executive officers of CPP GP, the general partner of CPPL, held and were entitled to vote, in the aggregate, CPPL Common Units representing approximately     % of the outstanding CPPL Common Units. CPPL believes that the directors and executive officers of CPP GP intend to vote all of their CPPL Common Units “FOR” the approval of the Merger Proposal.

Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by CPPL and CPP GP. The expenses of such solicitation, including the expenses of preparing, printing and mailing the proxy and materials used in the solicitation, will be borne 50% by CPG and 50% by CPPL. The directors, officers and regular employees of CPP GP may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail. CPPL has retained D.F. King, a proxy solicitation firm, to assist with the solicitation of proxies for the special meeting for a fee estimated not to exceed $15,000, plus expenses. CPPL may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of CPPL common and subordinated units. See “Special Factors—Estimated Fees and Expenses” for more information about the fees the CPPL expects to pay in connection with the Merger.

Please do not send any certificates representing CPPL Common Units with your proxy card. If the Merger is completed, the procedure for the exchange of certificates representing CPPL Common Units will be as described in this proxy statement. For a description of procedures for exchanging certificates representing CPPL Common Units for the Merger Consideration following completion of the Merger, see “The Merger Agreement—Surrender of CPPL Common Units.”

THE MERGER PROPOSAL

The Proposal

CPPL is asking you to approve the Merger Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Vote Required and Board Recommendation

The approval of the Merger Proposal requires the affirmative vote of the holders of (1) a majority of the outstanding CPPL Common Units entitled to vote thereon, voting as a class, (2) a majority of the outstanding CPPL Common Units held by CPPL Unaffiliated Unitholders entitled to vote thereon, voting as a class, and (3) a majority of the CPPL Subordinated Units entitled to vote thereon, voting as a class,. Concurrently with the execution of the Merger Agreement, CEG, as the holder of all of the outstanding CPPL Subordinated Units, has executed and delivered a written consent approving the Merger Proposal, which consent satisfies the voting requirement with respect to the holders of the CPPL Subordinated Units.

The CPP GP Board has unanimously determined that each of the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the CPPL Unaffiliated Unitholders and is not adverse to the interests of the CPPL Unaffiliated Unitholders or to the interests of CPPL, has approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions and recommends that you vote “FOR” the Merger Proposal.

ADJOURNMENT

Pursuant to the CPPL Partnership Agreement, CPP GP, as the general partner of CPPL, may authorize its designated chairman of the CPPL Special Meeting to adjourn the CPPL Special Meeting, including a further adjournment of an adjourned meeting, to a date within 45 days of the CPPL Special Meeting without further notice other than by an announcement made at the CPPL Special Meeting (or such adjourned meeting) and without setting a new record date. If the requisite unitholder vote to approve the Merger Proposal has not been received at the time of the CPPL Special Meeting (or such adjourned meeting), CPPL may choose to solicit additional proxies in favor of the Merger Proposal.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the CPP GP Board knows of no matters that will be presented for consideration at the CPPL Special Meeting other than as described in this proxy statement.

Householding of Special Meeting Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple unitholders in your household. If you would prefer to receive separate copies of the proxy statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to CPPL, CPPL will provide a separate copy of the proxy statement. In addition, CPPL Common Unitholders sharing an address can request delivery of a single copy of the proxy statement if you are receiving multiple copies upon written or oral request to CPPL at the address and telephone number stated above.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, which is attached as Annex A and incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. CPPL encourages you to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger, as it is the legal document governing the Merger. The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement.

Factual disclosures about CPPL or CPG or any of their respective subsidiaries or affiliates contained in this proxy statement or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about CPPL or CPG or their respective subsidiaries or affiliates contained in the Merger Agreement and described in these summaries. The representations, warranties and covenants made in the Merger Agreement by CPPL or CPG, as applicable, were qualified and subject to important limitations agreed to by CPPL and CPG, respectively, in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders or unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

Unless otherwise expressly stated, for the purposes of the Merger Agreement, references to an affiliate or subsidiary of CPG do not include CPPL, CPP GP or their subsidiaries.

The Merger

Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of CPG, will merge with and into CPPL, with CPPL surviving the Merger as a wholly owned subsidiary of CPG and continuing to exist as a Delaware limited partnership, and each CPPL Common Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (1) $17.00 in cash, without interest, plus (2) an additional amount of cash without any interest thereon equal to the product of (x) the number of days from and including the first day of the quarter in which the closing of the Merger occurs through and including the closing date of the Merger multiplied by (y) $0.00217 (a daily distribution rate equal to the quotient of $0.1975 divided by 91), plus (3) an additional amount of cash equal to $0.1975 without any interest thereon if the record date for CPPL’s quarterly cash distribution with respect to the quarter immediately preceding the quarter in which the closing of the Merger occurs has not occurred prior to the Effective Time. Through the Merger, CPG will acquire all of the outstanding CPPL Common Units.

In consideration for the payment of the Merger Consideration, the surviving entity of the Merger will issue to CPG a number of common units of the surviving entity equal to the number of CPPL Common Units converted into the right to receive the Merger Consideration. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted automatically into one common unit of the surviving entity. At the Effective Time, the books and records of CPPL will be revised to reflect that all limited partners of CPPL immediately prior to the Effective Time, other than CEG, the wholly owned subsidiary of CPG that directly owns CPP GP, the incentive distribution rights in CPPL and the CPPL Subordinated Units immediately prior to the Effective Time, cease to be limited partners of CPPL and that CPG and CEG will be the only limited partners of the surviving entity.

Effective Time; Closing

The Effective Time will occur at such time as CPPL and CPG cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by CPPL and CPG in writing and specified in the certificate of merger.

The closing of the Merger will take place on the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other date as CPPL and CPG may agree.

Conditions to Completion of the Merger

CPPL and CPG may not complete the Merger unless each of the following conditions is satisfied or waived:

•	CPPL has obtained the CPPL Common Unitholder Approval, the CPPL Unaffiliated Unitholder Approval and the CPPL Subordinated Unitholder Approval (the CPPL Subordinated Unitholder Approval has already been obtained); and

•	the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger Transactions illegal.

The obligations of CPG and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of CPPL and CPP GP are true and correct in all material respects both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	CPPL and CPP GP having performed in all material respects all covenants and obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by CPG of an officer’s certificate signed on behalf of CPPL and CPP GP by an executive officer of CPP GP certifying that the two preceding conditions have been satisfied.

The obligation of CPPL to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of CPG are true and correct in all material respects, both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	CPG and Merger Sub having performed in all material respects all covenants and obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by CPPL of an officer’s certificate signed on behalf of CPG by an executive officer of CPG certifying that the two preceding conditions have been satisfied.

CPP GP Recommendation and CPPL Adverse Recommendation Change

The Conflicts Committee (1) determined that each of the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the CPPL Unaffiliated Unitholders and is not adverse to the interests of the CPPL Unaffiliated Unitholders or the interests of CPPL, (2) approved the Merger Agreement and the Merger Transactions, (3) recommended that the CPP GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions, and (4) recommended that the CPP GP Board submit the Merger Agreement to a vote of

CPPL’s limited partners and recommend approval of the Merger Agreement by CPPL’s limited partners. For more information regarding the recommendation of the Conflicts Committee and the CPP GP Board, including the obligations of the Conflicts Committee and the CPP GP Board in making such determination under the CPPL partnership agreement, see “Special Factors—Recommendation of the Conflicts Committee and the CPP GP Board; Reasons for Recommending Approval of the Merger Proposal.”

The CPP GP Board (acting based upon the recommendation of the Conflicts Committee) (1) determined that each of the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of CPPL and the CPPL Unaffiliated Unitholders and is not adverse to the interests of the CPPL Unaffiliated Unitholders or the interests of CPPL, (2) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions, (3) resolved to submit the Merger Agreement to a vote of CPPL’s limited partners and (4) recommended, and resolved to recommend, approval of the Merger Agreement by CPPL’s limited partners.

The Merger Agreement provides that CPPL and CPP GP will not, and will cause their respective subsidiaries and the foregoing will use their reasonable best efforts to cause their respective representatives not to, directly or indirectly:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to CPG, the recommendation of CPPL (through the CPP GP Board’s recommendation) that CPPL’s limited partners approve the Merger Agreement; or

•	fail to include the recommendation of CPPL (through the CPP GP Board’s recommendation) that CPPL’s limited partners approve the Merger Agreement in this proxy statement.

CPPL, CPP GP and any of their subsidiaries taking any of the actions described above is referred to as a “CPPL Adverse Recommendation Change.”

Subject to the conditions described below, the Conflicts Committee may, at any time prior to obtaining the CPPL Common Unitholder Approval and the CPPL Unaffiliated Unitholder Approval, make a CPPL Adverse Recommendation Change if the Conflicts Committee determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to make such action would be adverse to the interests of the CPPL Unaffiliated Unitholders or would otherwise be a breach of its duties under the CPPL Partnership Agreement and applicable law. The Conflicts Committee may not effect a CPPL Adverse Recommendation Change in this manner unless (1) the Conflicts Committee has provided prior written notice to CPG specifying in reasonable detail the reasons for such action at least five days in advance of its intention to take such action, unless at the time such notice is otherwise required there are less than five days prior to the CPPL Special Meeting, in which case the Conflicts Committee must provide as much notice as is practicable, and (2) during this period, the Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with CPG in good faith (to the extent CPG desires to negotiate) to make such adjustments in the terms of the Merger Agreement so that the failure to effect such CPPL Adverse Recommendation Change would not be adverse to the interests of the CPPL Unaffiliated Unitholders or otherwise be a breach of its duties under the CPPL Partnership Agreement and applicable law, provided that the Conflicts Committee must take into account all changes to the terms of the Merger Agreement proposed by CPG in determining whether to make a CPPL Adverse Recommendation Change.

CPPL Unitholder Approval

CPPL has agreed to hold, with CPG’s and Merger Sub’s cooperation, a special meeting of CPPL’s limited partners as promptly as practicable for purposes of obtaining the approval of the Merger Agreement by the holders, as of the record date of the CPPL Special Meeting, of a majority of the outstanding CPPL Common Units, a majority of the outstanding CPPL Common Units held by CPPL Unaffiliated Unitholders, and a majority of the CPPL Subordinated Units (the CPPL Subordinated Unitholder Approval has already been obtained). See “Information about the Special Meeting and Voting.”

The Merger Agreement also requires CPPL, through the CPP GP Board, to recommend to CPPL’s limited partners approval of the Merger Agreement and use reasonable best efforts to obtain from the CPPL Common Unitholders and the CPPL Unaffiliated Unitholders the CPPL Common Unitholder Approval and the CPPL Unaffiliated Unitholder Approval, respectively. CPPL’s obligation to submit the Merger Agreement to CPPL’s limited partners for approval at the CPPL Special Meeting is not affected by a CPPL Adverse Recommendation Change.

The Merger Consideration

At the Effective Time, each CPPL Common Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive (1) $17.00 in cash, without interest, plus (2) an additional amount of cash without any interest thereon equal to the product of (x) the number of days from and including the first day of the quarter in which the closing of the Merger occurs through and including the closing date of the Merger multiplied by (y) $0.00217 (a daily distribution rate equal to the quotient of $0.1975 divided by 91), plus (3) an additional amount of cash equal to $0.1975 without any interest thereon if the record date for CPPL’s quarterly cash distribution with respect to the quarter immediately preceding the quarter in which the closing of the Merger occurs has not occurred prior to the Effective Time. As of the Effective Time, all CPPL Common Units converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be cancelled and cease to exist. The general partner interest, the CPPL Subordinated Units and the incentive distribution rights issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding and no consideration will be delivered in respect of such partnership interests.

Treatment of Equity Awards

Immediately prior to the Effective Time, all awards of the CPPL phantom units issued pursuant to the CPPL Long-Term Incentive Plan and outstanding immediately prior to the Effective Time will receive immediate and full acceleration of vesting. Each holder of a CPPL phantom unit will receive from CPPL an amount equal to the Merger Consideration with respect to each CPPL phantom unit that becomes vested. If the CPPL phantom units have DERs that are outstanding immediately prior to the Effective Time, those DERs will be settled in a lump sum payment by CPPL to each applicable holder in accordance with the payment terms of the applicable award agreements governing the underlying CPPL phantom units and consistent with past practice.

As promptly as practicable following the date of the Merger Agreement and in any event prior to the Effective Time, CPPL and CPP GP will take all actions necessary to terminate the CPPL Long-Term Incentive Plan. The termination will become effective at the Effective Time, and from and after the Effective Time, the CPPL Long- Term Incentive Plan will be terminated and no equity awards or other rights with respect to the CPPL phantom units or other partnership interests will be granted or be outstanding thereunder.

As soon as practicable following the Effective Time, CPPL will file a post-effective amendment to the Form S-8 registration statement filed by CPPL on February 22, 2015 and deregister all CPPL Common Units registered on that registration statement.

Distributions

To the extent applicable, holders of CPPL Common Units immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such CPPL Common Units with a record date occurring prior to the Effective Time that may have been declared by CPP GP or made by CPPL with respect to such CPPL Common Units in accordance with the terms of the Merger Agreement and which remains unpaid as of the Effective Time. Such distributions by CPPL are not part of the Merger Consideration and will be paid on the payment date set therefor to such holders of CPPL Common Units, as applicable. To the extent applicable, holders of CPPL Common Units prior to the Effective Time will have no rights to any distribution with respect to such CPPL Common Units with a record date occurring on or after the Effective Time that may have been declared by CPP GP or made by CPPL with respect to such CPPL Common Units prior to the Effective Time and which remains unpaid as of the Effective Time.

Until the Effective Time, CPG shall, subject to compliance with applicable law, cause CPP GP to declare, and CPPL to pay, regular quarterly cash distributions to CPPL Common Unitholders at the quarterly per unit distribution rate of $0.1975, with the declaration date and record date for each quarterly distribution to occur no later than 30 days and 42 days, respectively, after the end of each fiscal quarter.

Surrender of CPPL Common Units

Before the Closing Date, CPG will appoint a paying agent reasonably acceptable to CPPL for the purpose of exchanging the CPPL Common Units, whether represented by certificates or in book-entry form only, for the Merger Consideration. As promptly as practicable after the Effective Time, CPG will send, or will cause the paying agent to send, to each record holder of CPPL Common Units as of the Effective Time whose CPPL Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal in a form as CPPL and CPG may reasonably agree, including instructions for use in effecting the surrender the CPPL Common Units.

On or before the Closing Date, CPG will deposit with the paying agent in trust for the benefit of the holders of CPPL Common Units which are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to the Merger Agreement. We refer to such cash deposited with the paying agent as the “Exchange Fund.” The paying agent will deliver the Merger Consideration contemplated to be paid pursuant to the Merger Agreement out of the Exchange Fund. Each holder of CPPL Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the paying agent of a properly completed letter of transmittal and surrender of such CPPL Common Units, will be entitled to receive a check in an amount equal to the aggregate amount of cash that such holder has a right to receive under the Merger Agreement.

Adjustments to Prevent Dilution

The Merger Consideration will be appropriately adjusted to reflect fully the effect of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction with respect to the number of outstanding CPPL Common Units prior to the Effective Time to provide the CPPL Common Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

Withholding

CPG, Merger Sub, the surviving entity and the paying agent retained by CPG for the purpose of exchanging CPPL Common Units for the Merger Consideration will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent amounts are so withheld, such withheld amounts will be treated as having been paid to the former holder of CPPL Common Units in respect of whom such withholding was made.

Filings

Pursuant to the Merger Agreement, CPG, on the one hand, and CPPL and CPP GP, on the other hand, have agreed to cooperate and use, and to cause their respective subsidiaries to use their respective commercially reasonable efforts to (1) prepare and file as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), (2) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and (3) defend legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby.

Termination

CPG and CPPL may terminate the Merger Agreement at any time prior to the Effective Time by mutual written consent authorized by the CPG Board and the Conflicts Committee.

In addition, either CPG or CPPL may terminate the Merger Agreement at any time prior to the Effective Time by written notice to the other party if:

•	the closing of the Merger has not occurred on or before the Outside Date, except that the right to terminate will not be available (1) to CPG or CPPL, if the failure to satisfy such condition was due to the failure of, in the case of CPPL, CPPL or CPP GP and in the case of CPG, CPG or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the closing of the Merger or (2) to CPPL or CPG, if in the case of CPG, CPPL or CPP GP, and in the case of the CPPL, CPG or Merger Sub, has filed (and is then pursuing) an action seeking specific performance of the obligations of the other party as permitted by the Merger Agreement;

•	any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated by the Merger Agreement illegal, except that the right to terminate will not be available to CPG or CPPL if such restraint is due to the failure, in the case of CPPL, CPPL or CPP GP and in the case of CPG, CPG or Merger Sub, to perform in all material respects its obligations under the Merger Agreement; or

•	the CPPL Special Meeting is concluded and the CPPL Common Unitholder Approval and the CPPL Unaffiliated Unitholder Approvals are not obtained.

CPG also may terminate the Merger Agreement if:

•	a CPPL Adverse Recommendation Change occurs prior to the CPPL Special Meeting; or

•	CPPL or CPP GP breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within the earlier of (x) 30 days following delivery of written notice by CPG or (y) the Outside Date and CPG is not then in a CPPL Terminable Breach.

CPPL also may terminate the Merger Agreement if CPG breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within the earlier of (x) 30 days following delivery of written notice by CPPL or (y) the Outside Date and neither of CPPL or CPP GP is then in any CPG Terminable Breach.

Expenses

If the Merger Agreement is validly terminated by CPPL or CPG for failure to obtain the CPPL Common Unitholder Approval and the CPPL Unaffiliated Unitholder Approval after the CPPL Special Meeting is concluded, and prior to the CPPL Special Meeting, a CPPL Adverse Recommendation Change has occurred, CPPL must pay to CPG the CPG Expenses within two business days after such termination.

If the Merger Agreement is validly terminated by CPG because a CPPL Terminable Breach or a Partnership Adverse Recommendation Change has occurred, CPPL must pay to CPG the CPG Expenses concurrently with such termination.

If the Merger Agreement is validly terminated by CPPL because a CPG Terminable Breach has occurred, CPG must pay to CPPL the CPPL Expenses concurrently with such termination.

Effect of Termination; Remedies

In the event of termination of the Merger Agreement as summarized above under “—Termination,” the Merger Agreement will terminate, except for certain provisions including the provision relating to reimbursement of expenses summarized above, and there will be no liability on the part of any of CPG, Merger Sub or CPPL and CPP GP or their respective directors, officers and affiliates to the other parties except (a) as provided in the provision relating to reimbursement of expenses summarized above or (b) for any failure to consummate the Merger and the Merger Transactions when required pursuant to the Merger Agreement. In the event of a party’s intentional and material breach of the Merger Agreement or intentional fraud, then the other applicable party or parties will be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). For the avoidance of doubt, there will be no liability on the part of the CPP GP or CPPL if the Merger Agreement is terminated by CPG due to a CPPL Adverse Recommendation Change other than payment of the CPG Expenses. Notwithstanding the foregoing, in no event will CPP GP or CPPL have any liability for any matter set forth in the second sentence of this paragraph for any action taken or omitted to be taken by CPP GP, CPPL, any of their respective subsidiaries or any of their respective representatives at the direction of CPG, any of its subsidiaries or any of their respective representatives.

Conduct of Business Pending the Merger

Subject to certain exceptions, unless CPG consents in writing (which consent must not be unreasonably withheld, delayed or conditioned), CPP GP and CPPL have agreed not to, and will cause each of their respective subsidiaries not to, and CPG has agreed not to cause CPPL or CPP GP to:

•	conduct its business and the business of its subsidiaries other than in the ordinary course or fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates;

•	other than annual compensatory equity awards granted to non-employee directors of the CPP GP Board in the ordinary course, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities or any additional rights or (2) enter into any agreement with respect to the foregoing, in each case that would materially adversely affect its ability to consummate the transactions contemplated by the Merger Agreement;

•	(1) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of its equity interests or (2) repurchase, redeem or otherwise acquire any equity interests or rights in CPPL, except as required by the terms of its securities outstanding on the date of the Merger Agreement by the CPPL Long-Term Incentive Plan;

•	(1) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business, (2) acquire, by merger or otherwise, or lease any assets or any business or property of any other entity other than in the ordinary course of business consistent with past practice or (3) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

•	declare or pay dividends or distributions to the holders of equity interests in CPPL, other than as described in “—Distributions”;

•	amend the CPPL Partnership Agreement, as in effect on the date of the Merger Agreement;

•	enter into any material contract, except as would not have a material adverse effect on CPPL and would not be materially adverse to CPG, Merger Sub and their respective subsidiaries, taken as a whole;

•	modify, amend, terminate, assign or waive any rights under any material contract in a manner which is materially adverse to CPG, Merger Sub and their respective subsidiaries, taken as a whole, or which would have a material adverse effect on CPPL;

•	waive, release, assign, settle or compromise any legal proceeding, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief that is material to CPPL and its subsidiaries taken as a whole or is a claim, action or proceeding relating to the transactions contemplated by the Merger Agreement;

•	implement or adopt any material change in accounting principles or practice, other than as required by generally accepted accounting principles (“GAAP”) or other applicable regulatory authorities;

•	(1) change in any material respect any of its elections relating to taxes, (2) settle or compromise any material proceeding relating to taxes or (3) change in any material respect its methods of reporting income or deduction for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	other than in the ordinary course of business consistent with past practice, (1) incur, assume, guarantee or otherwise become liable for any indebtedness, other than borrowings under existing revolving credit facilities or intercompany money pool arrangements or (2) create any lien on its property or the property of its subsidiaries to secure indebtedness;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	knowingly take any action that is intended to or is reasonably likely to result in (1) any of its representations and warranties contained in the Merger Agreement being or becoming untrue in any material respect at the Closing Date, (2) any of the conditions to the closing of the Merger as set forth in the Merger Agreement not being satisfied, (3) any material delay in or prevention of the consummation of the Merger or (4) a material violation of any provision of the Merger Agreement; or

•	agree or commit to do anything described above.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, CPG and CPPL (as the surviving entity of the Merger) jointly and severally agree to indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing, to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of CPPL or any of its subsidiaries or CPP GP, to the fullest extent permitted under applicable law. In addition, CPG and CPPL (as the surviving entity of the Merger) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of CPPL and the CPP GP immediately prior to the Effective Time and ensure that the organizational documents of CPPL and the CPP GP or any of their respective successors or assigns, if applicable, will contain provisions no less favorable, for a period of six years following the Effective Time, with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of CPPL and the CPP GP than are presently set forth in such organizational documents. In addition, CPG will maintain in effect for six years from the Effective Time, CPG’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such indemnified persons, provided that in no event will CPG be required to expend more than an amount per year equal to 250% of current annual premiums paid by CPG for such insurance.

Conflicts Committee

CPG has agreed, until the Effective Time or the termination of the Merger Agreement, not to, without the consent of a majority of the then existing members of the Conflicts Committee, take any action (or allow its subsidiaries to take any action) intended to cause CPP GP to eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the CPP GP Board that is a member of the Conflicts Committee either as a director or member of such committee.

Amendment and Supplement

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties, whether before or after receipt of the CPPL Common Unitholder Approval and the CPPL Unaffiliated Unitholder Approval, by action taken or authorized by the CPP GP Board and the CPG Board; provided, however, that the Merger Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the Conflicts Committee. Following receipt of the CPPL Common Unitholder Approval and the CPPL Unaffiliated Unitholder Approval, no amendment to the provisions of the Merger Agreement may be made which by applicable law or stock exchange rule would require further approval by CPPL’s limited partners, without such approval. Unless otherwise provided in the Merger Agreement, whenever a determination, decision, approval, consent or agreement of CPPL or CPP GP is required pursuant to the Merger Agreement (including any determination to exercise or refrain from exercising certain rights under, or to enforce the terms of, the Merger Agreement), such determination, decision, approval, consent or agreement must be authorized by the Conflicts Committee and such action will not require approval of the CPPL Common Unitholders.

Waiver and Consent

At any time prior to the Effective Time, any party to the Merger Agreement may waive compliance by another party or grant any consent under the Merger Agreement, whether before or after the CPPL Common Unitholder Approval and the CPPL Unaffiliated Unitholder Approval; provided, however, that, neither CPPL nor CPP GP may take or authorize any such action without the prior approval of the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by CPPL, CPP GP, CPG or Merger Sub in exercising any right under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right under the Merger Agreement. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Remedies; Specific Performance

The Merger Agreement provides that the parties are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the provisions of the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties by CPG and Merger Sub, on the one hand, and CPPL and CPP GP, on the other hand. These representations and warranties have been made for the benefit of the other party to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by CPPL and CPP GP relate to, among other things:

•	due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	opinions of financial advisors;

•	brokers and other advisors; and

•	no other representations and warranties.

The representations and warranties made by CPG and Merger Sub relate to, among other things:

•	corporate organization, standing and similar corporate matters;

•	operations and ownership of Merger Sub;

•	ownership of CPPL Subordinated Units;

•	due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	legal proceedings;

•	access to information;

•	information supplied in connection with this proxy statement and the filing of a Schedule 13E-3;

•	brokers and other advisors;

•	the availability of sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by the Merger Agreement; and

•	no other representations and warranties.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this proxy statement and additional agreements relating to, among other things, access to information, applicability of takeover statutes, public announcements and litigation.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations to U.S. holders (as defined below) of the Merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. A ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary has not been sought, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to U.S. holders of CPPL Common Units that hold their CPPL Common Units as capital assets (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell CPPL Common Units under the constructive sale provisions of the Code;

•	persons that acquired CPPL Common Units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold CPPL Common Units as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds CPPL Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding CPPL Common Units should consult its own tax advisor regarding the U.S. federal income tax consequences of the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of CPPL Common Units that, for U.S. federal income tax purposes, is:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. EACH HOLDER OF CPPL COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER.

Tax Considerations of the Merger to U.S. Holders of CPPL Common Units

Tax Characterization of the Merger. The receipt of cash in exchange for CPPL Common Units pursuant to the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. holder’s CPPL Common Units in exchange for cash received in the Merger.

Amount and Character of Gain or Loss Recognized. A U.S. holder who receives cash in exchange for CPPL Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (1) the sum of (A) the amount of any cash received and (B) such U.S. holder’s share of CPPL’s nonrecourse liabilities immediately prior to the Merger and (2) such U.S. holder’s adjusted tax basis in the CPPL Common Units exchanged therefor (which includes such U.S. holder’s share of CPPL’s nonrecourse liabilities immediately prior to the Merger).

A U.S. holder’s initial tax basis in its CPPL Common Units would have been equal to the amount such holder paid for the CPPL Common Units plus the U.S. holder’s share of CPPL’s nonrecourse liabilities. Over time that basis would have (1) increased by (A) the U.S. holder’s share of CPPL’s income and (B) any increases in the U.S. holder’s share of CPPL’s nonrecourse liabilities, and (2) decreased, but not below zero, by (A) distributions from CPPL, (B) the U.S. holder’s share of CPPL’s losses, (C) any decreases in the U.S. holder’s share of CPPL’s nonrecourse liabilities and (D) the U.S. holder’s share of CPPL’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder on the exchange of CPPL Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by CPPL and its subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of a CPPL common unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s CPPL Common Units pursuant to the Merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of CPPL Common Units in the Merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its CPPL Common Units for more than 12 months as of the effective time of the Merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, offset no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each U.S. holder in the Merger will vary depending on each U.S. holder’s particular situation, including the adjusted tax basis of the CPPL Common Units exchanged by each U.S. holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of CPPL’s income may be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in CPPL pursuant to the Merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the Merger to such holder, taking into account its own particular circumstances.

CPPL Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger. U.S. holders of CPPL Common Units will be allocated their share of CPPL’s items of income, gain, loss and deduction for the taxable period of CPPL ending on the date of the Merger. These allocations will be made in accordance with the terms of the CPPL partnership agreement. A U.S. holder will be subject to U.S. federal income tax on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from CPPL attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the CPPL Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the CPPL Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Merger.

INFORMATION CONCERNING CPPL

About CPPL

CPPL is a fee-based, growth-oriented Delaware limited partnership formed to own, operate and develop a portfolio of pipelines, storage and related midstream assets. CPPL closed its IPO of 53,833,107 common units on February 11, 2015. CPPL’s parent company, CEG, was contributed to CPG prior to NiSource distributing the shares of CPG. CPPL’s business and operations are conducted through Columbia OpCo, a partnership between CEG and CPPL. Through CPPL’s ownership of Columbia OpCo’s general partner and its 15.7% limited partner interest, CPPL controls all of Columbia OpCo’s assets and operations. As a result of this control and the 15.7% limited partner interest, CPPL consolidates Columbia OpCo and CEG’s retained interest of 84.3% is recorded as a noncontrolling interest in CPPL’s consolidated financial statements.

Columbia OpCo owns substantially all of the natural gas transmission and storage assets of CEG, including approximately 15,000 miles of strategically located interstate pipelines extending from New York to the Gulf of Mexico and an underground natural gas storage system, with approximately 300 one million Dekatherms (“MMDth”) of working gas capacity, as well as related gathering and processing assets.

CPPL Common Units trade on the NYSE under the symbol “CPPL.” CPPL’s and CPP GP’s mailing address is 5151 San Felipe St., Suite 2500, Houston, Texas 77056 and their telephone number is (713) 386-3701. A detailed description of CPPL’s business is contained in its Annual Report on Form 10-K for the year ended December 31, 2015, and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, each incorporated by reference into this proxy statement. See “Where You Can Find More Information.”

During the past five years, neither CPPL nor CPP GP has been (1) convicted in a criminal proceeding or (2) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data as of and for each of the five years in the period ended December 31, 2015, are derived from CPPL’s audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the nine month periods ended September 30, 2016 and 2015, are derived from CPPL’s unaudited condensed consolidated financial statements. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in CPPL’s Annual Report on Form 10-K for the year ended December 31, 2015, and CPPL’s Quarterly Report on Form 10-Q for the nine month period ended September 30, 2016, incorporated by reference into this proxy statement. See “Where You Can Find More Information.”

For periods prior to the closing of CPPL’s IPO on February 11, 2015, the selected data presented represents NiSource’s Columbia Pipeline Group Operations (the “Predecessor”). Substantially all of CPG’s Operations reportable segment was contributed to Columbia OpCo on February 11, 2015. The Partnership owns a 15.7% limited partner interest in Columbia OpCo. The selected data covering periods prior to the closing of the IPO may not necessarily be indicative of the actual results of operations had CPPL operated separately during those periods.

The following table presents the non-GAAP financial measures of Adjusted EBITDA (as defined below) and Distributable Cash Flow (as defined below), which CPPL uses in its business as important supplemental measures of its performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, and depreciation and amortization, plus distributions of earnings received from equity investees and one-time transaction costs, less equity earnings in unconsolidated affiliates and other, net. Partnership Distributable Cash Flow is defined as Adjusted EBITDA less interest expense, maintenance capital expenditures, gain on sale of assets and distributable cash flow attributable to noncontrolling interest plus proceeds from the sale of assets, interest income, capital (received) costs related to the Separation (as defined below) and any other known differences between cash and income. Adjusted EBITDA and Partnership Distributable Cash Flow are not calculated or presented in accordance with GAAP. Please see “—Non-GAAP Financial Measures” below for a reconciliation of Adjusted EBITDA and Partnership Distributable Cash Flow to their most directly comparable financial measures calculated and presented in accordance with GAAP.

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
				Predecessor	Predecessor	Predecessor	Predecessor
	(dollars in millions except per unit and operating data)
Statement of Operations Data:
Total Operating Revenues	$1,003.2	$974.8	$1,331.8	$1,346.9	$1,179.4	$1,000.4	$1,005.6
Operating Expenses
Operation and maintenance	357.5	392.9	526.1	630.7	507.1	374.2	377.9
Operating and maintenance-affiliated	198.1	112.1	164.1	122.9	118.1	105.6	98.3
Depreciation and amortization	114.1	98.7	135.0	118.6	106.9	99.3	130.0
(Gain) loss on sale of assets and impairment, net	(3.9)	(52.0)	(54.7)	(34.5)	(18.6)	(0.6)	0.1
Property and other taxes	58.9	53.3	71.2	67.1	62.2	59.2	56.6

Total Operating Expenses	724.7	605.0	841.7	904.8	775.7	637.7	662.9

Equity Earnings in Unconsolidated Affiliates	48.1	44.2	60.2	46.6	35.9	32.2	14.6

Operating Income	326.6	414.0	550.3	488.7	439.6	394.9	357.3

Other Income (Deductions)
Interest expense	(2.8)	(1.2)	(1.4)	—	—	—	—
Interest expense-affiliated	(22.6)	(24.1)	(26.8)	(62.0)	(37.9)	(29.5)	(29.8)
Other, net	30.3	18.6	32.0	8.8	17.6	1.5	1.2
Income Taxes	0.1	23.7	23.9	166.4	152.4	136.9	125.6

Net Income	331.4	383.6	530.2	$269.1	$266.9	$230.0	$203.1

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
				Predecessor	Predecessor	Predecessor	Predecessor
	(dollars in millions except per unit and operating data)
Less: Predecessor net income prior to IPO on February 11, 2015	—	42.7	42.7

Net income subsequent to IPO	331.4	340.9	487.5
Less: Net income attributable to noncontrolling interest in Columbia OpCo subsequent to IPO	283.1	289.3	413.5

Net income attributable to limited partners subsequent to IPO	$48.3	$51.6	$74.0

Per Unit Data:
Net income attributable to partners’ ownership interest subsequent to IPO per limited partner unit (basic and diluted)
Common units	$0.48	$0.52	$0.74
Subordinated units	0.43	0.51	0.72
Weighted average limited partner units outstanding (basic and diluted)
Common units	53.8	53.8	53.8
Subordinated units	46.8	46.8	46.8

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
				Predecessor	Predecessor	Predecessor	Predecessor
	(dollars in millions except per unit and operating data)
Balance Sheet Data (at period end):
Net property, plant and equipment	$7,017.3	$5,776.3	$5,970.8	$4,960.2	$4,303.4	$3,741.5	$3,398.7
Total assets	10,119.6	9,140.7	9,162.0	8,107.5	7,261.8	6,623.2	6,142.6
Long-term debt-affiliated, excluding amounts due within one year	630.9	630.9	630.9	1,472.8	819.8	754.7	294.7
Current liabilities	1,615.4	523.8	518.8	777.7	1,097.3	770.7	906.5
Total liabilities	2,640.6	1,579.4	1,585.3	3,936.2	3,361.9	2,883.7	2,430.6
Noncontrolling Interest in Columbia OpCo	6,228.8	6,308.5	6,318.2
Total equity and partners’ capital	7,479.0	7,561.3	7,576.7	4,171.3	3,899.9	3,739.5	3,712.0
Total capitalization	8,109.9	8,192.2	8,207.6	5,644.1	4,719.7	4,494.2	4,006.7
Statement of Cash Flow Data:
Net cash from (used for):
Operating Activities	$391.4	$438.9	$627.7	$568.1	$454.0	$474.9	$435.3
Investing Activities	(1,093.5)	(989.5)	(1,052.5)	(864.5)	(797.4)	(455.5)	(307.2)
Financing Activities	631.6	607.0	503.2	296.6	343.1	(18.8)	(128.1)
Other Data:
Adjusted EBITDA	$565.9	$513.2	$682.9	$598.5	$542.7	$496.9	$491.5
Adjusted EBITDA attributable to Partnership subsequent to IPO	87.0	67.0	93.3
Partnership Distributable Cash Flow	65.3	49.2	68.7
Distributions declared per unit(1)	0.1975	0.1725	0.61
Maintenance and other capital expenditures	96.0	99.9	132.7	143.4	132.7	209.6	220.0
Expansion capital expenditures	1,088.5	847.5	1,073.4	700.5	664.8	280.0	81.5
Operating Data:(2)
Contracted firm capacity (MMDth/d)	14.4	13.2	14.3	13.2	12.9	13.2	13.2
Throughput (MMDth)	1,706.7	1,517.2	2,022.8	2,006.1	1,997.3	2,200.0	2,393.7
Natural gas storage capacity (MMDth)	287	287	287	287	287	283	282

(1)	Distributions declared per unit for the year ended December 31, 2015 includes the fourth quarter distribution, which was paid in the first quarter of the subsequent year.
(2)	Excludes equity investments.

Book Value per CPPL Common Unit

As of September 30, 2016, the book value per CPPL Common Unit was $17.74. Book value per CPPL Common Unit is computed by dividing total Common Unitholder equity of $955.3 million at September 30, 2016 by the total CPPL Common Units outstanding on that date of 53,843,466 CPPL Common Units.

Non-GAAP Financial Measures

CPPL provides below a discussion of certain non-GAAP financial measures that from time to time it provides to investors as additional information in order to supplement CPPL’s financial statements, which are presented in accordance with GAAP.

Adjusted EBITDA and Distributable Cash Flow

CPPL defines “Adjusted EBITDA” as net income before interest expense, income taxes, and depreciation and amortization, plus distributions of earnings received from equity investees, less equity earnings in unconsolidated affiliates and other, net. In addition, to the extent transactions occur that are considered unusual, infrequent or not representative of underlying trends, CPPL will remove the effect of these items from Adjusted EBITDA. Examples of these transactions include impairments and expenses related to the Merger. CPPL defines “Distributable Cash Flow” as Adjusted EBITDA less interest expense, maintenance capital expenditures, gain on sale of assets and distributable cash flow attributable to noncontrolling interest plus proceeds from the sale of assets, interest income, capital (received) costs related to the Separation and any other known differences between cash and income.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP supplemental financial measures that management and external users of CPPL’s financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Management believes that the presentations of Adjusted EBITDA and Distributable Cash Flow will provide useful information to investors in assessing CPPL’s financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and Distributable Cash Flow are Net Income and Net Cash Flows from Operating Activities. CPPL’s non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as an alternative to GAAP net income or net cash flows from operating activities. Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash flows from operating activities. You should not consider Adjusted EBITDA or Distributable Cash Flow in isolation or as a substitute for analysis of CPPL’s results as reported under GAAP. Because Adjusted EBITDA or Distributable Cash Flow may be defined differently by other companies in CPPL’s industry, CPPL’s definitions of Adjusted EBITDA or Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of Adjusted EBITDA and Partnership Distributable Cash Flow to the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
				Predecessor	Predecessor	Predecessor	Predecessor
	(dollars in millions except per unit and operating data)
Net Income	$331.4	$383.6	$530.2	$269.1	$266.9	$230.0	$203.1
Add:
Interest expense	2.8	1.2	1.4	—	—	—	—
Interest expense-affiliated	22.6	24.1	26.8	62.0	37.9	29.5	29.8
Income taxes	0.1	23.7	23.9	166.4	152.4	136.9	125.6
Depreciation and amortization	114.1	98.7	135.0	118.6	106.9	99.3	130.0
Asset impairment(1)	11.9	0.6	0.6	—	—	—	—
Merger costs	110.4	—
Distributions of earnings received from equity investees(2)	51.0	44.1	57.2	37.8	32.1	34.9	18.8
Less:
Equity earnings in unconsolidated affiliates(2)	48.1	44.2	60.2	46.6	35.9	32.2	14.6
Other, net(3)	30.3	18.6	32.0	8.8	17.6	1.5	1.2

Adjusted EBITDA	$565.9	$513.2	$682.9	$598.5	$542.7	$496.9	$491.5

Less:
Adjusted EBITDA attributable to Predecessor prior to IPO	—	79.4	79.4
Adjusted EBITDA attributable to noncontrolling interest in Columbia OpCo subsequent to IPO	478.9	366.8	510.2

Adjusted EBITDA attributable to Partnership subsequent to IPO	$87.0	$67.0	$93.3

Net Cash Flows from Operating Activities	391.4	$438.9	$627.7	$568.1	$454.0	$474.9	$435.3
Interest expense	2.8	1.2	1.4	—	—	—	—
Interest expense-affiliated	22.6	24.1	26.8	62.0	37.9	29.5	29.8
Current taxes	0.1	13.2	13.4	27.1	(27.5)	92.2	48.8
Gain (loss) on sale of assets and impairment, net	15.8	52.0	54.7	34.5	18.6	0.6	(0.1)
Merger costs	110.4	—	—	—	—	—	—
Other adjustments to operating cash flows	(0.7)	(8.2)	(13.3)	(5.7)	(12.5)	0.8	(4.0)
Changes in assets and liabilities	23.5	(8.0)	(27.8)	(87.5)	72.2	(101.1)	(18.3)

Adjusted EBITDA	$565.9	$513.2	$682.9	$598.5	$542.7	$496.9	$491.5

Less:
Adjusted EBITDA attributable to Predecessor prior to IPO	—	79.4	79.4
Adjusted EBITDA attributable to noncontrolling interest in Columbia OpCo subsequent to IPO	478.9	366.8	510.2

Adjusted EBITDA attributable to Partnership subsequent to IPO	$87.0	$67.0	$93.3

Adjusted EBITDA	$565.9	$513.2	$682.9
Less:
Interest expense(4)	25.4	25.3	28.2
Maintenance capital expenditures(5)	96.0	98.5	133.8
Separation maintenance capital expenditures(6)	—	1.4	3.5
Gain on sale of assets(7)	15.8	52.6	55.3
Distributable cash flow attributable to Predecessor prior to IPO	—	67.8	67.8
Distributable cash flow attributable to noncontrolling interest subsequent to IPO	374.0	276.2	385.4
Add:
Proceeds from sales of assets(8)	9.9	55.0	84.1
Interest income(9)	0.7	4.2	4.9
Capital (received) costs related to Separation(10)	—	(1.4)	(29.2)

Partnership Distributable Cash Flow	$65.3	$49.2	$68.7

(1)	Asset impairment is an impairment charge that CPPL considers to be unusual and not indicative of underlying trends.
(2)	These adjustments result in Adjusted EBITDA only including actual cash received from equity investees.
(3)	Refer to Note 19, “Other, Net” in the Notes to Consolidated and Combined Financial Statements for additional information.
(4)	Interest expense consists of interest expense and interest expense-affiliated, net of capitalized amounts.
(5)	Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets to replace or improve existing capital assets) made to maintain, over the long term, CPPL’s operating capacity, system integrity and reliability. Examples of maintenance capital expenditures are expenditures to replace pipelines, to fund the acquisition of certain equipment, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.
(6)	Separation maintenance capital expenditures are capital expenditures related to the Separation.
(7)	Gain on sale of assets consists primarily of gains on conveyances of mineral rights positions.
(8)	Proceeds from sales of assets includes $32.7 million cash received for asset transfers made under common control with CEG related to the Separation.
(9)	Interest income is primarily composed of income earned on CPPL’s loans to the NiSource Finance Corp. money pool prior to the Separation and the CPG money pool subsequent to the Separation.
(10)	Capital (received) costs related to Separation are capital expenditures related to the Separation, offset by $32.7 million cash received for asset transfers made under common control with CEG related to the Separation, which is included in proceeds from sales of assets.

Ratio of Earnings to Combined Fixed Charges and Preference Dividends

The following table presents CPPL’s ratio of earnings to combined fixed charges and preference dividends for the nine months ended September 30, 2016 and 2015, respectively, and for the year ended December 31, 2015 and 2014, respectively.

	September 30, 2016	September 30, 2015	December 31, 2015	December 31, 2014
Earnings as defined in item 503(d) of Regulation S-K:
Add:
Pretax income from continuing Operations(a)(b)	$283,333,805	$363,096,227	$493,841,340	$389,875,915
Fixed Charges	29,065,155	29,470,530	37,418,972	65,260,284
Amortization of capitalized interest(c)	—	—	—	—
Distributed income of equity investees	51,035,913	44,107,772	57,243,010	37,800,000
Share of pre-tax losses of equity investees for which charges arising guarantees are included in fixed charges	—	—	—	—
Deduct:
Interest capitalized(c)	—	—	—	—
Preference security dividend requirements of consolidated subsidiaries(d)	—	—	—	—
Non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—

	$363,434,873	$436,674,529	$588,503,322	$492,936,199

Fixed charges as defined in item 503(d) of Regulation S-K:
Interest on long-term debt	$22,753,254	$27,399,957	$35,123,662	$61,560,284
Other interest	4,696,415	1,806,820	1,932,650	3,700,000
Capitalized interest during period(c)	—	—	—	—
Amortization of premium, reacquisition premium, discount and expense on debt, net	1,615,486	263,753	362,660	—
Interest portion of rent expense	—	—	—	—
Non-controlling interest	—	—	—	—

	$29,065,155	$29,470,530	$37,418,972	$65,260,284

Plus preferred stock dividends:
Preferred dividend requirements of subsidiary	$—	$—	$—	$—
Preferred dividend requirements factor	1.00	0.94	0.97	0.62

Preference security dividend requirements of consolidated subsidiaries(d)	—	—	—	—
Fixed charges	29,065,155	29,470,530	37,418,972	65,260,284

	$29,065,155	$29,470,530	$37,418,972	$65,260,284

Ratio of earnings to combined fixed charges and preference dividends	12.50	14.82	15.73	7.55

(a)	Income Statement amounts have been adjusted for discontinued operations.
(b)	Excludes income or loss from equity investees.
(c)	CPPL follows FASB ASC Topic 980, Regulated Operations, and therefore does not add amortization of capitalized interest or subtract interest capitalized in determining earnings, nor reduces fixed charges for Allowance for Funds Used During Construction.
(d)	Preferred dividends, as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one minus the effective income tax rate applicable to continuing operations.

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION

Common Unit Market Price Information

CPPL Common Units trade on the NYSE under the symbol “CPPL.” On October 31, 2016, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of CPPL Common Units on the NYSE was $16.00 per share. On                 , the most recent practicable date before the printing of this proxy statement, high and low reported sales prices of CPPL Common Units were $        and $        , respectively, and there were approximately          CPPL Common Unitholders, including beneficial owners of common units held in “street name.”

The following table shows the high and low prices per common unit, as reported by the NYSE, for the periods indicated.

	Common Unit Price Ranges
	High	Low
Period from September 30, 2016 to December 9, 2016	$17.25	$13.47
Quarter Ended September 30, 2016	$16.67	$13.30
Quarter Ended June 30, 2016	$15.77	$13.20
Quarter Ended March 31, 2016	$19.49	$11.77
Year Ended December 31, 2015
Quarter Ended December 31	$18.36	$12.24
Quarter Ended September 30	$26.05	$11.24
Quarter Ended June 30	$28.58	$25.16
Quarter Ended March 31	$29.00	$25.39

Distribution Information

CPPL considers cash distributions to unitholders on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors. CPPL’s ability to distribute available cash is contractually restricted by the terms of CPPL’s credit facility. CPPL’s credit facility contains covenants requiring CPPL to maintain certain financial ratios. CPPL is prohibited from making any distributions to unitholders if the distribution would cause an event of default, or an event of default exists, under its credit facility.

Under the terms of the CPPL Merger Agreement, CPPL is prohibited from paying distributions to its unitholders without the prior written consent of CPG except for distributions made in the ordinary course of business.

The following table shows the cash distributions paid during the first three quarters of 2016 and each quarter of the year ended December 31, 2015. Cash distributions shown below were paid within 50 days after the end of each applicable quarter.

Cash Distribution Paid Per Unit
Quarter Ended September 30, 2016	$0.1975
Quarter Ended June 30, 2016	$0.1975
Quarter Ended March 31, 2016	$0.1875
Year Ended December 31, 2015
Quarter Ended December 31	$0.1800
Quarter Ended September 30	$0.1725
Quarter Ended June 30	$0.1675
Quarter Ended March 31	$0.0912

INFORMATION CONCERNING THE CPG PARTIES AND MERGER SUB

CPG is a growth-oriented Delaware corporation formed by NiSource on September 26, 2014 to own, operate and develop a portfolio of pipelines, storage and related midstream assets. CPG owns and operates, through its subsidiaries, approximately 15,000 miles of strategically located interstate gas pipelines extending from New York to the Gulf of Mexico and one of the nation’s largest underground natural gas storage systems, with approximately 300 MMDth of working gas capacity, as well as related gathering and processing assets. CPG owns these assets through Columbia OpCo, a partnership between its wholly owned subsidiary CEG and CPPL. Through its wholly owned subsidiary CEG, CPG owns the general partner of CPPL, all of CPPL’s incentive distribution rights and all of the CPPL Subordinated Units, which, in the aggregate, represent approximately 46.5% limited partner interest in CPPL.

Prior to July 1, 2015, CPG was a wholly owned subsidiary of NiSource. On July 1, 2015, all the shares of CPG were distributed by NiSource to holders of NiSource common stock completing CPG’s separation from NiSource (the “Separation”). As a result of the Separation, CPG became an independent publicly traded company and remained so until the consummation of the CPG Merger.

On July 1, 2016, pursuant to an Agreement and Plan of Merger dated as of March 17, 2016, among CPG, TPL, TransCanada USA, Taurus Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of TransCanada USA, and solely for purposes of certain sections of the merger agreement, TransCanada, a Canadian corporation and the direct parent company of TPL, completed its previously announced acquisition of CPG through the merger of Taurus Merger Sub Inc. with and into CPG, with CPG as the surviving corporation. As a result of the CPG Merger, CPG became a wholly owned direct subsidiary of TransCanada USA and a wholly owned indirect subsidiary of TransCanada. The merger became effective at 12:01 a.m. Eastern Daylight Time on July 1, 2016. Shares of CPG common stock, par value $0.01 per share, were registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE under the symbol “CPGX.” At the effective time of the CPG Merger, each issued and outstanding share of CPG common stock, par value $0.01 per share, was automatically cancelled and, subject to certain exceptions, converted into the right to receive cash in an amount, without interest, equal to $25.50 per share. Shares of CPG Common Stock were suspended from trading on the NYSE effective as of the opening of trading on July 1, 2016.

Following the CPG Merger, TransCanada indirectly owns CPP GP, which is the general partner of CPPL, all of CPPL’s incentive distribution rights and all of the CPPL Subordinated Units, which represent approximately 46.5% of the limited partner interests in CPPL. As a result, CPPL is now effectively managed and controlled by TransCanada.

CPG formed Merger Sub on October 24, 2016 and is its sole member. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incident to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable filings under the securities laws.

The business address and telephone number of CPG and Merger Sub is 5151 San Felipe St., Suite 2500 Houston, Texas 77056, (713) 386-3701.

At the closing of the Merger, Merger Sub will merge with and into CPPL, the separate existence of Merger Sub will cease and CPPL will survive and continue to exist as a Delaware limited partnership.

During the past five years, none of the entities described above has been (1) convicted in a criminal proceeding or (2) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

UNIT OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF CPPL AND THE CPG PARTIES

CPPL’s voting securities consist of the CPPL Common Units and the CPPL Subordinated Units. Only the CPPL Common Units will be voted at the CPPL Special Meeting. The unit ownership amounts below contain certain information about unitholders whom CPPL believes are the “beneficial” owners of more than five percent (5%) of the outstanding CPPL Common Units, as well as information regarding the CPPL unit ownership by the directors and executive officers of CPP GP and the CPG Parties as of December 9, 2016. Except as described below, CPPL knows of no person that beneficially owns more than 5% of the outstanding CPPL Common Units, based solely on filings made with the SEC. The CPPL Subordinated Units, which represent approximately 46.5% of the aggregate voting power of CPPL’s outstanding voting securities, are entirely held by CEG and indirectly held by CPG and the other CPG Parties (except for Merger Sub).

The percentage of beneficial ownership is calculated on the basis of 53,843,466 common units outstanding as of December 9, 2016. The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined the “beneficial owner” of a security to include any person who, directly or indirectly, has or shares voting power and/or investment power over such security. In computing the number of the units beneficially owned by a person and the percentage ownership of that person, the units subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days after December 9, 2016, are deemed outstanding, while such units are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

The percentages reflect beneficial ownership as of December 9, 2016, as determined in accordance with Rule 13d-3 under the Exchange Act. The address for each director and executive officer of CPP GP, CPG and CEG is 5151 San Felipe St., Suite 2500, Houston, Texas 77056, except as otherwise noted. The address for each director and executive officer of TransCanada and TPL is 450 – 1st Street S.W., Calgary, Alberta, Canada, T2P 5H1, except as otherwise noted. The address for each director and executive officer of TransCanada USA is 700 Louisiana Street, Suite 700, Houston, Texas 77002, except as otherwise noted.

Unit Ownership of and Voting by CPP GP’s Directors and Executive Officers

The following table sets forth as of December 9, 2016, the number of CPPL Common Units owned by each director and named executive officer of CPP GP. It is expected that Ms. Heeg and Messrs. Chapman, Finley, Hofmann and Patterson will vote their units “FOR” the approval of the Merger Proposal, although they have not entered into any agreement requiring them to do so.

Name of Beneficial Owner	Common Units Beneficially owned	Percentage of Common Units Beneficially Owned
Stanley G. Chapman, III(1)	5,000	*
Nathaniel A. Brown(2)	—	*
Kristine L. Delkus(3)	—	*
Alexander J. Pourbaix(4)	—	*
Karl Johannson(5)	—	*
G. Stephen Finley(6)	19,043	*
Peggy A. Heeg(7)	1,712	*
Thomas W. Hofmann(8)	9,604	*
Shawn L. Patterson(9)	1,100	*
All directors and executive officers as a group	36,459	*

*	Represents less than 1%.

(1)	Director and President.
(2)	Controller and Principal Financial Officer.
(3)	Director and Chair.
(4)	Director.
(5)	Director.
(6)	Independent Director.
(7)	Independent Director.
(8)	Independent Director.
(9)	Vice-President, Operations and Chief Operations Officer.

Unit Ownership of and Voting by CEG’s Directors and Executive Officers

As of December 9, 2016, CEG’s directors and executive officers beneficially owned and had the right to vote 5,000 CPPL Common Units at the CPPL Special Meeting, which represents less than one percent of the CPPL limited partner units entitled to vote at the CPPL Special Meeting. These 5,000 CPPL Common Units are held by Stanley G. Chapman, III, Director and President of CEG. It is expected that Mr. Chapman will vote his units “FOR” the approval of the Merger Proposal, although he has not entered into any agreement requiring him to do so.

Unit Ownership of and Voting by CPG’s Directors and Executive Officers

As of December 9, 2016, CPG’s directors and executive officers beneficially owned and had the right to vote 5,000 CPPL Common Units at the CPPL Special Meeting, which represents less than one percent of the CPPL limited partner units entitled to vote at the CPPL Special Meeting. These 5,000 CPPL Common Units are held by Stanley G. Chapman, III, Director and President of CPG. It is expected that Mr. Chapman will vote his units “FOR” the approval of the Merger Proposal, although he has not entered into any agreement requiring him to do so.

Unit Ownership of and Voting by TransCanada USA’s Directors and Executive Officers

As of December 9, 2016, TransCanada USA’s directors and executive officers did not beneficially own or have the right to vote any CPPL common units at the CPPL Special Meeting.

Unit Ownership of and Voting by TPL’s Directors and Executive Officers

As of December 9, 2016, TPL’s directors and executive officers did not beneficially own or have the right to vote any CPPL common units at the CPPL Special Meeting.

Unit Ownership of and Voting by TransCanada’s Directors and Executive Officers

As of December 9, 2016, TransCanada’s directors and executive officers did not beneficially own or have the right to vote any CPPL common units at the CPPL Special Meeting.

Unit Ownership of Other 5% or More Unitholders

Name of Beneficial Owner	Common Units Beneficially owned	Percentage of Common Units Beneficially Owned
MTP Energy Master Fund Ltd.(1)	2,787,884	5.18%
Energy Income Partners, LLC(2)	6,576,048	12.2%
Clearbridge Investments, LLC(3)	5,929,200	11.0%
Massachusetts Financial Services Company(4)	3,441,040	6.4%
Harvest Fund Advisors LLC(5)	2,787,140	5.2%
Center Coast Capital Advisors, LP(6)	2,879,169	5.3%

(1)	Based on the Schedule 13G filed with the SEC on October 4, 2016 by MTP Energy Master Fund Ltd. MTP Energy Master Fund Ltd.’s address is 1603 Orrington Avenue, Suite 1300 Evanston, Illinois, 60201.
(2)	Based on the Schedule 13G filed with the SEC on August 10, 2016 by Energy Income Partners, LLC. Energy Income Partners, LLC’s address is 10 Wright Street Westport, Connecticut 06880.
(3)	Based on the Schedule 13G filed with the SEC on February 16, 2016 by Clearbridge Investments, LLC. Clearbridge Investments, LLC’s address is 620 8th Avenue New York, NY 10018.
(4)	Based on the Schedule 13G filed with the SEC on February 9, 2016 by Massachusetts Financial Services Company. Massachusetts Financial Services Company’s address is 111 Huntington Avenue, Boston, MA 02199.
(5)	Based on the Schedule 13G filed with the SEC on February 5, 2016 by Harvest Fund Advisors LLC. Harvest Fund Advisors LLC’s address is 100 W. Lancaster Avenue, Suite 200, Wayne, PA 19087.
(6)	Based on the Schedule 13G filed with the SEC on March 30, 2015 by Center Coast Capital Advisors, LP. Center Coast Capital Advisors, LP’s address is 1600 Smith Street, Suite 3800, Houston, Texas 77002.

CERTAIN PURCHASES AND SALES OF CPPL COMMON UNITS

During the past 60 days, there have been no transactions in the CPPL Common Units by CPPL, CPP GP and the CPG Parties or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the foregoing parties.

DELISTING AND DEREGISTRATION OF CPPL COMMON UNITS

If the Merger is completed, CPPL Common Units will be delisted from the NYSE and deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the closing of the Merger, CPPL will also file a Form 15 to suspend its reporting obligations under Section 15(d) of the Exchange Act. As a result, CPPL will no longer be obligated to file any periodic reports or other reports with the SEC on account of the CPPL Common Units.

CPPL COMMON UNITHOLDER PROPOSALS

Under applicable Delaware law and CPPL’s partnership agreement, CPPL is not required to hold an annual meeting of its unitholders. Under CPPL’s partnership agreement, a special meeting of the limited partners may be called by the general partner or by limited partners owning 25% or more of the outstanding units of the class or classes for which a meeting is proposed. Such limited partners may call a special meeting by delivering to CPP GP one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of units for which the meeting is proposed. No business may be brought by any limited partner before such special meeting except the business listed in the related request. However, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of CPPL so as to jeopardize the limited partners’ limited liability under Delaware law or the law of any other state in which CPPL is qualified to do business.

OTHER MATTERS

If any other matters are properly presented at the CPPL Special Meeting, or any adjournments of the CPPL Special Meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the units represented by proxy as to any other matters, so long as the CPP GP Board is not aware of any such other matter a reasonable time before the CPPL Special Meeting. As of the date of this proxy statement, the CPP GP Board knows of no other matters that will be presented for consideration at the CPPL Special Meeting other than as described in this proxy statement. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on any such matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

CPPL is incorporating by reference specified documents that it files with the SEC, which means that it can disclose important information to you by referring you to those documents that are considered part of this proxy statement. Any later information filed by CPPL with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) up until the date of the CPPL Special Meeting will be deemed to be incorporated by reference into this proxy statement and will automatically update and supersede this information. CPPL incorporates by reference into this proxy statement the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC).

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016; and

•	Our Current Reports on Form 8-K as filed with the SEC on January 29, 2016, June 28, 2016, July 1, 2016, September 26, 2016 and November 1, 2016 (other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein).

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes the statement.

WHERE YOU CAN FIND MORE INFORMATION

CPPL files annual, quarterly and special reports and other information with the SEC. Copies of the annual report on Form 10-K for the year ended December 31, 2015 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 are incorporated by reference into this proxy statement. These reports and other information contain additional information about CPPL. CPPL will make these materials available for inspection and copying by any of its unitholders, or a representative of any unitholder who is so designated in writing, at its executive offices during regular business hours.

Because the Merger is a “going private” transaction, CEG, CPG, CPP GP, CPPL, TransCanada, TPL and TransCanada USA have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this proxy statement will not automatically be incorporated into the Schedule 13E-3.

CPPL will also make available on its website (http://www.columbiapipelinepartners.com) under “Investors” the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed by CPPL.

The opinion of Jefferies and the presentations Jefferies made to the Conflicts Committee will be made available for inspection and copying at the principal executive offices of CPPL during regular business hours by any interested unitholder of CPPL or such unitholder’s representative who has been so designated in writing.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of CPPL since the date of this proxy statement or that the information herein is correct as of any later date regardless of the time of delivery of this proxy statement.

The provisions of the Merger Agreement are extensive and not easily summarized. You should carefully read the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the Merger of CPPL in which you own units.

The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to such Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger, which disclosures are not reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

You should rely only on the information contained in this proxy statement to vote your common units at the CPPL Special Meeting. CPPL has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                 , 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, or that the information contained in the Form 10-K and Form 10-Qs incorporated by reference into to this proxy statement is accurate as of any date other than the date of the document attached hereto. Neither the mailing of the proxy statement to unitholders nor the issuance of the applicable Merger Consideration pursuant to the Merger will create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 1, 2016

BY AND AMONG

COLUMBIA PIPELINE GROUP, INC.,

PONY MERGER SUB LLC,

COLUMBIA PIPELINE PARTNERS LP,

AND

CPP GP LLC

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2016 (this “Agreement”), is by and among Columbia Pipeline Group, Inc., a Delaware corporation (“Parent”), Pony Merger Sub LLC, a Delaware limited liability company and a Subsidiary of Parent (“Merger Sub”), Columbia Pipeline Partners LP, a Delaware limited partnership (the “Partnership”) and CPP GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the “GP Conflicts Committee”) has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the Board of Directors of the Partnership GP (the “GP Board”) approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement to a vote of the Limited Partners and (iv) recommended, and resolved to recommend, approval of this Agreement by the Limited Partners;

WHEREAS, CEG, as sole member of the Partnership GP, has (i) determined that the Merger is fair and reasonable to and in the best interests of the Partnership GP, the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership and (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is in the best interests of Parent, and declared it advisable, to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as the sole member of Merger Sub, has (i) determined that the Merger is in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

Defined Terms; Construction

Section 1.1.    Definitions.

(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and their Subsidiaries shall not be considered Affiliates of Parent or any of its Subsidiaries, (b) (x) OpCo, OpCo GP, (y) the Subsidiaries of each of OpCo and OpCo GP and (z) the Joint Venture Entities and their Subsidiaries shall be deemed to be Affiliates of the Partnership and its Subsidiaries and shall not be considered Affiliates of Parent or any of its Subsidiaries and (c) CEG shall be deemed to be an Affiliate of the Parent and its Subsidiaries and shall not be considered an Affiliate of the Partnership or any of its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Book-Entry Units” has the meaning set forth in Section 3.1(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of Houston or New York are authorized or required by applicable Law to be closed.

“CEG” means Columbia Energy Group, a Delaware corporation.

“CEG Consent” means the unanimous written consent of the holder of all Subordinated Units in the form attached hereto as Exhibit A.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.2(h).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Common Unitholder Approval” has the meaning set forth in Section 7.1(a).

“Contract” means any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten.

“DERs” has the meaning set forth in Section 3.3(a).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” has the meaning set forth in Section 2.3.

“Exchange Act” has the meaning set forth in Section 5.5.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Conflicts Committee” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Rights” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators.

“Joint Venture Entities” means each of Hardy Storage Company, LLC, Millennium Pipeline Company, L.L.C. and Pennant Midstream, LLC.

“Laws” means any law, statute, constitution, fundamental principle of common law, ordinance, rule, regulation, code, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Liens” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Contract” means any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“Maximum Amount” has the meaning set forth in Section 6.7(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” means the New York Stock Exchange.

“OpCo” means CPG Opco LP, a Delaware limited partnership.

“OpCo GP” means CPG OpCo GP LLC, a Delaware limited liability company and the general partner of OpCo.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby, up to a maximum amount of $10,000,000.

“Parent Organizational Documents” has the meaning set forth in Section 5.1.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(a).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 30, 2015, as amended, modified or supplemented from time to time.

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually incurred by the Partnership GP, the Partnership and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.2.

“Partnership Financial Advisor” has the meaning set forth in Section 4.2.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of February 11, 2015, as amended, modified or supplemented from time to time.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plan” means the Partnership Long-Term Incentive Plan, dated January 12, 2015, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Notice Period” has the meaning set forth in Section 6.3(b)(i).

“Partnership Phantom Units” means the phantom units issued under the Partnership Long-Term Incentive Plan, which have not been vested and settled prior to the Effective Time.

“Partnership Proxy Statement” means the proxy statement to be filed by the Partnership in connection with the Merger.

“Partnership Unaffiliated Unitholders” means holders of Units other than Parent, CEG, Partnership GP and their respective Affiliates.

“Partnership Unitholder Approvals” means the Common Unitholder Approval and the Unaffiliated Unitholder Approval.

“Partnership Unitholder Meeting” has the meaning set forth in Section 6.1(b).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” shall mean any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Representatives” has the meaning set forth in Section 6.3(a).

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Schedule 13E-3” has the meaning set forth in Section 5.5.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subordinated Unit” has the meaning set forth in the Partnership Agreement.

“Subordinated Unitholder Approval” has the meaning set forth in Section 7.1(a).

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their Subsidiaries shall not be considered Subsidiaries of Parent.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax” or “Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Unaffiliated Unitholder Approval” has the meaning set forth in Section 7.1(a).

“Unit” has the meaning set forth in the Partnership Agreement.

“Unitholder” has the meaning set forth in the Partnership Agreement.

Section 1.2.    Interpretation.

Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)    the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f)    a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)    all references to prices, values or monetary amounts refer to United States dollars;

(h)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)    this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(j)    each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(k)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l)    any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(m)    the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(n)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o)    all references to days mean calendar days unless otherwise provided; and

(p)    all references to time mean Houston, Texas time.

ARTICLE II

The Merger

Section 2.1.    The Merger and Surviving Entity.

Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2.    Closing.

Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002 at 10:00 A.M., Houston,

Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3.    Effective Time.

Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4.    Effects of the Merger.

The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the Surviving Entity, all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity and all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity.

Section 2.5.    Organizational Documents of the Surviving Entity.

At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

Section 2.6.    Admission as Partner.

At the Effective Time, (a) by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, Parent is hereby admitted as a limited partner of the Partnership, (b) Parent and CEG will hold all limited partner interests in the Partnership, (c) Partnership GP shall continue as the general partner of the Partnership and (d) the Partnership shall continue without dissolution.

ARTICLE III

Merger Consideration; Exchange Procedures

Section 3.1.    Merger Consideration.

Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent securities or Partnership securities:

(a)    Conversion of Common Units. Subject to Section 3.1(d) and Section 3.4, each Common Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive

(i) $17.00 per Common Unit in cash without any interest thereon plus (ii) an additional amount of cash per Common Unit without any interest thereon equal to the product of (x) the number of days from and including the first day of the quarter in which the Closing occurs through and including the Closing Date multiplied by (y) $0.00217 per Common Unit (a daily distribution rate equal to the quotient of $0.1975 divided by 91), plus (iii) an amount equal to $0.1975 per Common Unit in cash without any interest thereon if the record date for the Partnership’s quarterly cash distribution with respect to the quarter immediately preceding the quarter in which the Closing occurs shall not have occurred prior to the Effective Time (collectively, the “Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c), without interest.

(b)    Issuance of Common Units to Parent. In consideration for the deposit of the Exchange Fund by or on behalf of Parent with the Paying Agent for the payment of the Merger Consideration, the Surviving Entity shall issue to Parent a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).

(c)    Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one Common Unit of the Surviving Entity. At the Effective Time, the books and records of the Partnership shall be revised to reflect that all limited partners of the Partnership immediately prior to the Effective Time (other than CEG) cease to be limited partners of the Partnership pursuant to this Agreement and that Parent and CEG are the only limited partners of the Partnership.

(d)    Treatment of Partnership Owned Units and Parent Owned Partnership Interests. Any Partnership Interests (other than the General Partner Interest, the Subordinated Units and the Incentive Distribution Rights) that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership, and any Partnership Interests (other than the General Partner Interest, the Subordinated Units and the Incentive Distribution Rights) owned immediately prior to the Effective Time by Parent or any Affiliate of Parent will be automatically cancelled and will cease to exist. No consideration will be delivered in exchange for such cancelled Partnership Interests.

(e)    General Partner Interest Unaffected. The General Partner Interest issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding.

(f)    Treatment of Incentive Distribution Rights and Subordinated Units.

(i)    The Incentive Distribution Rights issued and outstanding as of immediately prior to the Effective Time, which are owned by CEG, shall be unchanged and remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof.

(ii)    The Subordinated Units issued and outstanding as of immediately prior to the Effective Time, which are owned by CEG, shall be unchanged and remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof.

(g)    Distributions. To the extent applicable, holders of Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that may have been declared by Partnership GP or made by the

Partnership with respect to such Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions by the Partnership are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders of Units, as applicable. To the extent applicable, holders of Units prior to the Effective Time shall have no rights to any distribution with respect to such Units with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units prior to the Effective Time and which remains unpaid as of the Effective Time.

Section 3.2.    Surrender of Common Units.

(a)    Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As promptly as practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Unit (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) to the Paying Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b)    Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the due surrender of the Certificated Units (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Section 3.2(i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c)    Exchange. Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d)    Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the Partnership GP shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Common Units represented by such Certificated Unit as contemplated by this Article III.

(h)    Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units or Partnership Phantom Units in respect of whom such withholding was made.

(i)    Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Partnership Unaffiliated Unitholders pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3.    Treatment of Partnership Phantom Units; Termination of Partnership Equity Plan.

(a)    As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Partnership Long-Term Incentive Plan) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law and the Partnership Long-Term Incentive Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3. Immediately prior to the Effective Time, all awards of the Partnership Phantom Units outstanding immediately prior to the Effective Time shall receive immediate and full acceleration of vesting. Each holder of a Partnership Phantom Unit will receive from the Partnership an amount equal to the Merger Consideration with respect to each Partnership Phantom Unit that becomes vested pursuant to this Section 3.3(a). In the event that the Partnership Phantom Units vesting pursuant to this Section 3.3(a) have distribution equivalent rights (“DERs”) that are outstanding immediately prior to the Effective Time, such DERs will be settled in a lump sum cash payment by the Partnership to each applicable holder in accordance with the payment terms of the applicable award agreements governing the underlying Partnership Phantom Units and consistent with past practice.

(b)    Prior to the Effective Time, the Partnership and Partnership GP shall take all actions necessary to terminate the Partnership Long-Term Incentive Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Long-Term Incentive Plan shall be terminated and no equity awards or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder.

(c)    As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statement filed by the Partnership on February  11, 2015, deregistering all Common Units thereunder.

Section 3.4.     Adjustments.

Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated hereby prior to such event.

Section 3.5.    No Dissenters’ Rights.

No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV

Representations and Warranties of the Partnership and the Partnership GP

The Partnership and the Partnership GP each represent and warrant to Parent as follows:

Section 4.1.    Authority.

(a)    Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Partnership Unitholder Approvals and the Subordinated Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation by the Partnership and the Partnership GP of the transactions contemplated hereby, have been duly authorized by the GP Board and approved by each of the sole member of the Partnership

GP, the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approvals and the Subordinated Unitholder Approval, no other entity action on the part of the Partnership or the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against each of the Partnership and the Partnership GP in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Law of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)    The GP Conflicts Committee, at a meeting duly called and held, has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners. Such action by the GP Conflicts Committee described in clause (ii) above constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated hereby under the Partnership Agreement.

(c)    The GP Board (acting based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement to a vote of the Limited Partners and (iv) recommended, and resolved to recommend, approval of this Agreement by the Limited Partners. The GP Board has authorized the CEG Consent pursuant to Section 13.11 of the Partnership Agreement.

Section 4.2.    Opinion of Financial Advisor.

The GP Conflicts Committee has received the opinion of Jefferies LLC (the “Partnership Financial Advisor”), dated as of November 1, 2016, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the portion of the Merger Consideration described in clause (i) of Section 3.1(a) to be received by the Partnership Unaffiliated Unitholders pursuant to this Agreement, is fair from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders (the “Partnership Fairness Opinion”). The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.

Section 4.3.    Brokers and Other Advisors.

Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 4.4.    No Other Representations or Warranties.

Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any other express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

Representations and Warranties of Parent and Merger Sub

As an inducement for the Partnership to enter into this Agreement, Parent and Merger Sub each hereby represent and warrant to the Partnership as follows:

Section 5.1.    Organization, Standing and Corporate Power.

Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Parent has made available to the Partnership prior to the execution of this Agreement a true and complete copy of the organizational documents of Parent (the “Parent Organizational Documents”) and the comparable organizational documents of Merger Sub, in each case, as in effect as of the date of this Agreement.

Section 5.2.    Operations and Ownership of Merger Sub.

All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent and all of the issued and outstanding equity interests of CEG are beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3.    Ownership of Partnership Units.

Parent and its Subsidiaries, taken together, are the beneficial owners of (and CEG is the sole record owner of) 46,811,398 Subordinated Units, which represent (i) all outstanding Subordinated Units and (ii) all Units held of record or beneficially by Parent or any of its Subsidiaries.

Section 5.4.    Authority; Noncontravention.

(a)    Each of Parent and Merger Sub has all requisite corporate, limited liability company or other applicable entity power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Partnership and the Partnership GP, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Parent Board has duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger and the CEG Consent, and Parent, as sole member of Merger Sub and CEG, has duly and validly adopted resolutions (i) declaring that it is in the best interests of Merger Sub that Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, (ii) approving and recommending that CEG execute and deliver the CEG Consent and (iii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger and the CEG Consent, which resolutions of Parent and Merger Sub, in each case, have not been rescinded, modified or withdrawn in any way. The board of directors of TransCanada Corporation, the indirect ultimate parent of each of Parent and Merger Sub, has duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, which resolutions of TransCanada Corporation have not been rescinded, modified or withdrawn in any way.

(b)    The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the comparable organizational documents of any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

(c)    Contemporaneously with the execution of this Agreement, CEG has executed and delivered the CEG Consent.

Section 5.5.    Governmental Approvals.

No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a) any filings required or advisable under any applicable foreign antitrust or competition Law, (b) the filing with the SEC of such reports under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing of a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the Partnership Unitholder Approvals and the transactions contemplated hereby (as amended or supplemented, the “Schedule 13E-3”), (e) any filings required under the rules and regulations of the NYSE, (f) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.4 and (g) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

Section 5.6.    Legal Proceedings.

Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (a) there is no Proceeding pending or, to the knowledge of Parent, threatened against, or, to the knowledge of Parent, any pending or threatened material governmental or regulatory investigation of, Parent or any of its Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the knowledge of Parent, threatened to be imposed, against Parent or any of its Subsidiaries.

Section 5.7.    Access to Information.

Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.8.    Information Supplied.

None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.9.    Brokers and Other Advisors.

Except for Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by Parent or an Affiliate thereof, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.10.    Available Funds.

At the Effective Time, Parent will have available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration.

Section 5.11.    No Other Representations or Warranties.

Except for the representations and warranties contained in this Article V, the Partnership acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to, Parent or Merger Sub or with respect to any other information provided to the Partnership. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership (including their respective Representatives), or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership and the Partnership GP in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

Additional Covenants and Agreements

Section 6.1.    Preparation of the Partnership Proxy Statement and Schedule 13E-3; Equityholder Meeting.

(a)    As promptly as practicable following the date of this Agreement, the Partnership and Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and the Partnership and Parent shall prepare and the Partnership shall file with the SEC the Partnership Proxy Statement. Each of the Partnership and Parent shall use its commercially reasonable efforts to cause the Partnership Proxy Statement to be mailed to the Limited Partners as promptly as practicable after the date of this Agreement. Each of Parent, Merger Sub, the Partnership and the Partnership GP shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth in the Partnership Proxy Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Partnership Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Proxy Statement, the Schedule 13E-3 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with Parent’s and Merger Sub’s cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the

SEC or the staff of the SEC concerning the Partnership Proxy Statement as promptly as reasonably practicable and shall respond (with the cooperation of, and after consultation with, each other as provided by this Section 6.1) as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Proxy Statement or the Schedule 13E-3 will be made by the Partnership or Parent and Merger Sub, as applicable, without providing the Partnership or Parent and Merger Sub, as applicable, a reasonable opportunity to review and comment thereon, which comments the Partnership or Parent and Merger Sub, as applicable, shall consider and implement in good faith.

(b)    The Partnership shall, with Parent’s and Merger Sub’s cooperation, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Limited Partners, including any postponements, adjournments or recesses thereof (the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approvals and, if necessary, the Subordinated Unitholder Approval. Subject to Section 6.3, the Partnership shall, through the GP Board, recommend to the Limited Partners approval of this Agreement (collectively, the “Partnership Board Recommendation”) and use reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approvals. The Partnership Proxy Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification by the GP Conflicts Committee of the Partnership Board Recommendation or the GP Conflicts Committee’s or the GP Board’s approval of this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approvals, (B) for the absence of quorum, (C) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the GP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Limited Partners prior to the Partnership Unitholder Meeting and (D) if the Partnership has delivered any notice contemplated by Section 6.3(b) and the time periods contemplated by Section 6.3(b) have not expired; provided, however, that in each case, the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting to a date after the date that is two Business Days prior to the Outside Date.

(c)    Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership, with Parent’s and Merger Sub’s cooperation, shall submit this Agreement to the Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

Section 6.2.    Conduct of Business.

Except (i) as provided in this Agreement, (ii) as required by applicable Law, (iii) as provided in any Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights of Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement)), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall not, and shall cause each of their respective Subsidiaries not to, and Parent shall not cause Partnership or Partnership GP to:

(a)    (i) (A) conduct its business and the business of its Subsidiaries other than in the ordinary course, or (B) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of clause (A) or (B) that could not reasonably be expected to have a material adverse effect on the Partnership or (ii) take any action that could reasonably be expected to have a material adverse effect on the Partnership, or materially delay any approvals required for, or the consummation of, the transactions contemplated hereby;

(b)    other than annual compensatory equity awards granted to non-employee directors of the GP Board in the ordinary course, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights outstanding as of the date of this Agreement, if any) or any additional Rights or (ii) enter into any agreement with respect to the foregoing, in each case which would materially adversely affect its ability to consummate the transactions contemplated hereby;

(c)    (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by the Partnership Long-Term Incentive Plan;

(d)    (i) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business (including distributions permitted under Section 6.2(e)), (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice or (iii) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(e)    make or declare dividends or distributions to the holders of any units of or other equity interests in the Partnership, in each case other than as provided pursuant to Section 6.18;

(f)    amend the Partnership Agreement, as in effect on the date of this Agreement;

(g)    enter into any Material Contract, except as would not have a material adverse effect on the Partnership and as would not be materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole;

(h)    modify, amend, terminate or assign, or waive or assign any rights under, any Material Contract in a manner which is materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole, or which would have a material adverse effect on the Partnership;

(i)    waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, that (i) is material to the Partnership and its Subsidiaries, taken as a whole, or (ii) is a claim, action or proceeding relating to the transactions contemplated hereby;

(j)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or other applicable regulatory authorities;

(k)    (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material Proceeding relating to Taxes or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(l)    other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany money pool arrangements, or (ii) create any Lien on its property or the property of its Subsidiaries to secure indebtedness;

(m)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(n)    knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger or (iv) a material violation of any provision of this Agreement; or

(o)    agree or commit to do anything prohibited by clauses (a) through (n) of this Section 6.2.

Section 6.3.    Partnership Adverse Recommendation Change.

(a)    Except as permitted by this Section 6.3, the Partnership and the Partnership GP shall not, and shall cause their respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or (ii) fail to include the Partnership Board Recommendation in the Partnership Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s or the Partnership GP’s Subsidiaries, or the Partnership’s or the Partnership GP’s Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 6.3 by the Partnership and the Partnership GP.

(b)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approvals, and subject to compliance in all material respects with this Section 6.3(b), the GP Conflicts Committee may make a Partnership Adverse Recommendation Change if the GP Conflicts Committee determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be adverse to the interests of the Partnership Unaffiliated Unitholders or would otherwise be a breach of its duties under the Partnership Agreement and applicable Law, provided, however, that the GP Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i)    the GP Conflicts Committee has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least five days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five days prior to the Partnership Unitholder Meeting, in which case the GP Conflicts Committee shall provide as much notice as is practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii)    during the Partnership Notice Period, the GP Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be adverse to the interests of the Partnership Unaffiliated Unitholders or would not otherwise be a breach of its duties under the Partnership Agreement and applicable Law, provided, however, that the GP Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make a Partnership Adverse Recommendation Change.

Section 6.4.    Consummation of the Merger.

(a)    Subject to the terms and conditions of this Agreement, Parent, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.

(b)    Until the Effective Time or the earlier termination of this Agreement, Parent shall not recommend or direct CEG to (i) amend, modify, revoke or supplement the CEG Consent, or (ii) directly or indirectly (A) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise), any Subordinated Units, (B) deposit any Subordinated Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto other than, and that is inconsistent with, this Section 6.4(b), or (C) agree (regardless of whether in writing) to take any of the actions referred to in the foregoing clauses (A) or (B). In addition, Parent shall not at any time on or before the Effective Time or the earlier termination of this Agreement, directly or indirectly, by merger or otherwise, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of, any equity or other ownership interest in CEG.

(c)    Until the Effective Time or the earlier termination of this Agreement, Parent will not, and will not recommend or direct any of its Subsidiaries to, acquire record or beneficial ownership of any additional Units.

Section 6.5.    Public Announcements.

The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other party with respect to a public announcement in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee under Section 6.3; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the Partnership GP in compliance with this Section 6.5.

Section 6.6.    Access to Information.

Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.

Section 6.7.    Indemnification and Insurance.

(a)    From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against Parent and the Partnership GP and their respective successors and assigns.

(b)    Parent shall maintain in effect for six years from the Effective Time Parent’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that Parent may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 250% of current annual premiums paid by Parent for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, Parent would be required to expend more than the Maximum Amount, Parent shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 6.7(b), Parent may (but shall be under no obligation to), prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(c)    The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent or the Partnership GP shall assume the obligations of Parent and the Partnership GP set forth in this Section 6.7.

Section 6.8.    Fees and Expenses.

Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the preparation, printing, filing and mailing of the Partnership Proxy Statement and Schedule 13E-3.

Section 6.9.    Section 16 Matters.

Prior to the Effective Time, the Partnership shall, with Parent’s and Merger Sub’s cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10.    Termination of Trading and Deregistration.

The Partnership will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 6.11.    GP Conflicts Committee.

Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12.    Performance by Partnership GP.

Parent shall cause the Partnership GP to cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the Partnership GP and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent or its Representatives.

Section 6.13.    Tax Matters.

For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger as a sale of Common Units by each Partnership Unaffiliated Unitholder to Parent for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.14.    Takeover Statutes.

The Partnership, the Partnership GP and Parent shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Law on the transaction.

Section 6.15.    No Rights Triggered.

The Partnership and the Partnership GP shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related thereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.

Section 6.16.    Notification of Certain Matters.

Each of the Partnership, the Partnership GP and Parent shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any material adverse effect on the Partnership or prevent, materially delay or impair the ability of such party to consummate the Merger or comply with its respective obligations under this Agreement or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a material adverse effect on the Partnership or (ii) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a material adverse effect on the Partnership.

Section 6.17.    Transaction Litigation.

The Partnership shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, the Partnership GP or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.18.    Distributions.

Until the Effective Time or the earlier termination of this Agreement, Parent shall, subject to compliance with applicable law, cause the Partnership GP to declare, and the Partnership to pay, regular quarterly cash distributions to Unitholders at the quarterly per unit distribution rate of $0.1975, with the declaration date and record date for each quarterly distribution to occur no later than 30 days and 42 days, respectively, after the end of each fiscal quarter.

ARTICLE VII

Conditions Precedent

Section 7.1.    Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Partnership Unitholder Approvals. The affirmative vote or consent in favor of the approval of this Agreement of (i) the majority of the Outstanding Common Units, voting as a class (the “Common Unitholder Approval”), (ii) the majority of the Outstanding Common Units held by the Partnership Unaffiliated Unitholders (the “Unaffiliated Unitholder Approval”) and (iii) the majority of the Subordinated Units, voting as a class (the “Subordinated Unitholder Approval”), in each case as of the record date for the Partnership Unitholder Meeting shall have been obtained in accordance with applicable Law and the Organizational Documents of the Partnership.

(b)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

Section 7.2.    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Partnership and the Partnership GP set forth herein shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

(b)    Performance of Obligations of the Partnership and Partnership GP. The Partnership and the Partnership GP shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

Section 7.3.    Conditions to Obligation of the Partnership to Effect the Merger.

The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent set forth herein shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4.    Frustration of Closing Conditions.

(a)    Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b)    Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII

Termination

Section 8.1.    Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)    by the mutual written consent of the Partnership and Parent duly authorized by the Parent Board and the GP Conflicts Committee.

(b)    by either of the Partnership or Parent:

(i)    if the Closing shall not have been consummated on or before August 1, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to (A) the Partnership or Parent if the failure to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP, and in the case of Parent, Parent or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) the Partnership or Parent if in the case of Parent, the Partnership or the Partnership GP, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8);

(ii)    if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent or Merger Sub, to perform in all material respects any of its obligations under this Agreement; or

(iii)    if the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approvals shall not have been obtained.

(c)    by Parent:

(i)    if a Partnership Adverse Recommendation Change shall have occurred; or

(ii)    if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within the earlier of (x) 30 days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)    by the Partnership if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2.    Effect of Termination.

In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.17, Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Merger Sub or the Partnership and the Partnership GP or their respective directors, officers and Affiliates, provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expenses or the Partnership Expenses, in each case if, as and when required pursuant to Section 8.3 or (b) any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement; provided, however, that in the event of a party’s intentional and material breach of this Agreement or intentional fraud, then the other applicable party or parties shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). For the avoidance of doubt, there shall be no liability on the part of the Partnership GP or the Partnership if this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) other than the payment of expenses pursuant to Section 8.3(b). Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the proviso of the first sentence of this Section 8.2 for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 8.3.    Expenses.

(a)    If this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(iii) (No Partnership Unitholder Approvals), and prior to the Partnership Unitholder Meeting a Partnership Adverse Recommendation Change shall have occurred, the Partnership shall pay to Parent the Parent Expenses, and such payment shall be made within two Business Days after such termination.

(b)    If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change) or Section 8.1(c)(ii) (Partnership Terminable Breach), the Partnership shall pay to Parent the Parent Expenses concurrently with such termination.

(c)    If this Agreement is validly terminated by the Partnership pursuant to Section 8.1(d) (Parent Terminable Breach), Parent shall pay to the Partnership the Partnership Expenses concurrently with such termination.

(d)    Any payment of Parent Expenses or Partnership Expenses shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment thereof.

ARTICLE IX

Miscellaneous

Section 9.1.    No Survival, Etc..

The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8 and Section 6.17 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2.    Amendment or Supplement.

At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approvals, by written agreement of the parties hereto, by action taken or authorized by the Parent Board and the GP Board; provided, however, that this Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the GP Conflicts Committee; provided, however, that following receipt of the Partnership Unitholder Approvals, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent or agreement of the Partnership or Partnership GP is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent or agreement must be authorized by the GP Conflicts Committee and such action shall not require approval of the holders of Common Units.

Section 9.3.    Extension of Time, Waiver, Etc..

At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither the Partnership nor the Partnership GP shall take or authorize any such action without the prior approval of the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4.    Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5.    Counterparts.

This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6.    Entire Understanding; No Third-Party Beneficiaries.

This Agreement and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.11 and (ii) the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 9.11 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the parties hereto in accordance with Section 9.3(b) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise)

and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purpose referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(b)    EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8.    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.9.    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Sub, to:

Columbia Pipeline Group, Inc.

5151 San Felipe St, Suite 2500

Houston, TX 77056

Attention: Jon A. Dobson

Facsimile: (832) 320-6201

with copies (which shall not constitute notice) to:

TransCanada Corporation

450 – 1st Street SW

Calgary, Alberta T2P 5H1

Canada

Attention: Christine R. Johnston

Facsimile: (403) 920-2467

Email: christine_johnston@transcanada.com

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Gillian A. Hobson, Esq. and Shaun J. Mathew, Esq.

Email: ghobson@velaw.com and smathew@velaw.com

If to the Partnership or the Partnership GP, to:

Columbia Pipeline Partners LP

5151 San Felipe St., Suite 2500

Houston, Texas 77056

Attention: Gabe Nwuli

Facsimile: (713) 386-3490

Email: ugochkwu_nwuli@transcanada.com

with copies (which shall not constitute notice) to:

GP Conflicts Committee

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana, 44th Floor

Houston, Texas 77002

Attention: John Goodgame

Facsimile: (713) 236-0822

Email: jgoodgame@akingump.com

Potter Anderson & Corroon LLP

1313 North Market Street

P.O. Box 951

Wilmington, Delaware 19899

Attention: Thomas Mullen

Facsimile: (302) 658-1192

Email: tmullen@potteranderson.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y)  on the date five Business Days after dispatch by certified or registered mail.

Section 9.10.     Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11.    Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 9.11 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

COLUMBIA PIPELINE GROUP, INC.

By:	/s/ Stanley Chapman III
Name:	Stanley Chapman III
Title:	President

By:	/s/ Christine Johnson
Name:	Christine Johnson
Title:	Vice-President & Assistant Secretary

MERGER SUB:

PONY MERGER SUB LLC

By:	/s/ Jon A. Dobson
Name:	Jon A. Dobson
Title:	Corporate Secretary

By:	/s/ U. Gabriel Nwuli
Name:	U. Gabriel Nwuli
Title:	Assistant Corporate Secretary

PARTNERSHIP:

COLUMBIA PIPELINE PARTNERS LP

By:	CPP GP LLC, its general partner

By:	/s/ Stanley Chapman III
Name:	Stanley Chapman III
Title:	President

By:	/s/ U. Gabriel Nwuli
Name:	U. Gabriel Nwuli
Title:	Assistant Corporate Secretary

PARTNERSHIP GP:

CPP GP LLC

By:	/s/ Stanley Chapman III
Name:	Stanley Chapman III
Title:	President

By:	/s/ U. Gabriel Nwuli
Name:	U. Gabriel Nwuli
Title:	Assistant Corporate Secretary

[SIGNATURE PAGE TO THE

AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

IRREVOCABLE UNANIMOUS WRITTEN CONSENT OF THE

SOLE SUBORDINATED UNITHOLDER OF

COLUMBIA PIPELINE PARTNERS LP

November 1, 2016

The undersigned, Columbia Energy Group, a Delaware corporation (the “Subordinated Unitholder”), being a limited partner of Columbia Pipeline Partners LP, a Delaware limited partnership (the “Partnership”), holding all of the issued and outstanding Subordinated Units (collectively, the “Subordinated Units”) of the Partnership, waiving all notice requirements and in lieu of any special meeting of the limited partners of the Partnership, in accordance with Section 13.11 of the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) and Section 17-302(e) of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), hereby consents to, approves and adopts, by this unanimous written consent, the following resolutions. All capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement (as defined below).

WHEREAS, on November 1, 2016, the Partnership entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Partnership, Columbia Pipeline Group, Inc., a Delaware corporation (“Parent”), Pony Merger Sub LLC, a Delaware limited liability company and a Subsidiary of Parent (“Merger Sub”), and CPP GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”), pursuant to which Merger Sub will merge with and into the Partnership (the “Merger”), with the Partnership as the surviving entity;

WHEREAS, Section 7.1(a)(iii) of the Merger Agreement requires that the Merger Agreement be approved by the affirmative vote or consent of the holders of a majority of the Subordinated Units, voting as a class (the “Subordinated Unitholder Approval”), on or prior to the Closing Date;

WHEREAS, pursuant to Section 6.4(b)(i) of the Merger Agreement, Parent has agreed, until the Effective Time (as defined in the Merger Agreement) or the earlier termination of the Merger Agreement, not to recommend or direct the Subordinated Unitholder to amend, modify, revoke or supplement this unanimous written consent;

WHEREAS, the Conflicts Committee of the Board of Directors of Partnership GP (the “GP Conflicts Committee”) has (i) determined that each of the Merger, the Merger Agreement and the transactions contemplated thereby is fair and reasonable to and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) recommended that the Board of Directors of the Partnership GP (the “GP Board”) approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iv) recommended that the GP Board submit the Merger Agreement to a vote of the Limited Partners and recommend approval of the Merger Agreement by the Limited Partners;

WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that each of the Merger, the Merger Agreement and the transactions contemplated thereby is fair and reasonable to and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to submit the Merger Agreement to a vote of the Limited Partners and (iv) recommended, and resolved to recommend, approval of the Merger Agreement by the Limited Partners;

WHEREAS, the Subordinated Unitholder, on behalf of and in its capacity as sole member of the Partnership GP, (i) has determined that the Merger is fair and reasonable to and in the best interests of the Partnership GP, the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership and (ii) desires to approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; and

WHEREAS, the Partnership GP has authorized this unanimous written consent pursuant to Section 13.11 of the Partnership Agreement.

NOW, THEREFORE, IT IS HEREBY RESOLVED, that, in accordance with Section 13.11 and Section 14.3(a) of the Partnership Agreement, the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby approved;

FURTHER RESOLVED, that all acts and deeds previously performed by the GP Board or the GP Conflicts Committee prior to the date hereof in relation to the Merger Agreement and the transactions contemplated thereby, including the Merger be, and they hereby are, ratified by the Subordinated Unitholder;

FURTHER RESOLVED, that, without limitation to the immediate effectiveness of the preceding resolutions and the irrevocability of this unanimous written consent pursuant to the following resolutions, to the extent that the record date with respect to the Subordinated Unitholder Approval shall be as of the record date for the Partnership Unitholder Meeting (as defined in the Merger Agreement) pursuant to Section 7.1(a) of the Merger Agreement or as of any other record date after the date hereof (any such record date being referred to herein as the “Record Date”), then in addition to being effective for all purposes as of the date hereof, this unanimous written consent shall become effective as of the Record Date; and

FURTHER RESOLVED, that this unanimous written consent is given as a condition of the Merger Agreement and as such is coupled with an interest and is irrevocable, and shall remain in full force and effect and be enforceable against any donee, transferee or assignee of the Subordinated Units, provided only that in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, the Subordinated Unitholder may amend, modify, revoke or supplement this unanimous written consent.

IN WITNESS WHEREOF, the undersigned Subordinated Unitholder has approved, consented to and adopted this unanimous written consent as of the date first above written.

COLUMBIA ENERGY GROUP

By:	/s/ Stanley Chapman III
Name:	Stanley Chapman III
Title:	President

ANNEX B: OPINION OF JEFFERIES LLC

PRIVILEGED AND CONFIDENTIAL November 1, 2016 The Conflicts Committee of the Board of Directors of CPP GP LLC 5151 San Felipe, Suite 2500 Houston, TX 77056	Jefferies LLC Three Allen Center 333 Clay Street, Suite 1000 Houston, TX 77002 tel 281.774.2000 Jefferies.com

Members of the Committee:

We understand that Columbia Pipeline Group, Inc., a Delaware corporation (“Parent”), Pony Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Columbia Pipeline Partners LP, a Delaware limited partnership (the “Partnership”), and CPP GP LLC, a Delaware limited liability company and the general partner of the Partnership (“GP”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Partnership (the “Merger”) in a transaction in which each Common Unit (as defined in the Merger Agreement) of the Partnership (the “Common Units”) will be converted into the right to receive $17.00 per Common Unit in cash without interest (the “Consideration”) plus an additional amount per Common Unit in connection with quarterly distributions, as described further in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the Partnership Unaffiliated Unitholders (as defined in the Merger Agreement) pursuant to the Merger Agreement is fair, from a financial point of view, to the Partnership and such holders.

In arriving at our opinion, we have, among other things:

i.	reviewed a draft dated October 31, 2016 of the Merger Agreement;

ii.	reviewed certain publicly available financial and other information about the Partnership;

iii.	reviewed certain information furnished to us by the management of Parent and the Partnership, including financial forecasts and analyses, relating to the business, operations and prospects of the Partnership;

iv.	held discussions with members of senior management of the Partnership concerning the matters described in clauses (ii) and (iii) above;

v.	reviewed the unit trading price history and valuation multiples for the Common Units and compared them with those of certain publicly traded companies and partnerships that we deemed relevant;

vi.	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

vii.	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Partnership or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of the Partnership and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Partnership, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Partnership has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Partnership as to the future financial performance of the Partnership. We express no opinion as to the Partnership’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Partnership, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Partnership and the Board of Directors of GP, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Partnership and its unit holders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Units. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Partnership, GP, Parent or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Conflicts Committee of the Board of Directors of GP (the “Conflicts Committee”) in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Partnership, nor does it address the underlying business decision by GP or the Partnership to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of Common Units should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Partnership, other than the Partnership Unaffiliated Unitholders. We express no opinion as to the price at which Common Units will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of GP’s or the Partnership’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of Common Units. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by the Conflicts Committee to act as financial advisor to the Conflicts Committee in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion. We also will be reimbursed for expenses incurred. The Partnership has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. Except as previously disclosed to the Conflicts Committee, we have not, in the past two years, provided financial advisory and financing services to the Partnership, GP or Parent. We do not currently maintain a market in the securities of the Partnership or Parent, but in the ordinary course of our business, we and our affiliates may trade or hold securities of the Partnership or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Partnership, Parent or entities that are affiliated with the Partnership or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Conflicts Committee, our opinion may not be used or referred to by the Partnership, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the Partnership Unaffiliated Unitholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders.

Very truly yours,

/s/ JEFFERIES LLC

JEFFERIES LLC

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

IMPORTANT SPECIAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by , Central Time , on .
Vote by Internet

• Go to www.investorvote.com/CPPL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Special Meeting Proxy Card

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposal — The Board of Directors recommends a vote FOR the Merger Proposal.

	For	Against	Abstain
Proposal to approve the Agreement and Plan of Merger dated as of November 1, 2016, by and among Columbia Pipeline Group, Inc., Pony Merger Sub LLC, Columbia Pipeline Partners LP and CPP GP LLC, and the transactions contemplated thereby, including the merger.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — COLUMBIA PIPELINE PARTNERS LP

SPECIAL MEETING OF UNITHOLDERS - ON             ,         AT         , LOCAL TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CPP GP LLC

The undersigned unitholder of Columbia Pipeline Partners LP, a Delaware limited partnership (“CPPL”), hereby acknowledges receipt of the Notice of the Special Meeting of Unitholders and the proxy statement of which such notice forms a part (the “Proxy Statement”), and hereby authorizes and appoints                      and                      and each of them, as agents, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Unitholders of CPPL (the “Special Meeting”), to be held on                      at         , local time, at          and at any adjournment or postponement thereof, and to vote as specified in this Proxy all common units that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. In accordance with their discretion, the proxies and attorneys-in-fact are also authorized to vote upon such other matters and issues as may properly come before the Special Meeting or any adjournment thereof.

A majority of such attorneys and substitutes as shall be present and shall act at the Special Meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

If you would like to attend the Special Meeting, you must obtain an admission ticket in advance as described in more detail in the Proxy Statement.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the Merger Proposal, and as the persons appointed as proxies deem advisable on such other matters as may come before the Special Meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Special Meeting or any adjournment or postponement thereof.